Exhibit 4.3

Dated 23 May 2022

Up to US$125,670,000

TERM LOAN FACILITY

NELLMARE MARINE LTD

and
ANASSA NAVIGATION S.A.

as joint and several Borrowers and Hedge Guarantors

and

OKEANIS ECO TANKERS CORP.

as Corporate Guarantor

and

NATIONAL BANK OF GREECE S.A.

as Original Lender

FACILITY AGREEMENT

relating to

the (a) refinancing of existing indebtedness secured over

m.t. "NISSOS DONOUSSA" and m.t. "NISSOS KYTHNOS" and

(b) providing liquidity to the Borrowers and the Corporate Guarantor

Index

Clause		Page

Section 1 Interpretation		2
1	Definitions and Interpretation	2
Section 2 The Facility		26
2	The Facility	26
3	Purpose	26
4	Conditions of Utilisation	27
Section 3 Utilisation		29
5	Utilisation	29
Section 4 Repayment, Prepayment and Cancellation		31
6	Repayment	31
7	Prepayment and Cancellation	31
Section 5 Costs of Utilisation		34
8	Interest	34
9	Interest Periods	37
10	Changes to the Calculation of Interest	39
11	Fees	40
Section 6 Additional Payment Obligations		41
12	Tax Gross Up and Indemnities	41
13	Increased Costs	44
14	Other Indemnities	46
15	Costs and Expenses	48
Section 7 Guarantees and Joint and Several Liability of Borrowers		50
16	Guarantee and Indemnity – Corporate Guarantor	50
17	Joint and Several Liability of the Borrowers	53
18	Guarantee and Indemnity - Hedge Guarantors	54
Section 8 Representations, Undertakings and Events of Default		58
19	Representations	58
20	Information Undertakings	64
21	Financial Covenants	67
22	General Undertakings	69
23	Insurance Undertakings	75
24	General Ship Undertakings	80
25	Security Cover	86
26	Accounts, Application of Earnings and Hedge Receipts	87
27	Events of Default	89
Section 9 The Lender, the Obligors and the Reference Banks		94
28	Changes to the Lender	94
29	Changes to the Transaction Obligors	95
30	The Reference Banks	95
Section 10 Administration		96
31	Payment Mechanics	96
32	Set-Off	98
33	Conduct of Business by the Lender	98
34	Bail-In	98
35	Notices	98
36	Calculations and Certificates	100
37	Partial Invalidity	101

38	Remedies and Waivers	101
39	Entire Agreement	101
40	Settlement or Discharge Conditional	101
41	Irrevocable Payment	102
42	Amendments	102
43	Confidential Information	104
44	Confidentiality of Funding Rates and Reference Bank Quotations	107
45	Counterparts	108
Section 11 Governing Law and Enforcement		109
46	Governing Law	109
47	Enforcement	109

Schedules

Schedule 1 The Parties		110
	Part A The Obligors	110
	Part B The Original Lender	111
Schedule 2 Conditions Precedent		112
	Part A Conditions Precedent to Initial Utilisation Request	112
	Part B Conditions Precedent to Preposisioning of Funds	113
	Part C Conditions Precedent to Release of Prepositioned Funds	114
Schedule 3 Requests		115
	Part A Utilisation Request	115
	Part B Selection Notice	116
Schedule 4 Details of the Ships		117
Schedule 5 form of Compliance Certificate		118
Schedule 6 Timetables		119
Schedule 7 Form of Sustainability Certificate		120

Execution

Execution Pages		121

THIS AGREEMENT is made on 23 May 2022

Parties

(1)	NELLMARE MARINE LTD, a corporation incorporated in the Republic of the Marshall Islands, whose registered address is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960, as a borrower ("Borrower A")

(2)	ANASSA NAVIGATION S.A., a corporation incorporated in the Republic of the Marshall Islands, whose registered address is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960, as a borrower ("Borrower B")

(3)	THE COMPANIES listed in Part A of Schedule 1 (The Parties) as hedge guarantors (the "Hedge Guarantors")

(4)	OKEANIS ECO TANKERS CORP., a corporation incorporated in the Republic of the Marshall Islands, whose registered address is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960, as corporate guarantor (the "Corporate Guarantor")

(5)	NATIONAL BANK OF GREECE S.A., acting through its office at 2 Bouboulinas Street and Akti Miaouli, 185 35 Piraeus, Greece, as lender (the "Original Lender")

Background

(A)	The Original Lender has agreed to make available to the Borrowers a facility in an amount of up to $125,670,000 in two Tranches.

(B)	Each Tranche shall be in an amount not exceeding the lesser of (i) $62,835,000 and (ii) 71 per cent of the Initial Market Value of a Ship and shall be used for the purpose of:

(i)	refinancing the Existing Indebtedness secured on the Ships; and

(ii)	providing liquidity to the Borrowers and the Corporate Guarantor.

(C)	The Lender has agreed to enter into interest rate swap transactions with each Borrower from time to time to hedge that Borrower's exposure under this Agreement to interest rate fluctuations.

Operative Provisions

Section 1

Interpretation

1	Definitions and Interpretation

1.1	Definitions

In this Agreement:

"2002 ISDA Master Agreement" means the 2002 Master Agreement as published by the International Swaps and Derivatives Association, Inc.

"Account Bank" means National Bank of Greece S.A., acting through its shipping office at 2, Bouboulinas Street & Akti Miaouli, Piraeus 18535, Greece, or any replacement bank or other financial institution as may be approved by the Lender.

"Account Security" means a document creating Security over each Retention Account in agreed form.

"Accounts" means the Earnings Accounts and the Retention Accounts.

"Advance" means a borrowing of all or part of a Tranche under this Agreement.

"Affiliate" means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

"Approved Brokers" means any first-class firm or firms of insurance brokers approved in writing by the Lender (in tis sole discretion).

"Approved Classification" means, in relation to a Ship, as at the date of this Agreement, the classification in relation to that Ship specified in Schedule 4 (Details of the Ships) with the Approved Classification Society.

"Approved Classification Society" means, in relation to a Ship, as at the date of this Agreement, the classification society in relation to that Ship specified in Schedule 4 (Details of the Ships) or any other classification society which is a member of the International Association of Classification Societies and is approved in writing by the Lender.

"Approved Commercial Manager" means, in relation to a Ship, as at the date of this Agreement, the manager specified as the approved commercial manager in relation to that Ship in Schedule 4 (Details of the Ships) or any other person approved in writing by the Lender as the commercial manager of that Ship.

"Approved Flag" means, in relation to a Ship, as at the date of this Agreement, the flag in relation to that Ship specified in Schedule 4 (Details of the Ships) or such other flag approved in writing by the Lender.

"Approved Manager" means, in relation to a Ship, the Approved Commercial Manager or the Approved Technical Manager of that Ship.

"Approved Technical Manager" means, in relation to a Ship, as at the date of this Agreement, the manager specified as the approved technical manager in relation to that Ship in Schedule 4 (Details of the Ships) or any other person approved in writing by the Lender as the technical manager of that Ship.

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"Approved Valuer" means any reputable firm or firms of first class independent sale and purchase shipbrokers approved in writing by the Lender.

"Article 55 BRRD" means Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms.

"Assignable Charter" means any Charter in respect of a Ship which has, or is capable of having, a duration equal to or exceeding 12 months or any bareboat charter in respect of that Ship.

"Authorisation" means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation, legalisation or registration.

"Availability Period" means the period from and including the date of this Agreement to and including 30 June 2022.

"Available Facility" means the Commitment minus:

(a)	the amount of the outstanding Loan; and

(b)	in relation to any proposed Utilisation, the amount of any Advance that is due to be made on or before the proposed Utilisation Date.

"Bail-In Action" means the exercise of any Write-down and Conversion Powers.

"Bail-In Legislation" means:

(a)	in relation to an EEA Member Country which has implemented, or which at any time implements Article 55 BRRD, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time;

(b)	in relation to any state other than such an EEA Member Country and the United Kingdom, any analogous law or regulation from time to time which requires contractual recognition of any Write-down and Conversion Powers contained in that law or regulation; and

(c)	in relation to the United Kingdom, the UK Bail-In Legislation.

"Borrower" means Borrower A or Borrower B.

"Break Costs" means the amount (if any) by which:

(a)	the interest which the Lender should have received for the period from the date of receipt of all or any part of the Loan or an Unpaid Sum to the last day of the current Interest Period in relation to the Loan, the relevant part of the Loan or that Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds

(b)	the amount which the Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

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"Business Day" means a day (other than a Saturday or Sunday) on which banks are open for general business in London, New York, Athens and Piraeus, and, in relation to the Release Date of the Advance under Tranche A only, also in Rotterdam and under Tranche B only, also in Zurich.

"Charter" means, in relation to a Ship, any charter relating to that Ship, or other contract for its employment, whether or not already in existence, including, without limitation, any Assignable Charter.

"Charter Guarantee" means any guarantee, bond, letter of credit or other instrument (whether or not already issued) supporting a Charter.

"Charterparty Assignment" means, in relation to any Assignable Charter, the assignment of the rights of the relevant Borrower under such Assignable Charter and under any Charter Guarantee relative thereto, in agreed form.

"Code" means the US Internal Revenue Code of 1986.

"Commercial Management Agreement" means the agreement entered into between a Borrower and the Approved Commercial Manager regarding the commercial management of a Ship.

"Commitment" means $125,670,000, to the extent not cancelled or reduced under this Agreement.

"Compliance Certificate" means a certificate in the form set out in Schedule 5 (Form of Compliance Certificate) or in any other form agreed between the Corporate Guarantor and the Lender.

"Confidential Information" means all information relating to any Transaction Obligor, the Group, the Finance Documents or the Facility of which the Lender becomes aware in its capacity as, or for the purpose of becoming, the Lender or which is received by the Lender in relation to, or for the purpose of becoming the Lender under, the Finance Documents or the Facility from any member of the Group or any of its advisers in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes:

(i)	information that:

(A)	is or becomes public information other than as a direct or indirect result of any breach by the Lender of Clause 43 (Confidential Information); or

(B)	(ii) is identified in writing at the time of delivery as non-confidential by any member of the Group or any of its advisers; or

(C)	(iii) is known by the Lender before the date the information is disclosed to it by any member of the Group or any of its advisers or is lawfully obtained by the Lender after that date, from a source which is, as far as the Lender is aware, unconnected with the Group and which, in either case, as far as the Lender is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality; and

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(b)	any Funding Rate or Reference Bank Quotation.

"Confidentiality Undertaking" means a confidentiality undertaking in substantially the appropriate form recommended by the LMA from time to time or in any other form agreed between the Borrowers and the Lender.

"Deed of Release" means a deed releasing the relevant Existing Security in a form acceptable to the Lender.

"Default" means an Event of Default or a Potential Event of Default.

"Delegate" means any delegate, agent, attorney or co-trustee appointed by the Lender.

"Disruption Event" means either or both of:

(a)	a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties or, if applicable, any Transaction Obligor; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party or, if applicable, any Transaction Obligor preventing that, or any other, Party or, if applicable, any Transaction Obligor:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties or, if applicable, any Transaction Obligor in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party or, if applicable, any Transaction Obligor whose operations are disrupted.

"Document of Compliance" has the meaning given to it in the ISM Code.

"dollars" and "$" mean the lawful currency, for the time being, of the United States of America.

"Earnings" means, in relation to a Ship, all moneys whatsoever which are now, or later become, payable (actually or contingently) to a Borrower or the Lender and which arise out of or in connection with or relate to the use or operation of that Ship, including (but not limited to):

(a)	the following, save to the extent that any of them is, with the prior written consent of the Lender, pooled or shared with any other person:

(i)	all freight, hire and passage moneys including, without limitation, all moneys payable under, arising out of or in connection with a Charter or a Charter Guarantee;

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(ii)	the proceeds of the exercise of any lien on sub-freights;

(iii)	compensation payable to a Borrower or the Lender in the event of requisition of that Ship for hire or use;

(iv)	remuneration for salvage and towage services;

(v)	demurrage and detention moneys;

(vi)	without prejudice to the generality of sub-paragraph (i) above, damages for breach (or payments for variation or termination) of any charterparty or other contract for the employment of that Ship;

(vii)	all moneys which are at any time payable under any Insurances in relation to loss of hire;

(viii)	all monies which are at any time payable to a Borrower in relation to general average contribution; and

(b)	if and whenever that Ship is employed on terms whereby any moneys falling within sub-paragraphs (i) to (viii) of paragraph (a) above are pooled or shared with any other person, that proportion of the net receipts of the relevant pooling or sharing arrangement which is attributable to that Ship.

"Earnings Account" means, in relation to a Borrower:

(a)	an account in the name of that Borrower with the Account Bank designated "Earnings Account";

(b)	any other account in the name of that Borrower with the Account Bank which may, with the prior written consent of the Lender, be opened in the place of the account referred to in paragraph (a) above, irrespective of the number or designation of such replacement account; or

(c)	any sub-account of any account referred to in paragraphs (a) or (b) above.

"EEA Member Country" means any member state of the European Union, Iceland, Liechtenstein and Norway.

"Environmental Approval" means any present or future permit, ruling, variance or other Authorisation required under Environmental Law.

"Environmental Claim" means any claim by any governmental, judicial or regulatory authority or any other person which arises out of an Environmental Incident or an alleged Environmental Incident or which relates to any Environmental Law and, for this purpose, "claim" includes a claim for damages, compensation, contribution, injury, fines, losses and penalties or any other payment of any kind, including in relation to clean-up and removal, whether or not similar to the foregoing; an order or direction to take, or not to take, certain action or to desist from or suspend certain action; and any form of enforcement or regulatory action, including the arrest or attachment of any asset.

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"Environmental Incident" means:

(a)	any release, emission, spill or discharge of Environmentally Sensitive Material whether within a Ship or from a Ship into any other vessel or into or upon the air, water, land or soils (including the seabed) or surface water; or

(b)	any incident in which Environmentally Sensitive Material is released, emitted, spilled or discharged into or upon the air, water, land or soils (including the seabed) or surface water from a vessel other than any Ship and which involves a collision between any Ship and such other vessel or some other incident of navigation or operation, in either case, in connection with which a Ship is actually or potentially liable to be arrested, attached, detained or injuncted and/or a Ship and/or any Transaction Obligor and/or any operator or manager of a Ship is at fault or allegedly at fault or otherwise liable to any legal or administrative action; or

(c)	any other incident in which Environmentally Sensitive Material is released, emitted, spilled or discharged into or upon the air, water, land or soils (including the seabed) or surface water otherwise than from a Ship and in connection with which a Ship is actually or potentially liable to be arrested and/or where any Transaction Obligor and/or any operator or manager of a Ship is at fault or allegedly at fault or otherwise liable to any legal or administrative action, other than in accordance with an Environmental Approval.

"Environmental Law" means any present or future law relating to pollution or protection of human health or the environment, to conditions in the workplace, to the carriage, generation, handling, storage, use, release or spillage of Environmentally Sensitive Material or to actual or threatened releases of Environmentally Sensitive Material.

"Environmentally Sensitive Material" means and includes all contaminants, oil, oil products, toxic substances and any other substance (including any chemical, gas or other hazardous or noxious substance) which is (or is capable of being or becoming) polluting, toxic or hazardous.

"EU Bail-In Legislation Schedule" means the document described as such and published by the LMA from time to time.

"Event of Default" means any event or circumstance specified as such in Clause 27 (Events of Default).

"Existing Bank" means Existing Bank A or Existing Bank B.

"Existing Bank A" means ABN AMRO BANK N.V., acting through its office at Coolsingel 93, 3012 AE, Rotterdam, the Netherlands.

"Existing Bank B" means CREDIT SUISSE AG, acting through its office at St. Alban-Graben 1-3 Basel 4051, Switzerland.

"Existing Facility Agreement" means the Existing Facility Agreement A or the Existing Facility Agreement B.

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"Existing Facility Agreement A" means the facility agreement dated 14 February 2019 and entered into between (inter alios) Borrower A, as borrower, (ii) the Corporate Guarantor as guarantor, (iii) the financial institutions listed in Part B of Schedule 1 therein as original lenders, (iv) the financial institutions listed in Part C of Schedule 1 therein as hedge counterparties, and (ii) Existing Bank A as arranger, facility agent and security agent.

"Existing Facility Agreement B" means the facility agreement dated 19 December 2018 and entered into between (inter alios) Borrower B, as borrower, (ii) the banks and financial institutions listed in Schedule 1 therein as lenders and (ii) Existing Bank B as agent, security trustee and swap bank.

"Existing Indebtedness" means the Existing Indebtedness A or the Existing Indebtedness B.

"Existing Indebtedness A" means, at any date, the principal amount outstanding on that date under the Existing Facility Agreement A, being, as at the date of this Agreement, in the amount of $47,506,000.

"Existing Indebtedness B" means, at any date, the principal amount outstanding on that date under the Existing Facility Agreement B, being, as at the date of this Agreement, in the amount of $49,575,000.

"Existing Security" means the Existing Security A or the Existing Security B.

"Existing Security A" means any Security created to secure the Existing Indebtedness A.

"Existing Security B" means any Security created to secure the Existing Indebtedness B.

"Facility" means the term loan facility made available under this Agreement as described in Clause 2 (The Facility).

"Facility Office" means the office or offices through which the Lender will perform its obligations under this Agreement.

"FATCA" means:

(a)	sections 1471 to 1474 of the Code or any associated regulations;

(b)	any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or

(c)	any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

"FATCA Deduction" means a deduction or withholding from a payment under a Finance Document required by FATCA.

"FATCA Exempt Party" means a Party that is entitled to receive payments free from any FATCA Deduction.

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"Finance Document" means:

(a)	this Agreement;

(b)	each Utilisation Request;

(c)	any Security Document;

(d)	any Hedging Agreement;

(e)	any Subordination Agreement;

(f)	any other document which is executed for the purpose of establishing any priority or subordination arrangement in relation to the Secured Liabilities; or

(g)	any other document designated as such by the Lender and the Borrowers.

"Financial Indebtedness" means any indebtedness for or in relation to:

(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in relation to any lease or hire purchase contract which would, in accordance with IFRS, be treated as a balance sheet liability;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	any amount raised under any other transaction (including any forward sale or purchase agreement) of a type not referred to in any other paragraph of this definition having the commercial effect of a borrowing;

(g)	any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that derivative transaction, that amount) shall be taken into account);

(h)	any counter-indemnity obligation in relation to a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

(i)	the amount of any liability in relation to any guarantee or indemnity for any of the items referred to in paragraphs (a) to (h) above.

"Funding Rate" means any individual rate notified by the Lender to an Obligor pursuant to any Finance Document.

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"General Assignment" means, in relation to a Ship, the general assignment creating Security over:

(a)	that Ship's Earnings, its Insurances and any Requisition Compensation in relation to that Ship; and

(b)	any Charter and any Charter Guarantee in relation to that Ship,

(c)	in agreed form.

"Group" means the Corporate Guarantor and its Subsidiaries from time to time (including, for the avoidance of any doubt, the Borrowers) and "member of the Group" shall be construed accordingly.

"Hedge Receipts" means all moneys whatsoever which are now, or later become, payable (actually or contingently) to a Borrower under a Hedging Agreement.

"Hedging Agreement" means any master agreement, confirmation, transaction, schedule or other agreement in agreed form entered into or to be entered into by a Borrower for the purpose of hedging interest payable under this Agreement.

"Hedging Agreement Security" means, in relation to a Borrower, a hedging agreement security creating Security over that Borrower's rights and interests in any Hedging Agreement, in agreed form.

"Hedging Close-Out Liabilities" means, as at any relevant date, the net aggregate amount in dollars which would be payable by a Borrower under a Hedging Agreement as a result of any termination or closing out under a Hedging Agreement.

"Hedging Prepayment Proceeds" means any Hedge Receipts arising as a result of termination or closing out under a Hedging Agreement.

"Holding Company" means, in relation to a person, any other person in relation to which it is a Subsidiary.

"IFRS" means international accounting standards within the meaning of the IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.

"Indemnified Person" has the meaning given to it in Clause 14.2 (Other indemnities).

"Initial Market Value" means, in relation to each Ship, the Market Value of that Ship calculated in accordance with the valuations relative thereto referred to in paragraph 6.1 of Part A of Schedule 2 (Conditions Precedent to Initial Utilisation Request).

"Insurances" means, in relation to a Ship:

(a)	all policies and contracts of insurance, including entries of that Ship in any protection and indemnity or war risks association, effected in relation to that Ship, that Ship's Earnings or otherwise in relation to that Ship whether before, on or after the date of this Agreement; and

(b)	all rights and other assets relating to, or derived from, any of such policies, contracts or entries, including any rights to a return of premium and any rights in relation to any claim whether or not the relevant policy, contract of insurance or entry has expired on or before the date of this Agreement.

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"Interest Payment Date" has the meaning given to it in paragraph (a) of Clause 8.2 (Payment of interest).

"Interest Period" means, in relation to the Loan or any part of the Loan, each period determined in accordance with Clause 9 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 8.3 (Default interest).

"Interpolated Screen Rate" means, in relation to the Loan or any part of the Loan, the rate (rounded to the same number of decimal places as the two relevant Screen Rates) which results from interpolating on a linear basis between:

(a)	the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the Interest Period of the Loan or that part of the Loan; and

(b)	the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the Interest Period of the Loan or that part of the Loan,

each as of the Specified Time for dollars.

"ISM Code" means the International Safety Management Code for the Safe Operation of Ships and for Pollution Prevention (including the guidelines on its implementation), adopted by the International Maritime Organisation, as the same may be amended or supplemented from time to time.

"ISPS Code" means the International Ship and Port Facility Security (ISPS) Code as adopted by the International Maritime Organization's (IMO) Diplomatic Conference of December 2002, as the same may be amended or supplemented from time to time.

"ISSC" means an International Ship Security Certificate issued under the ISPS Code.

"Lender" means:

(a)	the Original Lender; and

(b)	any bank, financial institution, trust, fund or other entity which has become the Lender in accordance with Clause 28 (Changes to the Lender),

which in each case has not ceased to be a Party in accordance with this Agreement.

"LIBOR" means, in relation to the Loan or any part of the Loan:

(a)	the applicable Screen Rate as of the Specified Time for dollars and for a period equal in length to the Interest Period of the Loan or that part of the Loan; or

(b)	as otherwise determined pursuant to Clause 10.1 (Unavailability of Screen Rate),

and if, in either case, that rate is less than zero, LIBOR shall be deemed to be zero.

"LMA" means the Loan Market Association or any successor organisation.

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"Loan" means the loan to be made available under the Facility or the aggregate principal amount outstanding for the time being of the borrowings under the Facility and a "part of the Loan" means an Advance, a Tranche, a part of a Tranche or any other part of the Loan as the context may require.

"Major Casualty" means, in relation to a Ship, any casualty to that Ship in relation to which the claim or the aggregate of the claims against all insurers, before adjustment for any relevant franchise or deductible, exceeds $1,000,000 or the equivalent in any other currency.

"Management Agreement" means a Technical Management Agreement or a Commercial Management Agreement.

"Manager's Undertaking" means, in relation to a Ship, the letter of undertaking from the Approved Technical Manager and the letter of undertaking from the Approved Commercial Manager subordinating the rights of the Approved Technical Manager and the Approved Commercial Manager respectively against that Ship and each Borrower to the rights of the Lender and, in each case, incorporating an assignment of that Approved Manager's rights in the Insurances of that Ship in favour of the Lender in form and substance acceptable to the Lender.

"Margin" means 2.50 per cent. per annum.

"Market Value" means, in relation to a Ship or any other vessel, at any date, an amount in dollars determined by the Lender as being an amount equal to the market value of that Ship or vessel shown by the average of two or (as the case may be) three valuations, each prepared:

(a)	in respect of the calculation of the Initial Market Value of that Ship, as at a date not more than 15 days previously;

(b)	by an Approved Valuer appointed by and reporting to the Lender;

(c)	with or without physical inspection of that Ship or vessel (as the Lender may require); and

(d)	on the basis of a sale for prompt delivery for cash on normal arm's length commercial terms as between a willing seller and a willing buyer, free of any Charter and any other encumbrances,

provided that, if the two valuations differ by an amount greater than 15 per cent., a third valuation shall be obtained by an Approved Valuer appointed by the Lender, at the Borrowers’ expense and the Market Value of that Ship or other vessel shall be the arithmetic mean of the three valuations obtained.

"Material Adverse Effect" means in the opinion of the Lender a material adverse effect on:

(a)	the business, operations, property, condition (financial or otherwise) or prospects of any member of the Group or the Group as a whole; or

(b)	the ability of any Obligor to perform its/his obligations under any Finance Document; or

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(c)	the validity or enforceability of, or the effectiveness or ranking of any Security granted or intended to be granted pursuant to any of, the Finance Documents or the rights or remedies of the Lender under any of the Finance Documents.

"Month" means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)	(subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The above rules will only apply to the last Month of any period.

"Mortgage" means, in relation to a Ship, a first preferred or, as the case may be, priority ship mortgage on that Ship and, if required pursuant to the laws of the relevant Approved Flag, a deed of covenant collateral thereto, each in agreed form.

"Nominated Family" means, the persons disclosed in writing to the Lenders prior to the date of this Agreement and any of their linear descendants and "members of the Nominated Family" shall be construed accordingly.

"Obligor" means a Borrower, the Corporate Guarantor or a Hedge Guarantor.

"Original Financial Statements" means:

(a)	in relation to each Borrower, the unaudited financial statements of that Borrower for the financial year which ended on 31 December 2021; and

(b)	in relation to the Corporate Guarantor, its audited consolidated financial statements for the financial year which ended on 31 December 2021.

"Original Jurisdiction" means, in relation to an Obligor, the jurisdiction under whose laws that Obligor is incorporated as at the date of this Agreement.

"Overseas Regulations" means the Overseas Companies Regulations 2009 (SI 2009/1801).

"Participating Member State" means any member state of the European Union that has the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

"Party" means a party to this Agreement.

"Permitted Charter" means, in relation to a Ship, a Charter:

(a)	which is a time, voyage or consecutive voyage charter;

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(b)	the duration of which does not exceed and is not capable of exceeding, by virtue of any optional extensions, 12 months plus a redelivery allowance of not more than 30 days;

(c)	which is entered into on bona fide arm's length terms at the time at which that Ship is fixed; and

(d)	in relation to which not more than two months' hire is payable in advance,

and any other Charter which is approved in writing by the Lender.

"Permitted Financial Indebtedness" means:

(a)	any Financial Indebtedness incurred under the Finance Documents;

(b)	until a Utilisation Date, the relevant Existing Indebtedness; and

(c)	any Financial Indebtedness that is subordinated to all Financial Indebtedness incurred under the Finance Documents pursuant to a Subordination Agreement or otherwise and which is, in the case of any such Financial Indebtedness of a Borrower, the subject of Subordinated Debt Security.

"Permitted Security" means:

(a)	Security created by the Finance Documents;

(b)	until a Utilisation Date, the relevant Existing Security;

(c)	liens for unpaid master's and crew's wages in accordance with first class ship ownership and management practice and not being enforced through arrest;

(d)	liens for salvage;

(e)	liens for master's disbursements incurred in the ordinary course of trading in accordance with first class ship ownership and management practice and not being enforced through arrest; and

(f)	any other lien arising by operation of law or otherwise in the ordinary course of the operation, repair or maintenance of any Ship:

(i)	not as a result of any default or omission by any Borrower;

(ii)	not being enforced through arrest; and

(iii)	subject, in the case of liens for repair or maintenance, to Clause 24.16 (Restrictions on chartering, appointment of managers etc.),

(iv)	provided such liens do not secure amounts more than 30 days overdue.

"Potential Event of Default" means any event or circumstance specified in Clause 27 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

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"Prohibited Party" means a person, entity or party:

(a)	listed on, or owned or controlled by a person, entity or party listed on any Sanctions List; or

(b)	located in, incorporated under the laws of, or owned or controlled by or acting on behalf of a person, entity or party located in or organised under the laws of a country or territory that is the target of country-wide Sanctions, or whose government is the target of Sanctions, as applicable; or

(c)	located, berthed or anchored at prohibited ports; or

(d)	being otherwise a target of Sanctions; or

(e)	with which the Lender is prohibited from dealing or otherwise engaging in any transaction pursuant to OFAC, United Nations, European Union and HMT Sanctions; or

(f)	acting or purporting to act on behalf of any of the parties listed in paragraphs (a) through (e) above.

"Quotation Day" means, in relation to any period for which an interest rate is to be determined, two Business Days before the first day of that period unless market practice differs in the Relevant Interbank Market in which case the Quotation Day will be determined by the Lender in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days).

"Receiver" means a receiver or receiver and manager or administrative receiver of the whole or any part of the Security Assets.

"Reference Bank Quotation" means any quotation supplied to the Lender by a Reference Bank.

"Reference Bank Rate" means the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Lender at its request by the Reference Banks:

(a)	if:

(i)	the Reference Bank is a contributor to the Screen Rate; and

(ii)	it consists of a single figure,

as the rate (applied to the relevant Reference Bank and the relevant currency and period) which contributors to the Screen Rate are asked to submit to the relevant administrator; or

(b)	in any other case, as the rate at which the relevant Reference Bank could fund itself in dollars for the relevant period with reference to the unsecured wholesale funding market.

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"Reference Banks" means National Bank of Greece S.A. acting through its branch at 75 King William Street, London EC4N 7BE, England or such other entity as may be appointed by the Lender.

"Related Fund" in relation to a fund (the "first fund"), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.

"Release Date" means the date on which the Loan or any part thereof is to be released to the relevant Existing Bank.

"Relevant Interbank Market" means the London interbank market.

"Relevant Jurisdiction" means, in relation to a Transaction Obligor:

(a)	its Original Jurisdiction;

(b)	any jurisdiction where any asset subject to, or intended to be subject to, any of the Transaction Security created, or intended to be created, by it is situated;

(c)	any jurisdiction where it/he conducts its/his business; and

(d)	the jurisdiction whose laws govern the perfection of any of the Security Documents entered into by it/him.

"Relevant Nominating Body" means any applicable central bank, regulator or other supervisory authority or a group of them, or any working group or committee sponsored or chaired by, or constituted at the request of, any of them or the Financial Stability Board.

"Repayment Date" means each date on which a Repayment Instalment is required to be paid under Clause 6.1 (Repayment of Loan).

"Repayment Instalment" has the meaning given to it in Clause 6.1 (Repayment of Loan).

"Repeating Representation" means each of the representations set out in Clause 19 (Representations) except Clause 19.10 (Insolvency), Clause 19.11 (No filing or stamp taxes) and Clause 19.12 (Deduction of Tax) and any representation of any Transaction Obligor made in any other Finance Document that is expressed to be a "Repeating Representation" or is otherwise expressed to be repeated.

"Replacement Benchmark" means a benchmark rate which is:

(a)	formally designated, nominated or recommended as the replacement for a Screen Rate by:

(i)	the administrator of that Screen Rate; or

(ii)	any Relevant Nominating Body,

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and if replacements have, at the relevant time, been formally designated, nominated or recommended under both paragraphs, the "Replacement Benchmark" will be the replacement under paragraph (ii) above;

(b)	in the opinion of the Lender and the Borrowers, generally accepted in the international or any relevant domestic syndicated loan markets as the appropriate successor to a Screen Rate; or

(c)	in the opinion of the Lender and the Borrowers, an appropriate successor to a Screen Rate.

"Representative" means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

"Requisition" means in relation to a Ship:

(a)	any expropriation, confiscation, requisition (excluding a requisition for hire or use which does not involve a requisition for title) or acquisition of that Ship, whether for full consideration, a consideration less than its proper value, a nominal consideration or without any consideration, which is effected (whether de jure or de facto) by any government or official authority or by any person or persons claiming to be or to represent a government or official authority; and

(b)	any capture or seizure of that Ship (including any hijacking or theft) by any person whatsoever.

"Requisition Compensation" includes all compensation or other moneys payable to a Borrower by reason of any Requisition or any arrest or detention of a Ship in the exercise or purported exercise of any lien or claim.

"Resolution Authority" means any body which has authority to exercise any Write-down and Conversion Powers.

"Retention Account" means in relation to a Borrower:

(a)	an account in the name of that Borrower with the Account Bank designated "[name of Borrower] - Retention Account";

(b)	any other account in the name of that Borrower with the Account Bank which may, with the prior written consent of the Lender, be opened in the place of the account referred to in paragraph (a) above, irrespective of the number or designation of such replacement account; or

(c)	any sub-account of any account referred to in paragraphs (a) or (b) above.

"RMI Regulations" means the Republic of the Marshall Islands Economic Substance Regulations 2018 (as amended from time to time).

"Safety Management Certificate" has the meaning given to it in the ISM Code.

"Safety Management System" has the meaning given to it in the ISM Code.

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"Sanctions" means any applicable sanctions, embargoes, freezing provisions, prohibitions or other restrictions relating to trading, doing business, investment, exporting, financing or making assets available (or other activities similar to or connected with any of the foregoing):

(a)	imposed by law or regulation of Greece, the United Kingdom, the Council of the European Union, the United Nations or its Security Council or the United States of America whether or not a Borrower or any other Transaction Obligor or any Affiliate or any of them is legally bound to comply with the foregoing; or

(b)	otherwise imposed by any law or regulation by which any Transaction Obligor or any affiliate or any of them is bound or, as regards a regulation, compliance with which is reasonable in the ordinary course of business of a Borrower or any other Transaction Obligor or any affiliate of any of them; or

(c)	otherwise imposed by the respective governmental institutions and agencies of any of the foregoing, including without limitation, OFAC, HMT, the Council of the European Union, the United Nations or its Security Council (together, the "Sanctions Authorities").

"Sanctions List" means the "Specially Designated Nationals and Blocked Persons" list issued by OFAC, the "Consolidated List of Financial Sanctions Targets and Investment Ban List" issued by HMT, the Consolidated list of persons, groups and entities subject to European Union financial sanctions and the United Nations, or any similar list issued or maintained or made public by any of the Sanctions Authorities as applicable.

"Screen Rate" means the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for dollars for the relevant period displayed on page LIBOR01 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters. If such page or service ceases to be available, the Lender may specify another page or service displaying the relevant rate after consultation with the Borrowers.

"Secured Liabilities" means all present and future obligations and liabilities, (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of each Transaction Obligor to the Lender under or in connection with each Finance Document.

"Security" means a mortgage, pledge, lien, charge, assignment, hypothecation or security interest or any other agreement or arrangement having the effect of conferring security.

"Security Assets" means all of the assets of the Transaction Obligors which from time to time are, or are expressed to be, the subject of the Transaction Security.

"Security Cover Ratio" means

(a)	the aggregate Market Value of any Ship or Ships then subject to a Mortgage; plus

(b)	the net realisable value of any additional Security provided under Clause 25 (Security Cover),

expressed as a percentage of the Loan and any Hedging Close-Out Liabilities.

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"Security Document" means:

(a)	any Mortgage;

(b)	any General Assignment;

(c)	any Charterparty Assignment;

(d)	the Account Security;

(e)	any Manager's Undertaking;

(f)	any Hedging Agreement Security;

(g)	any Subordinated Debt Security;

(h)	any other document (whether or not it creates Security) which is executed as security for the Secured Liabilities; or

(i)	any other document designated as such by the Lender and the Borrowers.

"Security Period" means the period starting on the date of this Agreement and ending on the date on which the Lender is satisfied that there is no outstanding Commitment in force and that the Secured Liabilities have been irrevocably and unconditionally paid and discharged in full.

"Security Property" means:

(a)	the Transaction Security expressed to be granted in favour of the Lender and all proceeds of that Transaction Security;

(b)	all obligations expressed to be undertaken by a Transaction Obligor to pay amounts in relation to the Secured Liabilities to the Lender and secured by the Transaction Security together with all representations and warranties expressed to be given by a Transaction Obligor or any other person in favour of the Lender; and

(c)	the Lender's interest in any turnover trust created under the Finance Documents.

"Selection Notice" means a notice substantially in the form set out in Part B of Schedule 3 (Requests) given in accordance with Clause 9 (Interest Periods).

"Ship" means Ship A or Ship B.

"Ship A" means m.t. "NISSOS DONOUSSA", details of which are set out in Schedule 4 (Details of the Ships).

"Ship B" means m.t. "NISSOS KYTHNOS", details of which are set out in Schedule 4 (Details of the Ships).

"Specified Time" means a day or time determined in accordance with Schedule 5 (Timetables).

"Subordinated Creditor" means:

(a)	a Transaction Obligor; or

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(b)	any other person who becomes a Subordinated Creditor in accordance with this Agreement.

"Subordinated Debt Security" means a Security over Subordinated Liabilities entered into or to be entered into by a Subordinated Creditor in favour of the Lender in an agreed form.

"Subordinated Finance Document" means:

(a)	a Subordinated Loan Agreement; and

(b)	any other document relating to or evidencing Subordinated Liabilities.

"Subordinated Liabilities" means all indebtedness owed or expressed to be owed by the Borrowers to a Subordinated Creditor whether under the Subordinated Finance Documents or otherwise.

"Subordinated Loan Agreement" means a loan agreement made or to be made between (i) a Borrower and (ii) a Subordinated Creditor.

"Subordination Agreement" means a subordination agreement entered into or to be entered into by each Subordinated Creditor and the Lender in agreed form.

"Subsidiary" means a subsidiary within the meaning of section 1159 of the Companies Act 2006.

"Tax" means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

"Tax Credit" has the meaning given to it in Clause 12.1 (Definitions).

"Tax Deduction" has the meaning given to it in Clause 12.1 (Definitions).

"Tax Payment" has the meaning given to it in Clause 12.1 (Definitions).

"Technical Management Agreement" means the agreement entered into between a Borrower and the Approved Technical Manager regarding the technical management of a Ship.

"Termination Date" means, in relation to a Tranche, the earlier of (i) the date falling on the seventh (7th) anniversary of the Utilisation Date of that Tranche and (ii) 30 June 2029.

"Third Parties Act" has the meaning given to it in Clause 1.5 (Third party rights).

"Total Loss" means, in relation to a Ship:

(a)	actual, constructive, compromised, agreed or arranged total loss of that Ship; or

(b)	any Requisition of that Ship unless that Ship is returned to the full control of the relevant Borrower within 45 days of such Requisition.

"Total Loss Date" means, in relation to the Total Loss of a Ship:

(a)	in the case of an actual loss of that Ship, the date on which it occurred or, if that is unknown, the date when that Ship was last heard of;

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(b)	in the case of a constructive, compromised, agreed or arranged total loss of that Ship, the earlier of:

(i)	the date on which a notice of abandonment is given (or deemed or agreed to be given) to the insurers; and

(ii)	the date of any compromise, arrangement or agreement made by or on behalf of the relevant Borrower with that Ship's insurers in which the insurers agree to treat that Ship as a total loss; and

(c)	in the case of any other type of Total Loss, the date (or the most likely date) on which it appears to the Lender that the event constituting the total loss occurred.

"Tranche" means Tranche A or Tranche B.

"Tranche A" means that part of the Loan made or to be made available to the Borrowers to (a) refinance the Existing Indebtedness A and (b) provide liquidity to the Borrowers and the Corporate Guarantor, in a principal amount not exceeding the lesser of (i) $62,835,000 and (ii) 71 per cent. of the Initial Market Value of Ship A.

"Tranche B" means that part of the Loan made or to be made available to the Borrowers to (a) refinance the Existing Indebtedness B and (b) provide liquidity to the Borrowers and the Corporate Guarantor, in a principal amount not exceeding the lesser of (i) $62,835,000 and (ii) 71 per cent. of the Initial Market Value of Ship B.

"Transaction Document" means:

(a)	a Finance Document;

(b)	a Subordinated Finance Document;

(c)	any Charter;

(d)	any other document designated as such by the Lender and a Borrower.

"Transaction Obligor" means an Obligor, the Approved Manager or any other member of the Group who executes a Transaction Document.

"Transaction Security" means the Security created or evidenced or expressed to be created or evidenced under the Security Documents.

"UK Bail-In Legislation" means Part 1 of the United Kingdom Banking Act 2009 and any other law or regulation applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutes or their affiliates (otherwise than through liquidation, administration or other insolvency proceedings).

"UK Establishment" means a UK establishment as defined in the Overseas Regulations.

"Unpaid Sum" means any sum due and payable but unpaid by a Transaction Obligor under the Finance Documents.

"US" means the United States of America.

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"US Tax Obligor" means:

(a)	a person which is resident for tax purposes in the US; or

(b)	a person some or all of whose payments under the Finance Documents are from sources within the US for US federal income tax purposes.

"Utilisation" means a utilisation of the Facility.

"Utilisation Date" means the date of a Utilisation, being the date on which the relevant Advance is to be made.

"Utilisation Request" means a notice substantially in the form set out in Part A of Schedule 3 (Requests).

"VAT" means:

(a)	any value added tax imposed by the Value Added Tax Act 1994;

(b)	any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and

(c)	any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) above, or imposed elsewhere.

"Write-down and Conversion Powers" means:

(a)	in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule;

(b)	in relation to any other applicable Bail-In Legislation, other than the UK Bail-In Legislation:

(i)	any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers; and

(ii)	any similar or analogous powers under that Bail-In Legislation; and

(c)	in relation to the UK Bail-In Legislation, any powers under that UK Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that UK Bail-In Legislation that are related to or ancillary to any of those powers.

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1.2	Construction

(a)	Unless a contrary indication appears, a reference in this Agreement to:

(i)	any "Account Bank", the "Lender", any "Obligor", any "Party", any "Transaction Obligor" or any other person shall be construed so as to include its successors in title, and permitted assigns;

(ii)	"assets" includes present and future properties, revenues and rights of every description;

(iii)	a liability which is "contingent" means a liability which is not certain to arise and/or the amount of which remains unascertained;

(iv)	"document" includes a deed and also a letter, fax, email or telex;

(v)	"expense" means any kind of cost, charge or expense (including all legal costs, charges and expenses) and any applicable Tax including VAT;

(vi)	a "Finance Document", a "Security Document" or "Transaction Document" or any other agreement or instrument is a reference to that Finance Document, Security Document or Transaction Document or other agreement or instrument as amended, replaced, novated, supplemented, extended or restated;

(vii)	"indebtedness" includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(viii)	"law" includes any order or decree, any form of delegated legislation, any treaty or international convention and any regulation or resolution of the Council of the European Union, the European Commission, the United Nations or its Security Council;

(ix)	"proceedings" means, in relation to any enforcement provision of a Finance Document, proceedings of any kind, including an application for a provisional or protective measure;

(x)	a "person" includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium, partnership or other entity (whether or not having separate legal personality);

(xi)	a "regulation" includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(xii)	a provision of law is a reference to that provision as amended or re-enacted from time to time;

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(xiii)	a time of day is a reference to London time;

(xiv)	any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of a jurisdiction other than England, be deemed to include that which most nearly approximates in that jurisdiction to the English legal term;

(xv)	words denoting the singular number shall include the plural and vice versa; and

(xvi)	"including" and "in particular" (and other similar expressions) shall be construed as not limiting any general words or expressions in connection with which they are used.

(b)	The determination of the extent to which a rate is "for a period equal in length" to an Interest Period shall disregard any inconsistency arising from the last day of that Interest Period being determined pursuant to the terms of this Agreement.

(c)	Section, Clause and Schedule headings are for ease of reference only and are not to be used for the purposes of construction or interpretation of the Finance Documents.

(d)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under, or in connection with, any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(e)	A Potential Event of Default is "continuing" if it has not been remedied or waived and an Event of Default is "continuing" if it has not been waived.

1.3	Construction of insurance terms

In this Agreement:

"approved" means, for the purposes of Clause 23 (Insurance Undertakings), approved in writing by the Lender.

"excess risks" means, in respect of a Ship, the proportion of claims for general average, salvage and salvage charges not recoverable under the hull and machinery policies in respect of that Ship in consequence of its insured value being less than the value at which that Ship is assessed for the purpose of such claims.

"obligatory insurances" means all insurances effected, or which any Borrower is obliged to effect, under Clause 23 (Insurance Undertakings) or any other provision of this Agreement or of another Finance Document.

"policy" includes a slip, cover note, certificate of entry or other document evidencing the contract of insurance or its terms.

"protection and indemnity risks" means the usual risks covered by a protection and indemnity association, being a member of the International Group of Protection and Indemnity Associations, including pollution risks and the proportion (if any) of any sums payable to any other person or persons in case of collision which are not recoverable under the hull and machinery policies by reason of the incorporation in them of clause 6 of the International Hull Clauses (1/11/02) (1/11/03), clause 8 of the Institute Time Clauses (Hulls) (1/10/83) (1/11/95) or the Institute Amended Running Down Clause (1/10/71) or any equivalent provision.

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"war risks" includes the risk of mines and all risks excluded by clauses 29, 30 or 31 of the International Hull Clauses (1/11/02), clauses 29 or 30 of the International Hull Clauses (1/11/03), clauses 24, 25 or 26 of the Institute Time Clauses (Hulls) (1/11/95) or clauses 23, 24 or 25 of the Institute Time Clauses (Hulls) (1/10/83) or any equivalent provision.

1.4	Agreed forms of Finance Documents

References in Clause 1.1 (Definitions) to any Finance Document being in "agreed form" are to that Finance Document:

(a)	in a form attached to a certificate dated the same date as this Agreement (and signed by each Borrower and the Lender); or

(b)	in any other form agreed in writing between each Borrower and the Lender.

1.5	Third party rights

(a)	Unless expressly provided to the contrary in a Finance Document, a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the "Third Parties Act") to enforce or to enjoy the benefit of any term of this Agreement.

(b)	Subject to paragraph (c) below but otherwise notwithstanding any term of any Finance Document, the consent of any person who is not a Party is not required to rescind or vary this Agreement at any time.

(c)	An amendment or waiver which adversely affects the rights or obligations of a Reference Bank may not be effected without the consent of that Reference Bank.

(d)	Any Affiliate, Receiver or Delegate or any other person described in paragraph (f) of Clause 14.2 (Other indemnities), Clause 30.1 (Role of Reference Banks) or Clause 30.2 (Third Party Reference Banks) may, subject to this Clause 1.5 (Third party rights) and the Third Parties Act, rely on any Clause of this Agreement which expressly confers rights on it.

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Section 2

The Facility

2	The Facility

2.1	The Facility

Subject to the terms of this Agreement, the Lender makes available to the Borrowers a senior secured dollar term loan facility in two Tranches in an aggregate amount not exceeding the Commitment.

2.2	Borrowers' Agent

(a)	Each Borrower by its execution of this Agreement irrevocably appoints the Corporate Guarantor to act on its behalf as its agent in relation to the Finance Documents and irrevocably authorises:

(i)	the Corporate Guarantor on its behalf to supply all information concerning itself contemplated by this Agreement to the Lender and to give all notices and instructions (including Utilisation Requests), to make such agreements and to effect the relevant amendments, supplements and variations capable of being given, made or effected by any Borrower notwithstanding that they may affect that Borrower, without further reference to or the consent of that Borrower; and

(ii)	the Lender to give any notice, demand or other communication to that Borrower pursuant to the Finance Documents to the Corporate Guarantor,

and in each case each Borrower shall be bound as though that Borrower itself had given the notices and instructions (including, without limitation, any Utilisation Requests) or executed or made the agreements or effected the amendments, supplements or variations, or received the relevant notice, demand or other communication.

(b)	Every act, omission, agreement, undertaking, settlement, waiver, amendment, supplement, variation, notice or other communication given or made by the Corporate Guarantor or given to the Corporate Guarantor under any Finance Document on behalf of a Borrower or in connection with any Finance Document (whether or not known to any Borrower) shall be binding for all purposes on that Borrower as if that Borrower had expressly made, given or concurred with it. In the event of any conflict between any notices or other communications of the Corporate Guarantor and any Borrower, those of the Corporate Guarantor shall prevail.

3	Purpose

3.1	Purpose

Each Borrower shall apply all amounts borrowed by it under the Facility only for the purposes stated in the preamble (Background) to this Agreement.

3.2	Monitoring

The Lender is not bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

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4	Conditions of Utilisation

4.1	Initial conditions precedent

The Borrowers may not deliver a Utilisation Request unless the Lender has received all of the documents and other evidence listed in Part A of Schedule 2 (Conditions Precedent to Initial Utilisation Request) in form and substance satisfactory to the Lender.

4.2	Conditions precedent to prepositioning of funds

The Lender will only be obliged to comply with Clause 5.6 (Payment to the Borrowers and prepositioning of funds) if:

(a)	on the date of each Utilisation Request and on the proposed Utilisation Date and before an Advance is made available:

(i)	no Default has occurred or would result from the proposed Advance;

(ii)	the Repeating Representations to be made by each Transaction Obligor are true;

(iii)	in the case of an Advance under a Tranche, the Ship in respect of which such Advance is to be made has neither been sold nor become a Total Loss;

(iv)	the provisions of paragraph (b) of Clause 10.3 (Market disruption) do not apply; and

(v)	there has been no material adverse change in the assets, business or financial condition of the Borrowers and the Corporate Guarantor since 12 April 2022.

(b)	in the case of each Advance, the Lender has received, on or before the relevant Utilisation Date, or is satisfied it will receive when the relevant Advance is made available, all of the documents and other evidence listed in Part B of Schedule 2 (Conditions precedent to prepositioning of funds) as they relate to each Advance, in form and substance satisfactory to the Lender.

4.3	Conditions precedent to release of prepositioned funds

The Lender will only be obliged to comply with Clause 5.7 (Release of prepositioned funds) and release an Advance to the relevant Existing Bank on the relevant Release Date if:

(a)	on that Release Date and before an Advance is released:

(i)	no Default has occurred or would result from the proposed Advance;

(ii)	the Repeating Representations to be made by each Transaction Obligor are true;

(iii)	in the case of an Advance under a Tranche, the Ship in respect of which such Advance is to be made has neither been sold nor become a Total Loss;

(iv)	the provisions of paragraph (b) of Clause 10.3 (Market disruption) do not apply; and

(v)	there has been no material adverse change in the assets, business or financial condition of the Borrowers and the Corporate Guarantor since 12 April 2022.

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(b)	on that Release Date, the Lender has received or is satisfied it will receive when the relevant Advance is released, all of the documents and other evidence listed in Part C of Schedule 2 (Conditions precedent to release of prepositioned funds) as they relate to each Advance, in form and substance satisfactory to the Lender.

4.4	Notification of satisfaction of conditions precedent

The Lender shall notify the Borrowers promptly upon being satisfied as to the satisfaction of the conditions precedent referred to in Clause 4.1 (Initial conditions precedent), Clause 4.2 (Conditions precedent to prepositioning of funds) and Clause 4.3 (Conditions precedent to release of prepositioned funds).

4.5	Waiver of conditions precedent

If the Lender, at its discretion, permits an Advance to be borrowed before any of the conditions precedent referred to in Clause 4.1 (Initial conditions precedent), Clause 4.2 (Conditions precedent to prepositioning of funds) and Clause 4.3 (Conditions precedent to release of prepositioned funds) has been satisfied, the Borrowers shall ensure that that condition is satisfied within five Business Days after the relevant Utilisation Date or such later date as the Lender may agree in writing with the Borrowers.

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Section 3

Utilisation

5	Utilisation

5.1	Delivery of a Utilisation Request

(a)	The Borrowers may utilise the Facility by delivery to the Lender of a duly completed Utilisation Request not later than the Specified Time.

(b)	The Borrowers may not deliver more than one Utilisation Request under each of Tranche A and Tranche B.

5.2	Completion of a Utilisation Request

(a)	Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(i)	the proposed Utilisation Date is a Business Day within the Availability Period;

(ii)	the currency and amount of each Utilisation comply with Clause 5.3 (Currency and amount); and

(iii)	the proposed Interest Period complies with Clause 9 (Interest Periods).

(b)	Both Tranches to be utilised within 5 Business Days from each other.

(c)	Only one Advance may be requested in each Utilisation Request.

5.3	Currency and amount

(a)	The currency specified in a Utilisation Request must be dollars.

(b)	The amount of the Loan must be an amount which is not more than $125,670,000.

(c)	The amount of the proposed Advance under each Tranche must be an amount which is not more than $62,835,000.

5.4	Advances

If the conditions set out in this Agreement have been met, the Lender shall make each Advance available by the relevant Utilisation Date through its Facility Office.

5.5	Cancellation of Commitment

The Commitment in respect of any Tranche which is unutilised at the end of the Availability Period shall then be cancelled.

5.6	Payment to the Borrowers and prepositioning of funds

The Lender shall on the relevant Utilisation Date, at the request of the Borrowers, on terms acceptable to the Lender in its absolute discretion and subject to the provisions of Clause 4.2 (Conditions precedent to prepositioning of funds), pay an Advance to the Retention Account and further preposition any part of such Advance by making payment of such amount:

(a)	to such account of the relevant Existing Bank or an account of an international law firm acting as escrow agent (the "Prepositioning Institution") as the Borrowers may have agreed with the Lender in advance of the relevant Utilisation Date and as specified in the relevant Utilisation Request;

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(b)	on terms that:

(i)	such amounts shall be held to the order of the Lender until such time as the Lender confirms in writing to the relevant Existing Bank or the Prepositioning Institution (as the case may be) that such Advance may be released to the relevant Existing Bank in accordance with Clause 5.7 (Release of prepositioned funds);

(ii)	such prepositioning shall constitute the making of such Advance and the Borrowers shall at that time become indebted, as principal and direct obligors, to the Lender in an amount equal to such Advance;

(iii)	the date on which that Advance is prepositioned shall constitute the Utilisation Date of such Advance; and

(iv)	the Borrowers:

(A)	agree to pay interest on the amount of the funds so prepositioned at the rate described in Clause 8.1 (Calculation of interest) on the basis of successive interest periods of one day and so that interest shall be paid together with the first payment of interest on the Loan after the relevant Utilisation Date or, if such Utilisation Date does not occur, within three Business Days of demand by the Lender; and

(B)	shall, without duplication, indemnify the Lender against any costs, loss or liability it may incur in connection with such arrangement.

5.7	Release of prepositioned funds

The Lender shall, on the relevant Release Date:

(a)	instruct the relevant Existing Bank and the Prepositioning Institution (as the case may be) to release the amount of the relevant Advance, to that Existing Bank; and

(b)	release any part of the relevant Advance held in the Retention Account to the Borrowers,

as specified in the relevant Utilisation Request, subject to the provisions of Clause 4.3 (Conditions precedent to release of prepositioned funds) and Clause 4.5 (Waiver of conditions precedent).

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Section 4

Repayment, Prepayment and Cancellation

6	Repayment

6.1	Repayment of each Tranche

(a)	The Borrowers shall repay each Tranche by:

(i)	28 consecutive quarterly instalments, the first 8 (1st – 8th) of which in the amount of $750,000 and the next 20 (9th – 28th) of which in the amount of $850,000 (each, a "Repayment Instalment"); and

(ii)	a balloon payment in the amount of $39,835,000 (the "Balloon Amount").

(b)	The first Repayment Instalment in respect of each Tranche shall be repaid on the date falling three Months after the Utilisation Date relating to that Tranche, each subsequent Repayment Instalment in respect of that Tranche shall be repaid at three monthly intervals thereafter and the last Repayment Instalment, together with the Balloon Amount in respect of that Tranche, shall be payable on the Termination Date.

6.2	Reduction of Repayment Instalments and Balloon Amount

(a)	If any part of the Facility is cancelled, the Repayment Instalments and the Balloon Amount falling after that cancellation shall be reduced pro rata by the amount cancelled.

(b)	If the amount of a Tranche is less than $62,835,000, the Repayment Instalments and the Balloon Amount in respect of that Tranche shall be reduced pro rata to the amount actually advanced.

6.3	Termination Date

On the Termination Date, the Borrowers shall additionally pay to the Lender all other sums then accrued and owing under the Finance Documents.

6.4	Reborrowing

No Borrower may reborrow any part of the Facility which is repaid.

7	Prepayment and Cancellation

7.1	Illegality

If it becomes unlawful in any applicable jurisdiction for the Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain all or any part of the Loan or it becomes unlawful for any Affiliate of the Lender for the Lender to do so:

(a)	the Lender shall promptly notify the Borrowers upon becoming aware of that event and the Available Facility will be immediately cancelled; and

(b)	the Borrowers shall prepay the Loan on the last day of the Interest Period for the Loan occurring after the Lender has notified the Borrowers or, if earlier, the date specified by the Lender in the notice delivered to the Borrowers (being no earlier than the last day of any applicable grace period permitted by law) and the Commitment shall be cancelled.

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7.2	Voluntary and automatic cancellation

(a)	The Borrowers may, if they give the Lender not less than 10 Business Days' (or such shorter period as the Lender may agree) prior written notice, cancel the whole or any part (being a minimum amount of $100,000) of the Available Facility. Any cancellation under this Clause 7.3 (Voluntary and automatic cancellation) shall reduce the amount of each Tranche rateably.

(b)	The unutilised Commitment (if any) shall be automatically cancelled at close of business on the date on which the Loan is made available.

7.3	Voluntary prepayment of Loan

(a)	The Borrowers may, if they give the Lender not less than 10 days' prior written notice, prepay the whole or any part of the Loan as may be agreed between the Borrowers and the Lender.

(b)	Any partial prepayment under this Clause 7.3 (Voluntary prepayment of Loan) shall be applied against the Tranches in the Borrowers’ option and shall reduce the amount of each Repayment Instalment and the relevant Balloon Amount under each Tranche falling after that prepayment by the amount prepaid.

7.4	Mandatory prepayment on sale or Total Loss

(a)	If a Ship is sold (without prejudice to paragraphs (a) and (b) of Clause 22.12 (Disposals)) or becomes a Total Loss, the Borrowers and/or the Corporate Guarantor shall, on the Relevant Date, prepay the Relevant Amount.

(b)	Provided that no Event of Default has occurred or will result from the prepayment referred to under paragraph (a) above, any remaining proceeds from the sale or Total Loss of a Ship after such prepayment has been made, together with all other amounts that are payable on any such prepayment pursuant to the Finance Documents, shall be paid to the Borrower that owned the relevant Ship.

(c)	In this Clause 7.4 (Mandatory prepayment on sale or Total Loss):

"Relevant Amount" means an amount equal to:

(i)	the Tranche relating to the Ship being sold or which became a Total Loss; and

(ii)	such part of the Loan required to be prepaid in order for the Security Cover Ratio following the payment referred to in paragraph (a) above to be equal to the higher of (A) the ratio set out in Clause 25 (Security Cover) and (B) the Security Cover Ratio which was maintained immediately prior to the prepayment referred to in paragraph (a) above.

"Relevant Date" means:

(iii)	in the case of a sale of a Ship, on the date on which the sale is completed by delivery of that Ship to the buyer of that Ship; and

(iv)	in the case of a Total Loss of a Ship, on the earlier of:

(A)	the date falling 90 days after the Total Loss Date; and

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(B)	the date of receipt by the Lender of the proceeds of insurance relating to such Total Loss.

(d)	Any partial prepayment of the Loan under this Clause 7.4 (Mandatory prepayment on sale or Total Loss) shall reduce pro rata the amount of each Repayment Instalment and the relevant Balloon Amount under the remaining Tranche falling after that prepayment by the amount prepaid.

7.5	Restrictions

(a)	Any notice of cancellation or prepayment given by any Party under this Clause 7 (Prepayment and Cancellation) shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and amounts (if any) payable under the Hedging Agreements in connection with that prepayment and, subject to any Break Costs, on a Repayment Date or Interest Payment Date, without premium or penalty.

(c)	No Borrower may reborrow any part of the Facility which is prepaid.

(d)	No Borrower shall repay or prepay all or any part of the Loan or cancel all or any part of the Commitment except at the times and in the manner expressly provided for in this Agreement.

(e)	No amount of the Commitment cancelled under this Agreement may be subsequently reinstated.

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Section 5

Costs of Utilisation

8	Interest

8.1	Calculation of interest

The rate of interest on the Loan or any part of the Loan for each Interest Period is the percentage rate per annum which is the aggregate of:

(a)	the Margin; and

(b)	LIBOR.

8.2	Payment of interest

(a)	The Borrowers shall pay accrued interest on the Loan or any part of the Loan on the earlier of (i) the last day of each Interest Period and (ii) the next Repayment Date (each an "Interest Payment Date").

(b)	If an Interest Period is longer than three Months, the Borrowers shall also pay interest then accrued on the Loan or the relevant part of the Loan on the dates falling at three Monthly intervals after the first day of the Interest Period.

8.3	Default interest

(a)	If a Transaction Obligor fails to pay any amount payable by it/him under a Finance Document (other than a Hedging Agreement) on its due date, interest shall accrue on the Unpaid Sum from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is 2.00 per cent. per annum higher than the rate which would have been payable if the Unpaid Sum had, during the period of non-payment, constituted part of the Loan in the currency of the Unpaid Sum for successive Interest Periods, each of a duration selected by the Lender. Any interest accruing under this Clause 8.3 (Default interest) shall be immediately payable by the Obligor on demand by the Lender.

(b)	If an Unpaid Sum consists of all or part of the Loan which became due on a day which was not the last day of an Interest Period relating to the Loan or that part of the Loan:

(i)	the first Interest Period for that Unpaid Sum shall have a duration equal to the unexpired portion of the current Interest Period relating to the Loan or that part of the Loan; and

(ii)	the rate of interest applying to that Unpaid Sum during that first Interest Period shall be 2.00 per cent per annum higher than the rate which would have applied if that Unpaid Sum had not become due.

(c)	Default interest (if unpaid) arising on an Unpaid Sum will be compounded with the Unpaid Sum at the end of each Interest Period applicable to that Unpaid Sum but will remain immediately due and payable.

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8.4	Notification of rates of interest

The Lender shall promptly notify the Borrowers of the determination of a rate of interest under this Agreement.

8.5	Hedging

(a)	On or after the final Utilisation Date, the Borrowers may enter into Hedging Agreements and shall after that date maintain such Hedging Agreements in accordance with this Clause 8.5 (Hedging).

(b)	The aggregate notional amount of the transactions in respect of the Hedging Agreements shall be at least 100 percent of the aggregate amount of the Loan.

(c)	Each Hedging Agreement shall:

(i)	be with the Lender;

(ii)	be for a term ending not later than the Termination Date;

(iii)	have settlement dates coinciding with the Interest Payment Dates;

(iv)	be based on a 2002 ISDA Master Agreement and otherwise in form and substance satisfactory to the Lender; and

(v)	provide that the Termination Currency (as defined in the relevant Hedging Agreement) shall be dollars.

(d)	The rights of each Borrower under the Hedging Agreements shall be charged or assigned by way of security under a Hedging Agreement Security.

(e)	If, at any time, the aggregate notional amount of the transactions in respect of the Hedging Agreements exceeds or, as a result of any repayment or prepayment under this Agreement, will exceed 100 per cent. of the Loan at that time, the Borrowers must, at the request of the Lender, reduce the aggregate notional amount of those transactions by an amount and in a manner satisfactory to the Lender so that it no longer exceeds or will not exceed 100 per cent. of the Loan then or that will be outstanding.

(f)	Any reductions in the aggregate notional amount of the transactions in respect of the Hedging Agreements in accordance with paragraph (e) above will be apportioned as between those transactions pro rata.

(g)	Paragraph (e) above shall not apply to any transactions in respect of any Hedging Agreement under which no Borrower has any actual or contingent indebtedness.

8.6	Sustainability Certificate

(a)	In respect of the calendar year 2022 and each subsequent calendar year, the Corporate Guarantor shall supply to the Lender, within 30 days after the end of each respect calendar year, a Sustainability Certificate in respect of that calendar year.

(b)	Following the receipt of the Sustainability Certificate, if it is determined that:

(i)	the Fleet Actual AER is equal to or above the Fleet AER Target for the relevant calendar year, as evidenced by the Sustainability Certificate delivered to the Lender in accordance with paragraph (a) above; and

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(ii)	the Fleet Actual Waste Incinerated on board is equal to or above the Fleet Waste Incinerated on board Target for the relevant calendar year, as evidenced by the Sustainability Certificate delivered to the Lender in accordance with paragraph (a) above, the Lender may enter into discussions with the Borrowers in order to determine whether the Margin should be increased.

(c)	For the purposes of this Clause 8.6 (Sustainability Certificate):

"AER" means, in relation to a vessel for a calendar year, the efficiency ratio of that vessel using the parameters of fuel consumption, distance travelled and deadweight at maximum summer draught, reported in unit grams of CO2 per tonne per mile and calculated as follows:

where:

(a)	Ci is based on fuel consumption multiplied by the relevant CO2 factor (3.114 for Heavy Fuel Oil (HFO), 3.15104 for Low Fuel Oil (LFO), 3.206 for Marine Diesel Oil (MDO) and the relevant CO2 factor for biofuel) per departure voyage i;

(b)	dwt is the deadweight at maximum summer draught of the relevant vessel;

(c)	Di is the distance travelled on the voyage; and

(d)	such calculation is based on all voyages performed by that vessel during that calendar year.

"Fleet Actual AER" means, in relation to a calendar year, the weighted average of the AER for all Fleet Vessels for that calendar year, calculated based on Vessel Weighting, as certified by an Approved Classification Society (or any Affiliate of the Approved Classification Society).

"Fleet Actual Waste Incinerated on board" means, in relation to a calendar year, the weighted average percentage of the total waste incinerated on board (Engine Room MARPOL Annex I Waste & Garbage MARPOL ANNEX V) for all Fleet Vessels for that calendar year, calculated based on Vessel Weighting, in line with Class Approved Plans & Record Books, MARPOL Annex I – “Oil Record Book” (endorsed by Flag Administration) & “Fuel Management Plan” (approved by Class) and MARPOL Annex V – “Garbage Record Book” & “Garbage Management Plan” (approved by Class).

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"Fleet AER Target" means:

Fleet AER Target Baseline	Fleet AER Target 2021	Fleet AER Target 2022	Fleet AER Target 2023	Fleet AER Target 2024	Fleet AER Target 2025	Fleet AER Target 2026
2.20	2.20	2.18	2.16	2.14	2.12	2.10

"Fleet Vessel" means any ship (including, but not limited to, the Ships) from time to time wholly owned by a member of the Group (directly or indirectly) including chartered-in vessels for which a member of the Group has a purchase obligation or which are subject to finance leases but excluding, for the avoidance of doubt, any newbuilding vessels not delivered to the relevant member of the Group at the relevant time.

"Fleet Waste Incinerated on board Target" means:

Fleet Waste Incinerated on board Target Baseline	Fleet Waste Incinerated on board Target 2021	Fleet Waste Incinerated on board Target 2022	Fleet Waste Incinerated on board Target 2023	Fleet Waste Incinerated on board Target 2024	Fleet Waste Incinerated on board Target 2025	Fleet Waste Incinerated on board Target 2026
40%	38%	36%	34%	32%	31%	30%

"Owned Days" means for a Fleet Vessel, the number of days in a calendar year that such Fleet Vessel is owned, whether directly or indirectly, by the Guarantor.

"Sustainability Certificate" means, in relation to a calendar year, a certificate signed by one of the Corporate Guarantor's financial officer, addressed to the Lender and in the form set out in Schedule 7 (Form of Sustainability Certificate):

(a)	showing the calculation of the Fleet Actual AER for that calendar year; and

(b)	showing the calculation of the Fleet Actual Waste Incinerated on board for that calendar year.

"Vessel Weighting" means for a given Fleet Vessel, the product of the design deadweight for that Fleet Vessel and the Owned Days.

9	Interest Periods

9.1	Selection of Interest Periods

(a)	The Borrowers may select the Interest Period for each Tranche in the Utilisation Request for the Advance in that Tranche. Subject to paragraphs (f) and (h) below and Clause 9.2 (Changes to Interest Periods), the Borrowers may select each subsequent Interest Period in respect of a Tranche in a Selection Notice.

(b)	Each Selection Notice is irrevocable and must be delivered to the Lender by the Borrowers not later than the Specified Time.

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(c)	If the Borrowers fail to select an Interest Period in the first Utilisation Request or fail to deliver a Selection Notice to the Lender in accordance with paragraphs (a) and (b) above, the relevant Interest Period will, subject to paragraphs (f) and (h) below and Clause 9.2 (Changes to Interest Periods), be three Months.

(d)	Subject to this Clause 9 (Interest Periods), the Borrowers may select an Interest Period of 1, 3, 6 or 12 Months or any other period selected by the Borrowers and accepted by the Lender, which shall not exceed 12 Months, in case the rate of interest is calculated on the basis of Libor or an Interest Period of 3 months, or any other period selected by the Borrowers and accepted by the Lender, in case of any alternative rate of interest agreed with in accordance with Clause 42.1 (Replacement of Screen Rate).

(e)	An Interest Period in respect of a Tranche or any part of a Tranche shall not extend beyond the Termination Date.

(f)	In respect of a Repayment Instalment, the Borrowers may request in the relevant Selection Notice that an Interest Period for a part of the relevant Tranche equal to such Repayment Instalment shall end on the Repayment Date relating to it and, subject to paragraph (d) above, select a longer Interest Period for the remaining part of that Tranche.

(g)	The first Interest Period for each Tranche shall start on the first Utilisation Date relating to such Tranche and, subject to paragraph (h) below, each subsequent Interest Period shall start on the last day of its preceding Interest Period.

(h)	The first Interest Period for the second Tranche shall start on the Utilisation Date of the Advance under such Tranche and end on the last day of the Interest Period applicable to the first Tranche, whereupon both Tranches shall be consolidated and treated as a single Tranche.

(i)	Except for the purposes of paragraphs (f) and (h) above and Clause 9.2 (Changes to Interest Periods), each Tranche shall have one Interest Period only at any time.

9.2	Changes to Interest Periods

(a)	In respect of a Repayment Instalment, prior to determining the interest rate for the relevant Tranche, the Lender may establish an Interest Period for a part of that Tranche equal to such Repayment Instalment to end on the Repayment Date relating to it and the remaining part of that Tranche shall have the Interest Period selected in the relevant Selection Notice, subject to paragraph (d) of Clause 9.1 (Selection of Interest Periods).

(b)	If the Lender makes any change to an Interest Period referred to in this Clause 9.2 (Changes to Interest Periods), it shall promptly notify the Borrowers.

9.3	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

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10	Changes to the Calculation of Interest

10.1	Unavailability of Screen Rate

(a)	Interpolated Screen Rate: If no Screen Rate is available for LIBOR for the Interest Period of the Loan or any part of the Loan, the applicable LIBOR shall be the Interpolated Screen Rate for a period equal in length to the Interest Period of the Loan or that part of the Loan.

(b)	Reference Bank Rate: If no Screen Rate is available for LIBOR for:

(i)	dollars; or

(ii)	the Interest Period of the Loan or any part of the Loan and it is not possible to calculate the Interpolated Screen Rate,

the applicable LIBOR shall be the Reference Bank Rate as of the Specified Time and for a period equal in length to the Interest Period of the Loan or that part of the Loan.

(c)	Cost of funds: If paragraph (b) above applies but no Reference Bank Rate is available for dollars or the relevant Interest Period there shall be no LIBOR for the Loan or that part of the Loan (as applicable) and Clause 10.4 (Cost of funds) shall apply to the Loan or that part of the Loan for that Interest Period.

10.2	Calculation of Reference Bank Rate

(a)	Subject to paragraph (b) below, if LIBOR is to be determined on the basis of a Reference Bank Rate but a Reference Bank does not supply a quotation by the Specified Time, the Reference Bank Rate shall be calculated on the basis of the quotations of the remaining Reference Banks.

(b)	If at or about noon on the Quotation Day none or only one of the Reference Banks supplies a quotation, there shall be no Reference Bank Rate for the relevant Interest Period.

10.3	Market disruption

(a)	If before close of business in London on the Quotation Day for the relevant Interest Period the Lender notifies the Borrowers that the cost to it of funding the Loan or the relevant part of the Loan from whatever source it may reasonably select would be in excess of LIBOR then Clause 10.4 (Cost of funds) shall apply to the Loan or that part of the Loan (as applicable) for the relevant Interest Period.

(b)	If, at least one Business Day before each Utilisation Date, the Lender notifies the Borrowers that for any reason it is unable to obtain dollars in the Relevant Interbank Market in order to fund the Loan, the Lender's obligation to make the Loan shall be suspended while that situation continues.

10.4	Cost of funds

(a)	If this Clause 10.4 (Cost of funds) applies, the rate of interest on the Loan or the relevant part of the Loan for the relevant Interest Period shall be the percentage rate per annum which is the sum of:

(i)	the Margin; and

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(ii)	the rate notified by the Lender to the Borrowers as soon as practicable and, in any event, before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to the Lender of funding the Loan or that part of the Loan from whatever source it may reasonably select or, if such rate is less than zero, such rate shall be deemed to be zero.

(b)	If this Clause 10.4 (Cost of funds) applies and the Lender or the Borrowers so require, the Lender and the Borrowers shall enter into negotiations (for a period of not more than 30 days) with a view to agreeing a substitute basis for determining the rate of interest or (as the case may be) an alternative basis for funding.

(c)	Subject to Clause 42.1 (Replacement of Screen Rate) any substitute or alternative basis agreed pursuant to paragraph (b) above shall, be binding on all Parties.

10.5	Break Costs

The Borrowers shall, within three Business Days of demand by the Lender, pay to the Lender its Break Costs attributable to all or any part of the Loan or an Unpaid Sum being paid by a Borrower on a day other than the last day of an Interest Period for the Loan, the relevant part of the Loan or that Unpaid Sum.

11	Fees

11.1	Upfront fee

The Borrowers shall pay to the Lender, on each Utilisation Date, a non-refundable upfront fee in an amount representing 0.80 per cent. of the Tranche being utilised.

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Section 6

Additional Payment Obligations

12	Tax Gross Up and Indemnities

12.1	Definitions

(a)	In this Agreement:

"Tax Credit" means a credit against, relief or remission for, or repayment of any Tax.

"Tax Deduction" means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction.

"Tax Payment" means either the increase in a payment made by an Obligor to the Lender under Clause 12.2 (Tax gross-up) or a payment under Clause 12.3 (Tax indemnity).

(b)	Unless a contrary indication appears, in this Clause 12 (Tax Gross Up and Indemnities) reference to "determines" or "determined" means a determination made in the absolute discretion of the person making the determination.

(c)	This Clause 12 (Tax Gross Up and Indemnities) shall not apply to any Hedging Agreement.

12.2	Tax gross-up

(a)	Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(b)	The Borrowers shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Lender accordingly. Similarly, the Lender shall notify the Borrowers and that Obligor on becoming so aware in respect of a payment payable to the Lender.

(c)	If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)	If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(e)	Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Lender evidence reasonably satisfactory to the Lender that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

12.3	Tax indemnity

(a)	The Obligors shall (within three Business Days of demand by the Lender) pay to the Lender an amount equal to the loss, liability or cost which the Lender determines will be or has been (directly or indirectly) suffered for or on account of Tax by the Lender in respect of a Finance Document.

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(b)	Paragraph (a) above shall not apply:

(i)	with respect to any Tax assessed on the Lender:

(A)	under the law of the jurisdiction in which the Lender is incorporated or, if different, the jurisdiction (or jurisdictions) in which the Lender is treated as resident for tax purposes; or

(B)	under the law of the jurisdiction in which the Lender's Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by the Lender; or

(ii)	to the extent a loss, liability or cost:

(A)	is compensated for by an increased payment under Clause 12.2 (Tax gross-up); or

(B)	relates to a FATCA Deduction required to be made by a Party.

(c)	The Lender shall, if making, or intending to make, a claim under paragraph (a) above, promptly notify the Obligors of the event which will give, or has given, rise to the claim.

12.4	Tax Credit

If an Obligor makes a Tax Payment and the Lender determines that:

(a)	a Tax Credit is attributable to an increased payment of which that Tax Payment forms part, to that Tax Payment or to a Tax Deduction in consequence of which that Tax Payment was received; and

(b)	the Lender has obtained and utilised that Tax Credit,

the Lender shall pay an amount to the Obligor which the Lender determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.

12.5	Stamp taxes

The Obligors shall pay and, within three Business Days of demand, indemnify the Lender against any cost, loss or liability which the Lender incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

12.6	VAT

(a)	All amounts expressed to be payable under a Finance Document by any Party to the Lender which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, if VAT is or becomes chargeable on any supply made by the Lender to any Party under a Finance Document and the Lender is required to account to the relevant tax authority for the VAT, that Party must pay to the Lender (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and the Lender must promptly provide an appropriate VAT invoice to that Party).

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(b)	Where a Finance Document requires any Party to reimburse or indemnify the Lender for any cost or expense, that Party shall reimburse or indemnify (as the case may be) the Lender for the full amount of such cost or expense, including such part of it as represents VAT, save to the extent that the Lender reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(c)	Any reference in this Clause 12.6 (VAT) to any Party shall, at any time when that Party is treated as a member of a group or unity (or fiscal unity) for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the person who is treated at that time as making the supply, or (as appropriate) receiving the supply, under the grouping rules provided for in Article 11 of Council Directive 2006/112/EC (or as implemented by the relevant member state of the European Union or equivalent provisions imposed elsewhere) so that a reference to a Party shall be construed as a reference to that Party or the relevant group or unity (or fiscal unity) of which that Party is a member for VAT purposes at the relevant time or the relevant representative member (or representative or head) of that group or unity at the relevant time (as the case may be).

(d)	In relation to any supply made by the Lender to any Party under a Finance Document, if requested by the Lender, that Party must promptly provide the Lender with details of that Party's VAT registration and such other information as is requested in connection with the Lender's VAT reporting requirements in relation to such supply.

12.7	FATCA Information

(a)	Subject to paragraph (c) below, each Party shall, within ten Business Days of a reasonable request by another Party:

(i)	confirm to that other Party whether it is:

(A)	a FATCA Exempt Party; or

(B)	not a FATCA Exempt Party; and

(ii)	supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party's compliance with FATCA; and

(iii)	supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party's compliance with any other law, regulation or exchange of information regime.

(b)	If a Party confirms to another Party pursuant to sub-paragraph (i) of paragraph (a) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(c)	Paragraph (a) above shall not oblige the Lender to do anything and sub-paragraph (iii) of paragraph (a) above shall not oblige any other Party to do anything which would or might in its reasonable opinion constitute a breach of:

(i)	any law or regulation;

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(ii)	any fiduciary duty; or

(iii)	any duty of confidentiality.

(d)	If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with sub-paragraphs (i) or (ii) of paragraph (a) above (including, for the avoidance of doubt, where paragraph (c) above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

12.8	FATCA Deduction

(a)	Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(b)	Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), notify the Party to whom it is making the payment.

13	Increased Costs

13.1	Increased costs

(a)	Subject to Clause 13.3 (Exceptions), the Borrowers shall, within three Business Days of a demand by the Lender, pay for the account of the Lender the amount of any Increased Costs incurred by the Lender or any of its Affiliates as a result of:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation; or

(ii)	compliance with any law or regulation made,

in each case after the date of this Agreement; or

(iii)	the implementation, application of or compliance with Basel III or CRD IV or any law or regulation that implements or applies Basel III or CRD IV.

(b)	In this Agreement:

(i)	"Basel III" means:

(A)	the agreements on capital requirements, a leverage ratio and liquidity standards contained in "Basel III: A global regulatory framework for more resilient banks and banking systems", "Basel III: International framework for liquidity risk measurement, standards and monitoring" and "Guidance for national authorities operating the countercyclical capital buffer" published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;

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(B)	the rules for global systemically important banks contained in "Global systemically important banks: assessment methodology and the additional loss absorbency requirement - Rules text" published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

(C)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to "Basel III".

(ii)	"CRD IV" means:

(A)	Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms and amending regulation (EU) No. 648/2012, as amended by Regulation (EU) 2019/876;

(B)	Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, amending Directive 2002/87/EC and repealing Directives 2006/48/EC and 2006/49/EC, as amended by Directive (EU) 2019/878; and

(C)	any other law or regulation which implements Basel III.

(iii)	"Increased Costs" means:

(A)	a reduction in the rate of return from the Facility or on the Lender's (or its Affiliate's) overall capital;

(B)	an additional or increased cost; or

(C)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by the Lender or any of its Affiliates to the extent that it is attributable to the Lender having entered into the Commitment or funding or performing its obligations under any Finance Document.

13.2	Increased cost claims

If the Lender intends to make a claim pursuant to Clause 13.1 (Increased costs) it shall promptly notify the Borrowers.

13.3	Exceptions

Clause 13.1 (Increased costs) does not apply to the extent any Increased Cost is:

(a)	attributable to a Tax Deduction required by law to be made by an Obligor;

(b)	attributable to a FATCA Deduction required to be made by a Party;

(c)	compensated for by Clause 12.3 (Tax indemnity) (or would have been compensated for under Clause 12.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 12.3 (Tax indemnity) applied);

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(d)	compensated for by any payment made pursuant to Clause 14.3 (Mandatory Cost); or

(e)	attributable to the wilful breach by the Lender or its Affiliates of any law or regulation.

14	Other Indemnities

14.1	Currency indemnity

(a)	If any sum due from an Obligor under the Finance Documents (a "Sum"), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the "First Currency") in which that Sum is payable into another currency (the "Second Currency") for the purpose of:

(i)	making or filing a claim or proof against that Obligor; or

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall, as an independent obligation, on demand, indemnify the Lender against any documented cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

(c)	This Clause 14.1 (Currency indemnity) does not apply to any sum due to the Lender under any Hedging Agreement.

14.2	Other indemnities

(a)	Each Obligor shall, on demand, indemnify the Lender and any Receiver and Delegate against:

(i)	any cost, loss or liability incurred by it as a result of:

(A)	the occurrence of any Event of Default;

(B)	a failure by a Transaction Obligor to pay any amount due under a Finance Document on its due date;

(C)	funding, or making arrangements to fund, an Advance requested by the Borrowers in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by the Lender alone); or

(D)	the Loan (or part of the Loan) not being prepaid in accordance with a notice of prepayment given by the Borrowers;

(ii)	any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by the Lender (otherwise than by reason of the Lender's gross negligence or wilful misconduct) or, in the case of any cost, loss or liability pursuant to Clause 31.8 (Disruption to Payment Systems etc.) notwithstanding the Lender's negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Lender in acting as Lender under the Finance Documents.

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(b)	Each Obligor shall, on demand, indemnify the Lender, each Affiliate of the Lender and any Receiver and Delegate and each officer or employee of the Lender or its Affiliate or any Receiver or Delegate (as applicable) (each such person for the purposes of this Clause 14.2 (Other indemnities) an "Indemnified Person"), against any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by that Indemnified Person pursuant to or in connection with any litigation, arbitration or administrative proceedings or regulatory enquiry, in connection with or arising out of the entry into and the transactions contemplated by the Finance Documents, having the benefit of any Security constituted by the Finance Documents or which relates to the condition or operation of, or any incident occurring in relation to, any Ship unless such cost, loss or liability is caused by the gross negligence or wilful misconduct of that Indemnified Person.

(c)	No Party other than the Lender or the Receiver or Delegate (as applicable) may take any proceedings against any officer, employee or agent of the Lender or the Receiver or Delegate (as applicable) in respect of any claim it might have against the Lender or the Receiver or Delegate or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Transaction Document or any Security Property.

(d)	Without limiting, but subject to any limitations set out in paragraph (b) above, the indemnity in paragraph (b) above shall cover any cost, loss or liability incurred by each Indemnified Person in any jurisdiction:

(i)	arising or asserted under or in connection with any law relating to safety at sea, the ISM Code, any Environmental Law or any Sanctions; or

(ii)	in connection with any Environmental Claim.

(e)	Each Obligor shall, on demand, indemnify the Lender and every Receiver and Delegate against any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by any of them:

(i)	in relation to or as a result of:

(A)	any failure by the Borrower to comply with its obligations under Clause 15 (Costs and Expenses);

(B)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised;

(C)	the taking, holding, protection or enforcement of the Finance Documents and the Transaction Security;

(D)	the exercise of any of the rights, powers, discretions, authorities and remedies vested in the Lender and each Receiver and Delegate by the Finance Documents or by law;

(E)	any default by any Transaction Obligor in the performance of any of the obligations expressed to be assumed by it/him in the Finance Documents;

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(F)	any action by any Transaction Obligor which vitiates, reduces the value of, or is otherwise prejudicial to, the Transaction Security; and

(G)	instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as permitted under the Finance Documents;

(ii)	which otherwise relates to any of the Security Property or the performance of the terms of this Agreement or the other Finance Documents (otherwise, in each case, than by reason of the Lender's or Receiver's or Delegate's gross negligence or wilful misconduct).

(f)	Any Affiliate or Receiver or Delegate or any officer or employee of the Lender, or of any of its Affiliates or any Receiver or Delegate (as applicable) may rely on this Clause 14.2 (Other indemnities) and the provisions of the Third Parties Act, subject to Clause 1.5 (Third party rights) and the provisions of the Third Parties Act.

14.3	Mandatory Cost

Each Borrower shall, on demand by the Lender, pay to the Lender, such amount which the Lender certifies in a notice to the Borrowers to be its good faith determination of the amount necessary to compensate it for complying with:

(a)	if the Lender is lending from a Facility Office in a Participating Member State, the minimum reserve requirements (or other requirements having the same or similar purpose) of the European Central Bank or any other authority or agency which replaces all or any of its functions in respect of loans made from that Facility Office; and

(b)	if the Lender is lending from a Facility Office in the United Kingdom, any reserve asset, special deposit or liquidity requirements (or other requirements having the same or similar purpose) of the Bank of England (or any other governmental authority or agency) and/or paying any fees to the Financial Conduct Authority and/or the Prudential Regulation Authority (or any other governmental authority or agency which replaces all or any of their functions), which, in each case, is referable to the Loan.

15	Costs and Expenses

15.1	Transaction expenses

The Obligors shall, on demand, pay the Lender the amount of all documented costs and expenses (including legal fees) incurred by it in connection with the negotiation, preparation, printing, execution and perfection of:

(a)	this Agreement and any other documents referred to in this Agreement or in a Security Document; and

(b)	any other Finance Documents executed after the date of this Agreement.

15.2	Amendment costs

If:

(a)	a Transaction Obligor requests an amendment, waiver or consent; or

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(b)	an amendment is required either pursuant to Clause 31.6 (Change of currency) or as contemplated in Clause 42.1 (Replacement of Screen Rate); or

(c)	a Transaction Obligor requests, and the Lender agrees to, the release of all or any part of the Security Assets from the Transaction Security,

the Obligors shall, on demand, reimburse the Lender for the amount of all documented costs and expenses (including legal fees) incurred by the Lender in responding to, evaluating, negotiating or complying with that request or requirement.

15.3	Enforcement and preservation costs

The Obligors shall, on demand, pay to the Lender the amount of all costs and expenses (including legal fees) incurred by the Lender in connection with the enforcement of, or the preservation of any rights under, any Finance Document or the Transaction Security and with any proceedings instituted by or against the Lender as a consequence of it entering into a Finance Document, taking or holding the Transaction Security, or enforcing those rights.

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Section 7

Guarantees and Joint and Several Liability of Borrowers

16	Guarantee and Indemnity – Corporate Guarantor

16.1	Guarantee and indemnity

The Corporate Guarantor irrevocably and unconditionally:

(a)	guarantees to the Lender punctual performance by each Transaction Obligor other than the Corporate Guarantor of all such other Transaction Obligor's obligations under the Finance Documents;

(b)	undertakes with the Lender that whenever a Transaction Obligor other than the Corporate Guarantor does not pay any amount when due under or in connection with any Finance Document, the Corporate Guarantor shall immediately on demand pay that amount as if it were the principal obligor; and

(c)	agrees with the Lender that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify the Lender immediately on demand against any cost, loss or liability it incurs as a result of a Transaction Obligor other than the Corporate Guarantor not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it/him under any Finance Document on the date when it would have been due. The amount payable by the Corporate Guarantor under this indemnity will not exceed the amount it would have had to pay under this Clause 16 (Guarantee and Indemnity – Corporate Guarantor) if the amount claimed had been recoverable on the basis of a guarantee.

16.2	Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Transaction Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

16.3	Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of any Transaction Obligor or any security for those obligations or otherwise) is made by the Lender in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of the Corporate Guarantor under this Clause 16 (Guarantee and Indemnity – Corporate Guarantor) will continue or be reinstated as if the discharge, release or arrangement had not occurred.

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16.4	Waiver of defences

The obligations of the Corporate Guarantor under this Clause 16 (Guarantee and Indemnity – Corporate Guarantor – Corporate Guarantor) and in respect of any Transaction Security will not be affected or discharged by an act, omission, matter or thing which, but for this Clause 16.4 (Waiver of defences), would reduce, release or prejudice any of its obligations under this Clause 16 (Guarantee and Indemnity – Corporate Guarantor) or in respect of any Transaction Security (without limitation and whether or not known to it or the Lender) including:

(a)	any time, waiver or consent granted to, or composition with, any Transaction Obligor or other person;

(b)	the release of any other Transaction Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect or delay in perfecting, or refusal or neglect to take up or enforce, or delay in taking or enforcing any rights against, or security over assets of, any Transaction Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of a Transaction Obligor or any other person;

(e)	any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Finance Document or any other document or security including, without limitation, any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Finance Document or other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

(g)	any insolvency or similar proceedings.

16.5	Immediate recourse

The Corporate Guarantor waives any right it may have of first requiring the Lender (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person (including without limitation to commence any proceedings under any Finance Document or to enforce any Transaction Security) before claiming or commencing proceedings under this Clause 16 (Guarantee and Indemnity – Corporate Guarantor). This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

16.6	Appropriations

Until all amounts which may be or become payable by the Transaction Obligors under or in connection with the Finance Documents have been irrevocably paid in full, the Lender (or any trustee or agent on its behalf) may:

(a)	refrain from applying or enforcing any other moneys, security or rights held or received by the Lender (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and the Corporate Guarantor shall not be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from the Corporate Guarantor or on account of the Corporate Guarantor's liability under this Clause 16 (Guarantee and Indemnity – Corporate Guarantor).

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16.7	Deferral of Corporate Guarantor's rights

All rights which the Corporate Guarantor at any time has (whether in respect of this guarantee, a mortgage or any other transaction) against any Borrower, any other Transaction Obligor or their respective assets shall be fully subordinated to the rights of the Lender under the Finance Documents and until the end of the Security Period and unless the Lender otherwise directs, the Corporate Guarantor will not exercise any rights which it may have (whether in respect of any Finance Document to which it is a Party or any other transaction) by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this Clause 16 (Guarantee and Indemnity – Corporate Guarantor):

(a)	to be indemnified by a Transaction Obligor;

(b)	to claim any contribution from any third party providing security for, or any other guarantor of, any Transaction Obligor's obligations under the Finance Documents;

(c)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Lender under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by the Lender;

(d)	to bring legal or other proceedings for an order requiring any Transaction Obligor to make any payment, or perform any obligation, in respect of which the Corporate Guarantor has given a guarantee, undertaking or indemnity under Clause 16.1 (Guarantee and Indemnity – Corporate Guarantor);

(e)	to exercise any right of set-off against any Transaction Obligor; and/or

(f)	to claim or prove as a creditor of any Transaction Obligor in competition with the Lender.

If the Corporate Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Lender by the Transaction Obligors under or in connection with the Finance Documents to be repaid in full on trust for the Lender and shall promptly pay or transfer the same to the Lender or as the Lender may direct for application in accordance with Clause 32 (Payment Mechanics).

16.8	Additional security

This guarantee and any other Security given by the Corporate Guarantor is in addition to and is not in any way prejudiced by, and shall not prejudice, any other guarantee or Security or any other right of recourse now or subsequently held by the Lender or any right of set-off or netting or right to combine accounts in connection with the Finance Documents.

16.9	Applicability of provisions of Guarantee to other Security

Clauses 16.2 (Continuing guarantee), 16.3 (Reinstatement), 16.4 (Waiver of defences), 16.5 (Immediate recourse), 16.6 (Appropriations), 16.7 (Deferral of Corporate Guarantor's rights) and 16.8 (Additional Security) shall apply, with any necessary modifications, to any Security which the Corporate Guarantor creates (whether at the time at which it signs this Agreement or at any later time) to secure the Secured Liabilities or any part of them.

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17	Joint and Several Liability of the Borrowers

17.1	Joint and several liability

All liabilities and obligations of the Borrowers under this Agreement shall, whether expressed to be so or not, be joint and several.

17.2	Waiver of defences

The liabilities and obligations of a Borrower shall not be impaired by:

(a)	this Agreement being or later becoming void, unenforceable or illegal as regards any other Borrower;

(b)	the Lender entering into any rescheduling, refinancing or other arrangement of any kind with any other Borrower;

(c)	the Lender releasing any other Borrower or any Security created by a Finance Document; or

(d)	any time, waiver or consent granted to, or composition with any other Borrower or other person;

(e)	the release of any other Borrower or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(f)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any other Borrower or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(g)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of any other Borrower or any other person;

(h)	any amendment, novation, supplement, extension, restatement (however fundamental, and whether or not more onerous) or replacement of a Finance Document or any other document or security including, without limitation, any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Finance Document or other document or security;

(i)	any unenforceability, illegality or invalidity of any obligation or any person under any Finance Document or any other document or security; or

(j)	any insolvency or similar proceedings.

17.3	Principal Debtor

Each Borrower declares that it is and will, throughout the Security Period, remain a principal debtor for all amounts owing under this Agreement and the Finance Documents and no Borrower shall, in any circumstances, be construed to be a surety for the obligations of any other Borrower under this Agreement.

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17.4	Borrower restrictions

(a)	Subject to paragraph (b) below, during the Security Period no Borrower shall:

(i)	claim any amount which may be due to it from any other Borrower whether in respect of a payment made under, or matter arising out of, this Agreement or any Finance Document, or any matter unconnected with this Agreement or any Finance Document; or

(ii)	take or enforce any form of security from any other Borrower for such an amount, or in any way seek to have recourse in respect of such an amount against any asset of any other Borrower; or

(iii)	set off such an amount against any sum due from it to any other Borrower; or

(iv)	prove or claim for such an amount in any liquidation, administration, arrangement or similar procedure involving any other Borrower; or

(v)	exercise or assert any combination of the foregoing.

(b)	If during the Security Period, the Lender, by notice to a Borrower, requires it to take any action referred to in paragraph (a) above in relation to any other Borrower, that Borrower shall take that action as soon as practicable after receiving the Lender's notice.

17.5	Deferral of Borrowers' rights

Until all amounts which may be or become payable by the Borrowers under or in connection with the Finance Documents have been irrevocably paid in full and unless the Lender otherwise directs, no Borrower will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents:

(a)	to be indemnified by any other Borrower; or

(b)	to claim any contribution from any other Borrower in relation to any payment made by it under the Finance Documents.

18	Guarantee and Indemnity - Hedge Guarantors

18.1	Guarantee and indemnity

Each Hedge Guarantor irrevocably and unconditionally jointly and severally:

(a)	guarantees to the Lender punctual performance by each Borrower of all that Borrower's obligations under the Hedging Agreements;

(b)	undertakes with the Lender that whenever a Borrower does not pay any amount when due under or in connection with any Hedging Agreement, that Hedge Guarantor shall immediately on demand pay that amount as if it were the principal obligor; and

(c)	agrees with the Lender that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify the Lender immediately on demand against any cost, loss or liability it incurs as a result of a Borrower not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Hedging Agreement on the date when it would have been due. The amount payable by a Hedge Guarantor under this indemnity will not exceed the amount it would have had to pay under this Clause 18 (Guarantee and Indemnity - Hedge Guarantors) if the amount claimed had been recoverable on the basis of a guarantee.

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18.2	Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Borrower under the Hedging Agreements, regardless of any intermediate payment or discharge in whole or in part.

18.3	Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of any Borrower or any security for those obligations or otherwise) is made by the Lender in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of each Hedge Guarantor under this Clause 18 (Guarantee and Indemnity - Hedge Guarantors) will continue or be reinstated as if the discharge, release or arrangement had not occurred.

18.4	Waiver of defences

The obligations of each Hedge Guarantor under this Clause 18 (Guarantee and Indemnity - Hedge Guarantors) and in respect of any Transaction Security will not be affected or discharged by an act, omission, matter or thing which, but for this Clause 18.4 (Waiver of defences), would reduce, release or prejudice any of its obligations under this Clause 18 (Guarantee and Indemnity - Hedge Guarantors) or in respect of any Transaction Security (without limitation and whether or not known to it or the Lender) including:

(a)	any time, waiver or consent granted to, or composition with, any Transaction Obligor or other person;

(b)	the release of any other Transaction Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect or delay in perfecting, or refusal or neglect to take up or enforce, or delay in taking or enforcing any rights against, or security over assets of, any Transaction Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of a Transaction Obligor or any other person;

(e)	any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Finance Document or any other document or security including, without limitation, any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Finance Document or other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

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(g)	any insolvency or similar proceedings.

18.5	Immediate recourse

Each Hedge Guarantor waives any right it may have of first requiring the Lender (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person (including without limitation to commence any proceedings under any Finance Document or to enforce any Transaction Security) before claiming or commencing proceedings under this Clause 18 (Guarantee and Indemnity - Hedge Guarantors). This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

18.6	Appropriations

Until all amounts which may be or become payable by the Borrowers under or in connection with the Hedging Agreements have been irrevocably paid in full, the Lender (or any trustee or agent on its behalf) may:

(a)	refrain from applying or enforcing any other moneys, security or rights held or received by the Lender (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Hedge Guarantor shall be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from any Hedge Guarantor or on account of any Hedge Guarantor's liability under this Clause 18 (Guarantee and Indemnity - Hedge Guarantors).

18.7	Deferral of Hedge Guarantors' rights

All rights which each Hedge Guarantor at any time has (whether in respect of this guarantee, a mortgage or any other transaction) against any Borrower, any other Transaction Obligor or their respective assets shall be fully subordinated to the rights of the Lender under the Finance Documents and until the end of the Security Period and unless the Lender otherwise directs, no Hedge Guarantor will exercise any rights which it may have (whether in respect of any Finance Document to which it is a party or any other transaction) by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this Clause 18 (Guarantee and Indemnity - Hedge Guarantors):

(a)	to be indemnified by a Transaction Obligor;

(b)	to claim any contribution from any third party providing security for, or any other guarantor of, any Transaction Obligor's obligations under the Finance Documents;

(c)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Lender under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by the Lender;

(d)	to bring legal or other proceedings for an order requiring any Transaction Obligor to make any payment, or perform any obligation, in respect of which any Hedge Guarantor has given a guarantee, undertaking or indemnity under Clause 18 (Guarantee and Indemnity - Hedge Guarantors);

(e)	to exercise any right of set-off against any Transaction Obligor; and/or

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(f)	to claim or prove as a creditor of any Transaction Obligor in competition with the Lender.

If a Hedge Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Lender by the Transaction Obligors under or in connection with the Finance Documents to be repaid in full on trust for the Lender and shall promptly pay or transfer the same to the Lender or as the Lender may direct for application in accordance with Clause 31 (Payment Mechanics).

18.8	Additional security

This guarantee and any other Security given by a Hedge Guarantor is in addition to and is not in any way prejudiced by, and shall not prejudice, any other guarantee or Security or any other right of recourse now or subsequently held by the Lender or any right of set-off or netting or right to combine accounts in connection with the Finance Documents.

18.9	Applicability of provisions of Guarantee to other Security

Clauses 18.2 (Continuing guarantee), 18.3 (Reinstatement), 18.4 (Waiver of defences), 18.5 (Immediate recourse), 18.6 (Appropriations), 18.7 (Deferral of Hedge Guarantors' rights) and 18.8 (Additional security) shall apply, with any necessary modifications, to any Security which a Hedge Guarantor creates (whether at the time at which it signs this Agreement or at any later time) to secure the Secured Liabilities or any part of them.

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Section 8

Representations, Undertakings and Events of Default

19	Representations

19.1	General

Each Obligor makes the representations and warranties set out in this Clause 19 (Representations) to the Lender on the date of this Agreement.

19.2	Status

(a)	It is a limited liability corporation, duly incorporated and validly existing in good standing under the law of its Original Jurisdiction.

(b)	It and each Transaction Obligor has the power to own its assets and carry on its business as it is being conducted.

(c)	Each Borrower is in compliance with the RMI Regulations.

19.3	Shares and ownership

(a)	Borrower A is authorised to issue 500 registered and/or bearer shares of no par value common stock, all of which shares have been issued in registered form fully paid.

(b)	Borrower B is authorised to issue 500 registered and/or bearer shares of no par value common stock, all of which shares have been issued in registered form fully paid.

(c)	The Corporate Guarantor is authorised to issue 100,000,000 registered shares of with a par value of $0.001 per share, of which 32,890,000 have been issued in registered form fully paid.

(d)	The legal title to and beneficial interest in the shares in each Borrower is held by the Corporate Guarantor free of any Security (other than Permitted Security) or any other claim.

(e)	None of the shares in any Borrower or the Corporate Guarantor is subject to any option to purchase, pre-emption rights or similar rights.

19.4	Binding obligations

The obligations expressed to be assumed by it in each Transaction Document to which it is a party are legal, valid, binding and enforceable obligations.

19.5	Validity, effectiveness and ranking of Security

(a)	Each Finance Document to which it is a party does now or, as the case may be, will upon execution and delivery create the Security it purports to create over any assets to which such Security, by its terms, relates, and such Security will, when created or intended to be created, be valid and effective.

(b)	No third party has or will have any Security (except for Permitted Security) over any assets that are the subject of any Transaction Security granted by it.

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(c)	The Transaction Security granted by it to the Lender has or will when created or intended to be created have first ranking priority or such other priority it is expressed to have in the Finance Documents and is not subject to any prior ranking or pari passu ranking Security.

(d)	No concurrence, consent or authorisation of any person is required for the creation of or otherwise in connection with any Transaction Security.

19.6	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, each Transaction Document to which it is a party do not and will not conflict with:

(a)	any law or regulation applicable to it;

(b)	its constitutional documents; or

(c)	any agreement or instrument binding upon it or any member of the Group or any of its/his assets or constitute a default or termination event (however described) under any such agreement or instrument.

19.7	Power and authority

(a)	It has the power to enter into, perform and deliver, and has taken all necessary action to authorise:

(i)	its entry into, performance and delivery of, each Transaction Document to which it is or will be a party and the transactions contemplated by those Transaction Documents;

(ii)	in the case of Borrower A, its registration of Ship A under its Approved Flag; and

(iii)	in the case of Borrower B, its registration of Ship B under its Approved Flag.

(b)	No limit on its powers will be exceeded as a result of the borrowing, granting of security or giving of guarantees or indemnities contemplated by the Transaction Documents to which it is a party.

19.8	Validity and admissibility in evidence

All Authorisations required or desirable:

(a)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Transaction Documents to which it is a party; and

(b)	to make the Transaction Documents to which it is a party admissible in evidence in its Relevant Jurisdictions,

have been obtained or effected and are in full force and effect.

19.9	Governing law and enforcement

(a)	The choice of governing law of each Transaction Document to which it is a party will be recognised and enforced in its Relevant Jurisdictions.

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(b)	Any judgment obtained in relation to a Transaction Document to which it is a party in the jurisdiction of the governing law of that Transaction Document will be recognised and enforced in its Relevant Jurisdictions.

19.10	Insolvency

No:

(a)	corporate action, legal proceeding or other procedure or step described in paragraph (a) of Clause 27.8 (Insolvency proceedings); or

(b)	creditors' process described in Clause 27.9 (Creditors' process),

has been taken or, to its knowledge, threatened in relation to a member of the Group; and none of the circumstances described in Clause 27.7 (Insolvency) applies to a member of the Group.

19.11	No filing or stamp taxes

Under the laws of its Relevant Jurisdictions it is not necessary that the Finance Documents to which it is a party be registered, filed, recorded, notarised or enrolled with any court or other authority in that jurisdiction or that any stamp, registration, notarial or similar Taxes or fees be paid on or in relation to the Finance Documents to which it is a party or the transactions contemplated by those Finance Documents except the registration of each Mortgage with the relevant ship registry.

19.12	Deduction of Tax

It is not required to make any Tax Deduction from any payment it may make under any Finance Document to which it is a party.

19.13	No default

(a)	No Event of Default and, on the date of this Agreement and on each Utilisation Date, no Default has occurred or might be expected to result from the making of any Utilisation or the entry into, the performance of, or any transaction contemplated by, any Transaction Document.

(b)	No other event or circumstance is outstanding which constitutes a default or a termination event (however described) under any other agreement or instrument which is binding on it or to which its assets are subject.

19.14	No misleading information

(a)	Any factual information provided by any member of the Group for the purposes of this Agreement was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated.

(b)	The financial projections contained in any such information have been prepared on the basis of recent historical information and on the basis of reasonable assumptions.

(c)	Nothing has occurred or been omitted from any such information and no information has been given or withheld that results in any such information being untrue or misleading.

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19.15	Financial Statements

(a)	Its Original Financial Statements were prepared in accordance with IFRS consistently applied.

(b)	Its Original Financial Statements give a true and fair view (if audited) or fairly present (if unaudited) its financial condition as at the end of the relevant financial year and the results of operations during the relevant financial year (consolidated in the case of the Corporate Guarantor).

(c)	Since 12 April 2022, there has been no material adverse change in its assets, business or financial condition or the assets business or financial condition of any other member of the Group which, in the Lender's absolute discretion, may affect its compliance with the Finance Documents and the performance of its obligations thereunder.

(d)	Its most recent financial statements delivered pursuant to Clause 20.2 (Financial statements):

(i)	have been prepared in accordance with Clause 20.3 (Requirements as to financial statements); and

(ii)	give a true and fair view (if audited) or fairly represent (if unaudited) its financial condition as at the end of the relevant financial year and operations during the relevant financial year (consolidated in the case of the Corporate Guarantor).

(e)	Since the date of the most recent financial statements delivered pursuant to Clause 20.2 (Financial statements) there has been no material adverse change in its business, assets or financial condition (or the business or consolidated financial condition of the Group, in the case of the Corporate Guarantor).

19.16	Pari passu ranking

Its payment obligations under the Finance Documents to which it is a party rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

19.17	No proceedings pending or threatened

(a)	No litigation, arbitration or administrative proceedings or investigations (including proceedings or investigations relating to any alleged or actual breach of the ISM Code or of the ISPS Code) of or before any court, arbitral body or agency have been started or threatened against it or any other Transaction Obligor or any other member of the Group.

(b)	No judgment or order of a court, arbitral tribunal or other tribunal or any order or sanction of any governmental or other regulatory body has been made against it or any other Transaction Obligor or any other member of the Group.

19.18	Valuations

(a)	All information supplied by it or on its behalf to an Approved Valuer for the purposes of a valuation delivered to the Lender in accordance with this Agreement was true and accurate as at the date it was supplied or (if appropriate) as at the date (if any) at which it is stated to be given.

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(b)	It has not omitted to supply any information to an Approved Valuer which, if disclosed, would adversely affect any valuation prepared by such Approved Valuer.

(c)	There has been no change to the factual information provided pursuant to paragraph (a) above in relation to any valuation between the date such information was provided and the date of that valuation which, in either case, renders that information untrue or misleading in any material respect.

19.19	No breach of laws

It has not (and no other Transaction Obligor or other member of the Group has) breached any law or regulation.

19.20	No Charter

No Ship is subject to any Charter other than a Permitted Charter.

19.21	Compliance with Environmental Laws

All Environmental Laws relating to the ownership, operation and management of each Ship and the business of each Transaction Obligor and each other member of the Group (as now conducted and as anticipated to be conducted in the future) and the terms of all Environmental Approvals have been complied with.

19.22	No Environmental Claim

No Environmental Claim has been made or threatened against any Transaction Obligor, any other member of the Group or any Ship.

19.23	No Environmental Incident

No Environmental Incident has occurred and no person has claimed that an Environmental Incident has occurred.

19.24	ISM and ISPS Code compliance

All requirements of the ISM Code and the ISPS Code as they relate to each Borrower, each Approved Manager and each Ship have been complied with.

19.25	Taxes paid

(a)	It is not and no other Transaction Obligor or other member of the Group is overdue in the filing of any Tax returns and it is not and no other Transaction Obligor or other member of the Group is overdue in the payment of any amount in respect of Tax.

(b)	No claims or investigations are being, or are likely to be, made or conducted against it (or any other Transaction Obligor or any other member of the Group) with respect to Taxes.

19.26	Financial Indebtedness

No Borrower has any Financial Indebtedness outstanding other than Permitted Financial Indebtedness.

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19.27	Overseas companies

No Transaction Obligor or other member of the Group has delivered particulars, whether in its name stated in the Finance Documents or any other name, of any UK Establishment to the Registrar of Companies as required under the Overseas Regulations or, if it has so registered, it has provided to the Lender sufficient details to enable an accurate search against it to be undertaken by the Lender at the Companies Registry.

19.28	Good title to assets

It and each other Transaction Obligor or other member of the Group has good, valid and marketable title to, or valid leases or licences of, and all appropriate Authorisations to use, the assets necessary to carry on its business as presently conducted.

19.29	Ownership

(a)	Borrower A is the sole legal and beneficial owner of Ship A, its Earnings and its Insurances.

(b)	Borrower B is the sole legal and beneficial owner of Ship B, its Earnings and its Insurances.

(c)	With effect on and from the date of its creation or intended creation, each Transaction Obligor will be the sole legal and beneficial owner of any asset that is the subject of any Transaction Security created or intended to be created by such Transaction Obligor.

(d)	The constitutional documents of each Transaction Obligor do not and could not restrict or inhibit any transfer of the shares of the Borrowers on creation or enforcement of the security conferred by the Security Documents.

19.30	Centre of main interests and establishments

For the purposes of The Council of the European Union Regulation No. 2015/848 on Insolvency Proceedings (recast)(the "Regulation"), its centre of main interest (as that term is used in Article 3(1) of the Regulation) is situated in the Hellenic Republic and it has no "establishment" (as that term is used in Article 2(10) of the Regulation) in any other jurisdiction.

19.31	Place of business

No Obligor has a place of business in any country other than the Hellenic Republic and its head office functions are carried out in the case of each Obligor at the address set out in Part A of Schedule 1 (The Parties).

19.32	No employee or pension arrangements

No Transaction Obligor has any employees or any liabilities under any pension scheme.

19.33	Sanctions

(a)	No Transaction Obligor or any Affiliate of any of them:

(i)	is a Prohibited Party;

(ii)	is owned or controlled by or acting directly or indirectly on behalf of or for the benefit of, a Prohibited Party;

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(iii)	owns or controls a Prohibited Party; or

(iv)	has a Prohibited Party serving as a director, officer or, to the best of its knowledge, employee; or

(v)	is domiciled or is incorporated in any of the restricted, embargoed or sanctioned countries according to applicable Sanctions (as that term is defined in the most recent applicable laws and regulations in respect of Sanctions);

(b)	No proceeds of the Loan or any part of the Loan is being made available, directly or indirectly, to or for the benefit of a Prohibited Party nor shall they be otherwise directly or indirectly, applied in a manner or for a purpose prohibited by Sanctions.

(c)	No proceeds, funds or benefit from any activity or dealing with a Prohibited Party are used in discharging any obligation due or owing to the Lender or are credited to any bank account held with the Lender (including without limitation, all the Accounts), and that no payment is effected, whether to discharge any obligation due or owing to such party or for any other purpose, through the use of any bank account held with the Lender.

(d)	Each Transaction Obligor and each Affiliate of any of them is in compliance with all Sanctions.

(e)	Each Borrower, each other Transaction Obligor and each Affiliate of any of them (to the extent permitted by law and promptly upon becoming aware of them) supplies to the Lender details of any claim, action, suit, proceedings or investigation against it with respect to Sanctions by any Sanctions Authority.

19.34	US Tax Obligor

No Transaction Obligor is a US Tax Obligor.

19.35	Repetition

The Repeating Representations are deemed to be made by each Obligor by reference to the facts and circumstances then existing on the date of each Utilisation Request and the first day of each Interest Period.

20	Information Undertakings

20.1	General

The undertakings in this Clause 20 (Information Undertakings) remain in force throughout the Security Period unless the Lender may otherwise permit.

20.2	Financial statements

The Obligors shall supply to the Lender:

(a)	as soon as they become available, but in any event within 180 days after the end of its respective financial year the annual audited financial statements of the Corporate Guarantor for that financial year; and

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(b)	as soon as the same become available, but in any event within 120 days after the end of each half of its respective financial years the semi-annual unaudited financial statements of the Corporate Guarantor for that financial half year; and

(c)	upon the Lender’s request, the annual audited and the semi-annual unaudited financial statements of the Borrowers.

20.3	Requirements as to financial statements

(a)	Each set of financial statements delivered by an Obligor pursuant to Clause 20.2 (Financial statements) shall be certified by an officer of the relevant company as giving a true and fair view (if audited) or fairly representing (if unaudited) its financial condition and operations as at the date as at which those financial statements were drawn up.

(b)	The Obligors shall procure that each set of financial statements delivered pursuant to Clause 20.2 (Financial statements) is prepared using IFRS, accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements for that Obligor unless, in relation to any set of financial statements, it notifies the Lender that there has been a change in IFRS, the accounting practices or reference periods, and its auditors deliver to the Lender:

(i)	a description of any change necessary for those financial statements to reflect the IFRS, accounting practices and reference periods upon which that Obligor's Original Financial Statements were prepared; and

(ii)	sufficient information, in form and substance as may be required by the Lender, to enable the Lender to determine whether Clause 21 (Financial Covenants) has been complied with and make an accurate comparison between the financial position indicated in those financial statements and that Obligor's Original Financial Statements.

Any reference in this Agreement to those financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.

20.4	Compliance Certificate

(a)	The Corporate Guarantor shall supply to the Lender twice per annum, with each set of annual and semi-annual financial statements delivered pursuant Clause 21.2 (Financial statements), a Compliance Certificate setting out (in reasonable detail) computations as to compliance with Clause 22 (Financial Covenants) as at the date as at which those financial statements were drawn up.

(b)	Each Compliance Certificate shall be signed by the Chief Financial Officer or the Treasurer of the Corporate Guarantor.

20.5	DAC6

(a)	In this Clause 20.4 (DAC6), "DAC6" means the Council Directive of 25 May 2018 (2018/822/EU) amending Directive 2011/16/EU or any replacement legislation applicable in the United Kingdom.

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(b)	The Corporate Guarantor shall supply to the Lender:

(i)	promptly upon the making of such analysis or the obtaining of such advice, any analysis made or advice obtained on whether any transaction contemplated by the Transaction Documents or any transaction carried out (or to be carried out) in connection with any transaction contemplated by the Transaction Documents contains a hallmark as set out in Annex IV of DAC6; and

(ii)	promptly upon the making of such reporting and to the extent permitted by applicable law and regulation, any reporting made to any governmental or taxation authority by or on behalf of any member of the Group or by any adviser to such member of the Group in relation to DAC6 or any law or regulation which implements DAC6 and any unique identification number issued by any governmental or taxation authority to which any such report has been made (if available).

20.6	Information: miscellaneous

Each Obligor shall and shall procure that each other Transaction Obligor shall supply to the Lender:

(a)	all documents dispatched by it to its shareholders (or any class of them) or its creditors generally at the same time as they are dispatched;

(b)	promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings or investigations (including proceedings or investigations relating to any alleged or actual breach of the ISM Code or of the ISPS Code) which are current, threatened or pending against any member of the Group;

(c)	promptly upon becoming aware of them, the details of any judgment or order of a court, arbitral body or agency which is made against any member of the Group;

(d)	promptly, its constitutional documents where these have been amended or varied;

(e)	promptly, such further information and/or documents regarding:

(i)	each Ship, goods transported on each Ship, its Earnings and its Insurances;

(ii)	the Security Assets;

(iii)	compliance of the Transaction Obligors with the terms of the Finance Documents;

(iv)	the financial condition, business and operations of any member of the Group,

as the Lender may request; and

(f)	promptly, such further information and/or documents as the Lender may request so as to enable the Lender to comply with any laws applicable to it or as may be required by any regulatory authority.

20.7	Notification of Default

(a)	Each Obligor shall, and shall procure that each other Transaction Obligor shall, notify the Lender of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

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(b)	Promptly upon a request by the Lender, each Borrower shall supply to the Lender a certificate signed by two of its directors or senior officers on its behalf certifying that no Default has occurred (or if a Default has occurred, specifying the Default and the steps, if any, being taken to remedy it).

20.8	"Know your customer" checks

If:

(a)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(b)	any change in the status of a Transaction Obligor (or of a Holding Company of a Transaction Obligor) (including, without limitation, a change of ownership of a Transaction Obligor or of a Holding Company of a Transaction Obligor after the date of this Agreement; or

(c)	a proposed assignment by the Lender of any of its rights under this Agreement, obliges the Lender (or, in the case of paragraph (c) above, any prospective assignee) to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it, each Transaction Obligor shall, promptly upon the request of the Lender, supply, or procure the supply of such documentation and other evidence (including, without limitation, any declaration of the ultimate beneficial ownership of each Transaction Obligor in a form acceptable to the Lender) as is requested by the Lender (for itself or, in the case of the event described in paragraph (c) above, on behalf of any prospective assignee) in order for the Lender or, in the case of the event described in paragraph (c) above, any prospective assignee to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

21	Financial Covenants

21.1	Corporate Guarantor's Financial Covenants

The Corporate Guarantor shall ensure that at all times throughout the Security Period:

(a)	the Market Adjusted Leverage shall not exceed 75 per cent.;

(b)	Liquid Funds shall not be less than (i) $10,000,000 on a consolidated basis and (ii) $750,000 per Fleet Vessel; and

(c)	its Consolidated Net Worth shall not be less than $100,000,000.

In this Agreement:

"Applicable Accounts" means, as at the date of calculation or, as the case may be, in respect of an accounting period, the annual audited combined financial statements or, as the case may be, semi-annual combined management accounts of the Group which the Corporate Guarantor is obliged to deliver to the Lender pursuant to Clause 21.2 (Financial statements).

"Consolidated Net Worth" means the aggregate of the Consolidated Market Value Adjusted Total Assets less the Consolidated Total Liabilities.

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"Consolidated Current Assets" means the aggregate of the cash and marketable securities, trade and other receivables from persons other than a member of the Group realisable within one year, inventories and prepaid expenses which are to be charged to income within one year less any doubtful debts and any discounts or allowances given, in each case in relation to the Group, as stated in the then most recent and relevant Applicable Accounts.

"Consolidated Market Value Adjusted Tangible Fixed Assets" means the Fleet Market Value plus the book value (less depreciation computed in accordance with the IFRS consistently applied) on a consolidated basis of all other tangible fixed assets of the Group (excluding the Fleet Vessels), as stated in the then most recent and relevant Applicable Accounts.

"Consolidated Market Value Adjusted Total Assets" means, at any relevant time, the aggregate of Consolidated Current Assets and Consolidated Market Value Adjusted Tangible Fixed Assets.

"Consolidated Total Liabilities" means the aggregate (as of the date of calculation) of all obligations of the Corporate Guarantor then outstanding for the payment or repayment of money as stated under "Total Liabilities" in the financial statements or, as the case may be, management accounts, then most recently required to be delivered pursuant to Clause 21.2 (Financial statements) including, without limitation:

(a)	any amounts payable by the Corporate Guarantor under leases or similar arrangements over their respective periods;

(b)	any credit to the Corporate Guarantor from a supplier of goods or under any instalment purchase or other similar arrangement;

(c)	the aggregate amount then outstanding of liabilities and obligations of third parties to the extent that they are guaranteed by the Corporate Guarantor;

(d)	any contingent liabilities (including any taxes or other payments under dispute or arbitration) which have been or should be recorded in the notes to the Corporate Guarantor's financial statements or, as the case may be, management accounts; and

(e)	any deferred tax liabilities.

"Fleet Market Value" means the aggregate Market Value of the Fleet Vessels, as determined pursuant to valuations dated within one month of the relevant Testing Date.

"Fleet Vessel" means any ship (including, but not limited to the Ships) from time to time wholly owned, leased or chartered in under capital leases by the Corporate Guarantor (directly or indirectly) or its Subsidiaries.

"Liquid Funds" means, as at the date of calculation or, as the case may be, for any accounting period, the aggregate of cash in hand held by the Corporate Guarantor and its subsidiaries with banks or other financial institutions of at least investment grade rating which is at the free and unrestricted disposal of the Corporate Guarantor and/or any of its subsidiaries, which is the holder thereof and if subject to a Security no enforcement action has been taken in relation or pursuant to such Security as at that date or during that accounting period.

"Market Adjusted Leverage" means, at any relevant time, the ratio of:

(a)	the Consolidated Total Liabilities less Liquid Funds; to

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(b)	the Consolidated Market Value Adjusted Total Assets.

"Testing Date" means the date on which the financial statements or, as the case may be, management accounts, referred to in Clause 20.2 (Financial statements) are supplied to the Lender.

22	General Undertakings

22.1	General

The undertakings in this Clause 22 (General Undertakings) remain in force throughout the Security Period except as the Lender may otherwise permit.

22.2	Authorisations

Each Obligor shall, and shall procure that each other Transaction Obligor will, promptly:

(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)	supply certified copies to the Lender of,

any Authorisation required under any law or regulation of a Relevant Jurisdiction or the state of the Approved Flag at any time of each Ship to enable it to:

(i)	perform its obligations under the Transaction Documents to which it/he is a party;

(ii)	ensure the legality, validity, enforceability or admissibility in evidence in any Relevant Jurisdiction or in the state of the Approved Flag at any time of each Ship, of any Transaction Document to which it/he is a party; and

(iii)	own and operate each Ship (in the case of the Borrowers).

22.3	Compliance with laws

(a)	Each Obligor shall, and shall procure that each other Transaction Obligor will, comply in all respects with all laws and regulations to which it/he may be subject.

(b)	Each Borrower shall maintain its compliance with the RMI Regulations.

22.4	Environmental compliance

Each Obligor shall, and shall procure that each other Transaction Obligor will:

(a)	comply with all Environmental Laws;

(b)	obtain, maintain and ensure compliance with all requisite Environmental Approvals;

(c)	implement procedures to monitor compliance with and to prevent liability under any Environmental Law.

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22.5	Environmental Claims

Each Obligor shall, and shall procure that each other Transaction Obligor and each other member of the Group (through the Corporate Guarantor) will promptly upon becoming aware of the same, inform the Lender in writing of:

(a)	any Environmental Claim against any member of the Group which is current, pending or threatened; and

(b)	any facts or circumstances which are likely to result in any Environmental Claim being commenced or threatened against any member of the Group.

22.6	Taxation

(a)	Each Obligor shall, and shall procure that each other Transaction Obligor and each other member of the Group will, pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties unless and only to the extent that:

(i)	such payment is being contested in good faith;

(ii)	adequate reserves are maintained for those Taxes and the costs required to contest them and both have been disclosed in its latest financial statements delivered to the Lender under Clause 20.2 (Financial statements); and

(iii)	such payment can be lawfully withheld.

(b)	No Obligor shall, and shall procure that no other Transaction Obligor will, change its residence for Tax purposes.

22.7	Overseas companies

Each Obligor shall, and shall procure that each other Transaction Obligor will, promptly inform the Lender if it delivers to the Registrar particulars required under the Overseas Regulations of any UK Establishment and it shall comply with any directions given to it by the Lender regarding the recording of any Transaction Security on the register which it is required to maintain under The Overseas Companies (Execution of Documents and Registration of Charges) Regulations 2009.

22.8	No change to centre of main interests

No Obligor shall change the location of its centre of main interest (as that term is used in Article 3(1) of the Regulation) from that stated in relation to it in Clause 19.30 (Centre of main interests and establishments) and it will create no "establishment" (as that term is used in Article 2(10) of the Regulation) in any other jurisdiction.

22.9	Pari passu ranking

Each Obligor shall, and shall procure that each other Transaction Obligor will, ensure that at all times any unsecured and unsubordinated claims of the Lender against it/him under the Finance Documents rank at least pari passu with the claims of all its/his other unsecured and unsubordinated creditors except those creditors whose claims are mandatorily preferred by laws of general application to companies.

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22.10	Title

(a)	Borrower A shall hold the legal title to, and own the entire beneficial interest in Ship A, its Earnings and its Insurances.

(b)	Borrower B shall hold the legal title to, and own the entire beneficial interest in Ship B, its Earnings and its Insurances.

(c)	With effect on and from its creation or intended creation, each Obligor shall hold the legal title to, and own the entire beneficial interest in any other assets the subject of any Transaction Security created or intended to be created by such Obligor.

22.11	Negative pledge

(a)	No Obligor shall and the Obligors shall procure that no other Transaction Obligor and no other member of the Group will, create or permit to subsist any Security over any of its/his assets which are, in the case of members of the Group other than the Borrowers, the subject of the Security created or intended to be created by the Finance Documents.

(b)	No Obligor shall, and the Obligors shall procure that no other Transaction Obligor and no other member of the Group will:

(i)	sell, transfer or otherwise dispose of any of its/his assets on terms whereby they are or may be leased to or re-acquired by a Transaction Obligor or any other member of the Group;

(ii)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(iii)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(iv)	enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

(c)	Paragraphs (a) and (b) above do not apply to any Permitted Security.

22.12	Disposals

(a)	Subject to paragraph (b) below, no Obligor shall, and the Obligors shall procure that no other Transaction Obligor and no other member of the Group will, enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of any asset.

(b)	No Borrower shall enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of the Ship owned by it, its Earnings or its Insurances.

(c)	Paragraph (a) above does not apply to any Charter as all Charters are subject to Clause 24.16 (Restrictions on chartering, appointment of managers etc.).

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22.13	Merger

No Obligor shall, and the Obligors shall procure that no other Transaction Obligor and no other member of the Group will, enter into any amalgamation, demerger, merger, consolidation or corporate reconstruction.

22.14	Change of business

(a)	The Corporate Guarantor shall procure that no change is made to the general nature of its business as the Holding Company of shipping companies which engage in shipping activities, acceptable to the Lender.

(b)	No Borrower shall engage in any business other than the ownership and operation of its Ship.

22.15	Financial Indebtedness

No Obligor shall incur or permit to be outstanding any Financial Indebtedness except Permitted Financial Indebtedness.

22.16	Expenditure

No Borrower shall incur any expenditure, except for expenditure reasonably incurred in the ordinary course of owning, operating, maintaining and repairing its Ship.

22.17	Shares

No Borrower shall, without the Lender's prior written consent:

(a)	purchase, cancel or redeem any of its shares;

(b)	increase or reduce its authorised shares; or

(c)	issue any further shares except to the Corporate Guarantor.

22.18	Dividends

No Obligor shall, following the occurrence of an Event of Default which is continuing or where any of the following would result in the occurrence of an Event of Default:

(a)	declare, make or pay any dividend, charge, fee or other distribution (or interest on any unpaid dividend, charge, fee or other distribution) (whether in cash or in kind) on or in respect of its shares (or any class of its shares);

(b)	repay or distribute any dividend or share premium reserve;

(c)	pay any management, advisory or other fee to or to the order of any of its shareholders; or

(d)	redeem, repurchase, defease, retire or repay any of its shares or resolve to do so.

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22.19	Other transactions

(a)	No Obligor shall, and the Obligors shall procure that no other Transaction Obligor will:

(i)	be the creditor in respect of any loan or any form of credit to any person other than another Transaction Obligor and where such loan or form of credit is Permitted Financial Indebtedness;

(ii)	give or allow to be outstanding any guarantee or indemnity to or for the benefit of any person in respect of any obligation of any other person or enter into any document under which that Transaction Obligor assumes any liability of any other person other than any guarantee or indemnity given under the Finance Documents;

(iii)	enter into any material agreement other than:

(A)	the Transaction Documents;

(B)	any other agreement expressly allowed under any other term of this Agreement;

(iv)	enter into any transaction on terms which are, in any respect, less favourable to that Transaction Obligor than those which it could obtain in a bargain made at arms' length; or

(v)	acquire any shares or other securities other than US or UK Treasury bills and certificates of deposit issued by major North American or European banks.

22.20	Unlawfulness, invalidity and ranking; Security imperilled

No Obligor shall, and the Obligors shall procure that no other Transaction Obligor and no other member of the Group will, do (or fail to do) or cause or permit another person to do (or omit to do) anything which is likely to:

(a)	make it unlawful for a Transaction Obligor to perform any of its/his obligations under the Transaction Documents;

(b)	cause any obligation of a Transaction Obligor under the Transaction Documents to cease to be legal, valid, binding or enforceable;

(c)	cause any Transaction Document to cease to be in full force and effect;

(d)	cause any Transaction Security to rank after, or lose its priority to, any other Security; and

(e)	imperil or jeopardise the Transaction Security.

22.21	Further assurance

(a)	Each Obligor shall, and shall procure that each other Transaction Obligor and each other member of the Group will, promptly, and in any event within the time period specified by the Lender do all such acts (including procuring or arranging any registration, notarisation or authentication or the giving of any notice) or execute or procure execution of all such documents (including assignments, transfers, mortgages, charges, notices, instructions, acknowledgments, proxies and powers of attorney), as the Lender may specify (and in such form as the Lender may require in favour of the Lender or its nominee(s)):

(i)	to create, perfect, vest in favour of the tenderer or protect the priority of the Security or any right of any kind created or intended to be created under or evidenced by the Finance Documents (which may include the execution of a mortgage, charge, assignment or other Security over all or any of the assets which are, or are intended to be, the subject of the Transaction Security) or for the exercise of any rights, powers and remedies of the Lender or any Receiver or Delegate provided by or pursuant to the Finance Documents or by law;

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(ii)	to confer on the Lender Security over any property and assets of that Transaction Obligor located in any jurisdiction equivalent or similar to the Security intended to be conferred by or pursuant to the Finance Documents;

(iii)	to facilitate or expedite the realisation and/or sale of, the transfer of title to or the grant of, any interest in or right relating to the assets which are, or are intended to be, the subject of the Transaction Security or to exercise any power specified in any Finance Document in respect of which the Security has become enforceable; and/or

(iv)	to enable or assist the Lender to enter into any transaction to commence, defend or conduct any proceedings and/or to take any other action relating to any item of the Security Property.

(b)	Each Obligor shall, and shall procure that each other Transaction Obligor and each other member of the Group will, take all such action as is available to it/him (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any Security conferred or intended to be conferred on the Lender by or pursuant to the Finance Documents.

(c)	At the same time as an Obligor delivers to the Lender any document executed by itself or another Transaction Obligor pursuant to this Clause 22.21 (Further assurance), that Obligor shall deliver, or shall procure that such other Transaction Obligor will deliver, to the Lender a certificate signed by two of that Obligor's or Transaction Obligor's directors or officers which shall:

(i)	set out the text of a resolution of that Obligor's or Transaction Obligor's directors specifically authorising the execution of the document specified by the Lender; and

(ii)	state that either the resolution was duly passed at a meeting of the directors validly convened and held, throughout which a quorum of directors entitled to vote on the resolution was present, or that the resolution has been signed by all the directors or officers and is valid under that Obligor's or Transaction Obligor's articles of incorporation or other constitutional documents.

22.22	Validity and completeness of Deed of Release

The Borrower shall procure that:

(a)	no amendments or additions to each Deed of Release will be made and no rights will be waived upon its execution on the relevant Release Date; and

(b)	each original executed Deed of Release will be delivered to the Lender on the relevant Release Date and shall constitute legal, valid, binding and enforceable obligations of, amongst others, the relevant Existing Bank.

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22.23	No change in beneficial ownership, management and control

(a)	Each Obligor shall procure that there will be no change in its beneficial ownership, management and control without the Lender's prior written consent.

(b)	The Guarantor shall remain the Holding Company of the Borrowers and the Borrowers shall remain the wholly owned Subsidiaries of the Guarantor.

23	Insurance Undertakings

23.1	General

The undertakings in this Clause 23 (Insurance Undertakings) remain in force from the date of this Agreement throughout the rest of the Security Period except as the Lender may otherwise permit.

23.2	Maintenance of obligatory insurances

Each Borrower shall keep the Ship owned by it insured at its expense against:

(a)	fire and usual marine risks (including hull and machinery and excess risks);

(b)	war risks;

(c)	protection and indemnity risks; and

(d)	any other risks which are specified by the Lender from time to time.

23.3	Terms of obligatory insurances

Each Borrower shall effect such insurances:

(a)	in dollars;

(b)	in the case of fire and usual marine risks and war risks, in an amount on an agreed value basis which shall be at least the greater of:

(i)	the Market Value of the Ship; and

(ii)	the amount, which when aggregated with the insured value of all Ships then subject to a Mortgage, will be equal to 125 per cent. of the Loan and any Hedging Close-Out Liabilities.

(c)	in the case of oil pollution liability risks, for an aggregate amount equal to the highest level of cover from time to time available under basic protection and indemnity club entry and in the international marine insurance market;

(d)	in the case of protection and indemnity risks, in respect of the full tonnage of its Ship;

(e)	on approved terms; and

(f)	through Approved Brokers and with approved insurance companies and/or underwriters or, in the case of war risks and protection and indemnity risks, in approved war risks and protection and indemnity risks associations.

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23.4	Further protections for the Lender

In addition to the terms set out in Clause 23.3 (Terms of obligatory insurances), each Borrower shall procure that the obligatory insurances effected by it shall:

(a)	subject always to paragraph (b), name that Borrower as the sole named insured unless there is any additional named insured which has been approved by the Lender and, if so requested by the Lender, has duly executed and delivered a first priority assignment of its interest in the relevant Ship's Insurances to the Lender in an agreed form and has provided such supporting documents and opinions in relation to that assignment as the Lender requires;

(b)	whenever the Lender requires, name (or be amended to name) the Lender as additional named insured for its rights and interests, warranted no operational interest and with full waiver of rights of subrogation against the Lender, but without the Lender being liable to pay (but having the right to pay) premiums, calls or other assessments in respect of such insurance;

(c)	name the Lender as loss payee with such directions for payment as the Lender may specify;

(d)	provide that all payments by or on behalf of the insurers under the obligatory insurances to the Lender shall be made without set off, counterclaim or deductions or condition whatsoever;

(e)	provide that the obligatory insurances shall be primary without right of contribution from other insurances which may be carried by the Lender; and

(f)	provide that the Lender may make proof of loss if that Borrower fails to do so.

23.5	Renewal of obligatory insurances

Each Borrower shall:

(a)	at least 21 days before the expiry of any obligatory insurance effected by it:

(i)	notify the Lender of the Approved Brokers (or other insurers) and any protection and indemnity or war risks association through or with which it proposes to renew that obligatory insurance and of the proposed terms of renewal; and

(ii)	obtain the Lender's approval to the matters referred to in sub-paragraph (i) above;

(b)	at least 14 days before the expiry of any obligatory insurance, renew that obligatory insurance in accordance with the Lender's approval pursuant to paragraph (a) above; and

(c)	procure that the Approved Brokers and/or the approved war risks and protection and indemnity associations with which such a renewal is effected shall promptly after the renewal notify the Lender in writing of the terms and conditions of the renewal.

23.6	Copies of policies; letters of undertaking

Each Borrower shall ensure that the Approved Brokers provide the Lender with:

(a)	pro forma copies of all policies relating to the obligatory insurances which they are to effect or renew; and

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(b)	a letter or letters or undertaking in a form required by the Lender and including undertakings by the Approved Brokers that:

(i)	they will notify the Lender promptly if they cease to be the brokers through which the obligatory insurances are placed;

(ii)	they receive any notices of cancellation from the underwriters in respect of the insurances;

(iii)	they will have endorsed on each policy, immediately upon issue, a loss payable clause and a notice of assignment complying with the provisions of Clause 23.4 (Further protections for the Lender);

(iv)	they will hold such policies, and the benefit of such insurances, to the order of the Lender in accordance with such loss payable clause;

(v)	they will advise the Lender immediately of any material change to the terms of the obligatory insurances;

(vi)	they will, if they have not received notice of renewal instructions from the relevant Borrower or its agents, notify the Lender not less than 14 days before the expiry of the obligatory insurances;

(vii)	if they receive instructions to renew the obligatory insurances, they will promptly notify the Lender of the terms of the instructions;

(viii)	they will not set off against any sum recoverable in respect of a claim relating to the Ship owned by that Borrower under such obligatory insurances any premiums or other amounts due to them or any other person whether in respect of that Ship or otherwise, they waive any lien on the policies, or any sums received under them, which they might have in respect of such premiums or other amounts and they will not cancel such obligatory insurances by reason of non-payment of such premiums or other amounts;

(ix)	they will arrange for a separate policy to be issued in respect of the Ship owned by that Borrower forthwith upon being so requested by the Lender; and

(x)	they will promptly notify the Lender if:

(A)	they cease to be the brokers through which the obligatory insurances are placed; and

(B)	they receive any notices of cancellation from the underwriters in respect of such insurances.

23.7	Copies of certificates of entry

Each Borrower shall ensure that any protection and indemnity and/or war risks associations in which the Ship owned by it is entered provide the Lender with:

(a)	a certified copy of the certificate of entry for that Ship;

(b)	a letter or letters of undertaking in such form as may be required by the Lender; and

(c)	a certified copy of each certificate of financial responsibility for pollution by oil or other Environmentally Sensitive Material issued by the relevant certifying authority in relation to that Ship.

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23.8	Deposit of original policies

Each Borrower shall ensure that all policies relating to obligatory insurances effected by it are deposited with the Approved Brokers through which the insurances are effected or renewed.

23.9	Payment of premiums

Each Borrower shall punctually pay all premiums or other sums payable in respect of the obligatory insurances effected by it and produce all relevant receipts when so required by the Lender.

23.10	Guarantees

Each Borrower shall ensure that any guarantees required by a protection and indemnity or war risks association are promptly issued and remain in full force and effect.

23.11	Compliance with terms of insurances

(a)	No Borrower shall do or omit to do (nor permit to be done or not to be done) any act or thing which would or might render any obligatory insurance invalid, void, voidable or unenforceable or render any sum payable under an obligatory insurance repayable in whole or in part.

(b)	Without limiting paragraph (a) above, each Borrower shall:

(i)	take all necessary action and comply with all requirements which may from time to time be applicable to the obligatory insurances, and (without limiting the obligation contained in sub-paragraph (v) of paragraph (b) of Clause 23.6 (Copies of policies; letters of undertaking)) ensure that the obligatory insurances are not made subject to any exclusions or qualifications to which the Lender has not given its prior approval;

(ii)	not make any changes relating to the classification or classification society or manager or operator of the Ship owned by it approved by the underwriters of the obligatory insurances;

(iii)	make (and promptly supply copies to the Lender of) all quarterly or other voyage declarations which may be required by the protection and indemnity risks association in which the Ship owned by it is entered to maintain cover for trading to the United States of America and Exclusive Economic Zone (as defined in the United States Oil Pollution Act 1990 or any other applicable legislation); and

(iv)	not employ the Ship owned by it, nor allow it to be employed, otherwise than in conformity with the terms and conditions of the obligatory insurances, without first obtaining the consent of the insurers and complying with any requirements (as to extra premium or otherwise) which the insurers specify.

23.12	Alteration to terms of insurances

No Borrower shall make or agree to any alteration to the terms of any obligatory insurance or waive any right relating to any obligatory insurance.

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23.13	Settlement of claims

Each Borrower shall:

(a)	not settle, compromise or abandon any claim under any obligatory insurance for Total Loss or for a Major Casualty; and

(b)	do all things necessary and provide all documents, evidence and information to enable the Lender to collect or recover any moneys which at any time become payable in respect of the obligatory insurances.

23.14	Provision of copies of communications

Each Borrower shall provide the Lender, at the time of each such communication, with copies of all written communications between that Borrower and:

(a)	the Approved Brokers;

(b)	the approved protection and indemnity and/or war risks associations; and

(c)	the approved insurance companies and/or underwriters,

which relate directly or indirectly to:

(i)	that Borrower's obligations relating to the obligatory insurances including, without limitation, all requisite declarations and payments of additional premiums or calls; and

(ii)	any credit arrangements made between that Borrower and any of the persons referred to in paragraphs (a) or (b) above relating wholly or partly to the effecting or maintenance of the obligatory insurances.

23.15	Provision of information

Each Borrower shall promptly provide the Lender (or any persons which it may designate) with any information which the Lender (or any such designated person) requests for the purpose of:

(a)	obtaining or preparing any report from an independent marine insurance broker as to the adequacy of the obligatory insurances effected or proposed to be effected; and/or

(b)	effecting, maintaining or renewing any such insurances as are referred to in Clause 23.16 (Mortgagee's interest and additional perils insurances) or dealing with or considering any matters relating to any such insurances, and the Borrowers shall, forthwith upon demand, indemnify the Lender in respect of all documented fees and other expenses incurred by or for the account of the Lender in connection with any such report as is referred to in paragraph (a) above.

23.16	Mortgagee's interest

(a)	The Lender shall be entitled from time to time to effect, maintain and renew a mortgagee's interest marine insurance, a mortgagee's interest additional perils insurance in respect of each Ship each in an amount equal to 115 per cent. of the aggregate amount of the Loan, any Hedging Close-Out Liabilities and any other amounts due under the Finance Documents, on such terms, through such insurers and generally in such manner as the Lender may from time to time consider appropriate.

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(b)	The Borrowers shall upon demand fully indemnify the Lender in respect of all premiums and other expenses which are incurred in connection with or with a view to effecting, maintaining or renewing any insurance referred to in paragraph (a) above or dealing with, or considering, any matter arising out of any such insurance.

24	General Ship Undertakings

24.1	General

The undertakings in this Clause 24 (General Ship Undertakings) remain in force on and from the date of this Agreement and throughout the rest of the Security Period except as the Lender may otherwise permit in writing.

24.2	Ships' names and registration

Each Borrower shall, in respect of the Ship owned by it:

(a)	keep that Ship registered in its name under the Approved Flag from time to time at its port of registration and not change such registration without the Lender's prior written consent;

(b)	not do or allow to be done anything as a result of which such registration might be suspended, cancelled or imperilled;

(c)	not enter into any dual flagging arrangement in respect of that Ship; and

(d)	not change the name of that Ship without the Lender's prior written consent,

provided that any change of flag of a Ship shall be subject to:

(i)	that Ship remaining subject to Security securing the Secured Liabilities created by a first priority or preferred ship mortgage on that Ship and, if appropriate, a first priority deed of covenant collateral to that mortgage (or equivalent first priority Security) on substantially the same terms as the Mortgage on that Ship and on such other terms and in such other form as the Lender shall approve or require; and

(ii)	the execution of such other documentation amending and supplementing the Finance Documents as the Lender shall approve or require.

24.3	Repair and classification

(a)	Each Borrower shall keep the Ship owned by it in a good and safe condition and state of repair:

(i)	consistent with first class ship ownership and management practice; and

(ii)	so as to maintain the Approved Classification free of any outstanding conditions and recommendations affecting that Ship's Approved Classification,

in either case, in compliance with the relevant international convention requirements.

(b)	If requested by the Lender, each Borrower shall, at any time, provide to the Lender an up-to-date copy of its Ship's class certificate, evidencing that that Ship maintains the Approved Classification free if any outstanding conditions and recommendations affecting the Approved Classification.

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24.4	Classification society undertaking

Each Borrower shall, in respect of the Ship owned by it, instruct the relevant Approved Classification Society (and procure that the Approved Classification Society undertakes with the Lender):

(a)	to send to the Lender, following receipt of a written request from the Lender, certified true copies of all original class records held by the Approved Classification Society in relation to that Ship;

(b)	to allow the Lender (or its agents), at any time and from time to time, to inspect the original class and related records of that Borrower and that Ship at the offices of the Approved Classification Society and to take copies of them;

(c)	to notify the Lender immediately in writing if the Approved Classification Society:

(i)	receives notification from that Borrower or any person that that Ship's Approved Classification Society is to be changed; or

(ii)	becomes aware of any facts or matters which may result in or have resulted in a change, suspension, discontinuance, withdrawal or expiry of that Ship's class under the rules or terms and conditions of that Borrower or that Ship's membership of the Approved Classification Society;

(d)	following receipt of a written request from the Lender:

(i)	to confirm that that Borrower is not in default of any of its contractual obligations or liabilities to the Approved Classification Society, including confirmation that it has paid in full all fees or other charges due and payable to the Approved Classification Society; or

(ii)	to confirm that that Borrower is in default of any of its contractual obligations or liabilities to the Approved Classification Society, to specify to the Lender in reasonable detail the facts and circumstances of such default, the consequences of such default, and any remedy period agreed or allowed by the Approved Classification Society.

24.5	Modifications

No Borrower shall make any modification or repairs to, or replacement of, any Ship or equipment installed on it which would or might materially alter the structure, type or performance characteristics of that Ship or reduce its value.

24.6	Removal and installation of parts

(a)	Subject to paragraph (b) below, no Borrower shall remove any material part of any Ship, or any item of equipment installed on any Ship unless:

(i)	the part or item so removed is forthwith replaced by a suitable part or item which is in the same condition as or better condition than the part or item removed;

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(ii)	the replacement part or item is free from any Security in favour of any person other than the Lender; and

(iii)	the replacement part or item becomes, on installation on that Ship, the property of that Borrower and subject to the security constituted by the Mortgage on that Ship.

(b)	A Borrower may install equipment owned by a third party if the equipment can be removed without any risk of damage to the Ship owned by that Borrower.

24.7	Surveys

Each Borrower shall submit the Ship owned by it regularly to all periodic or other surveys which may be required for classification purposes and, if so required by the Lender, provide the Lender with copies of all survey reports.

24.8	Inspection

Each Borrower shall permit the Lender (acting through surveyors or other marine professional persons appointed by it for that purpose) to board the Ship owned by it at all times to inspect its condition or to satisfy themselves about proposed or executed repairs and shall afford all proper facilities for such inspections.

24.9	Prevention of and release from arrest

(a)	Each Borrower shall, in respect of the Ship owned by it, promptly discharge:

(i)	all liabilities which give or may give rise to maritime or possessory liens on or claims enforceable against that Ship, its Earnings or its Insurances;

(ii)	all Taxes, dues and other amounts charged in respect of that Ship, its Earnings or its Insurances; and

(iii)	all other outgoings whatsoever in respect of that Ship, its Earnings or its Insurances.

(b)	Each Borrower shall, immediately upon receiving notice of the arrest of the Ship owned by it or of its detention in exercise or purported exercise of any lien or claim, take all steps necessary to procure its release by providing bail or otherwise as the circumstances may require.

24.10	Compliance with laws etc.

Each Borrower shall:

(a)	comply, or procure compliance with all laws or regulations:

(i)	relating to its business generally; and

(ii)	relating to the Ship owned by it, its ownership, employment, operation, management and registration,

including, but not limited to, the ISM Code, the ISPS Code, all Environmental Laws, all Sanctions and the laws of the Approved Flag;

(b)	obtain, comply with and do all that is necessary to maintain in full force and effect any Environmental Approvals; and

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(c)	without limiting paragraph (a) above, not employ the Ship owned by it nor allow its employment, operation or management in any manner contrary to any law or regulation including but not limited to the ISM Code, the ISPS Code, all Environmental Laws and Sanctions (or which would be contrary to Sanctions if Sanctions were binding on each Transaction Obligor).

24.11	ISPS Code

Without limiting paragraph (a) of Clause 24.10 (Compliance with laws etc.), each Borrower shall:

(a)	procure that the Ship owned by it and the company responsible for that Ship's compliance with the ISPS Code comply with the ISPS Code;

(b)	maintain an ISSC for that Ship; and

(c)	notify the Lender immediately in writing of any actual or threatened withdrawal, suspension, cancellation or modification of the ISSC.

24.12	Sanctions and Ship trading

Without limiting Clause 24.10 (Compliance with laws etc.), each Borrower shall procure:

(a)	that the Ship owned by it shall not be used by or for the benefit of a Prohibited Party;

(b)	that the Ship owned by it shall not be used in trading in any manner contrary to Sanctions (or which could be contrary to Sanctions if Sanctions were binding on each Transaction Obligor and each Affiliate of any of them);

(c)	that the Ship owned by it shall not be traded in any manner which would trigger the operation of any Sanctions limitation or exclusion clause (or similar) in the Insurances in carrying illicit or prohibited goods; in a way which may make that Ship liable to be condemned by a prize court or destroyed, seized or confiscated; in any part of the world where there are hostilities (whether war has been declared or not); or in carrying contraband good; and

(d)	that each charterparty (including, without limitation, any Charter) in respect of the Ship owned by it shall contain, for the benefit of that Borrower, language which gives effect to the provisions of paragraph (c) of Clause 24.10 (Compliance with laws etc.) as regards Sanctions and of this Clause 25.12 (Sanctions and Ship trading) and which permits refusal of employment or voyage orders if compliance would result in a breach of Sanctions (or which would result in a breach of Sanctions if Sanctions were binding on each Transaction Obligor).

24.13	Trading in war zones or excluded areas

No Borrower shall, in the event of hostilities in any part of the world (whether war is declared or not), cause or permit any Ship to enter or trade to any zone which is declared a war zone by any government or by that Ship's war risks insurers or which is otherwise excluded from the scope of coverage of the obligatory insurances unless:

(a)	the prior written consent of the Lender has been given; and

(b)	that Borrower has (at its expense) effected any special, additional or modified insurance cover which the Lender may require and which shall be acceptable to the Lender.

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24.14	Provision of information

Without prejudice to Clause 20.4 (Information: miscellaneous) each Borrower shall, in respect of the Ship owned by it, promptly provide the Lender with any information which it requests regarding:

(a)	that Ship, its employment, position and engagements;

(b)	the Earnings and payments and amounts due to its master and crew;

(c)	any expenditure incurred, or likely to be incurred, in connection with the operation, maintenance or repair of that Ship and any payments made by it in respect of that Ship;

(d)	any towages and salvages; and

(e)	its compliance, the Approved Manager's compliance and the compliance of that Ship with the ISM Code and the ISPS Code,

and, upon the Lender's request, promptly provide copies of any current Charter relating to that Ship, of any current guarantee of any such Charter, the Ship's Safety Management Certificate, any relevant Document of Compliance and any other current and up to date trading certificates.

24.15	Notification of certain events

Each Borrower shall, in respect of the Ship owned by it, immediately notify the Lender by fax, confirmed forthwith by letter, of:

(a)	any casualty to that Ship which is or is likely to be or to become a Major Casualty;

(b)	any occurrence as a result of which that Ship has become or is, by the passing of time or otherwise, likely to become a Total Loss;

(c)	any requisition of that Ship for hire;

(d)	any requirement or recommendation made in relation to that Ship by any insurer or classification society or by any competent authority which is not immediately complied with;

(e)	any arrest or detention of that Ship or any exercise or purported exercise of any lien on that Ship or the Earnings;

(f)	any intended dry docking of that Ship;

(g)	any Environmental Claim made against that Borrower or in connection with that Ship, or any Environmental Incident;

(h)	any claim for breach of the ISM Code or the ISPS Code being made against that Borrower, an Approved Manager or otherwise in connection with that Ship; or

(i)	any other matter, event or incident, actual or threatened, the effect of which will or could lead to the ISM Code or the ISPS Code not being complied with,

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and each Borrower shall keep the Lender advised in writing on a regular basis and in such detail as the Lender shall require as to that Borrower's, any such Approved Manager's or any other person's response to any of those events or matters.

24.16	Restrictions on chartering, appointment of managers etc.

No Borrower shall, in relation to the Ship owned by it, without the Lender’s prior consent (which, in respect of paragraph (b) below, shall include the Lender’s approval of the relevant charterer and charter terms):

(a)	let that Ship on demise charter for any period;

(b)	enter into any time, voyage or consecutive voyage charter in respect of that Ship other than a Permitted Charter;

(c)	amend, supplement or terminate a Management Agreement without the Lender's prior written consent;

(d)	appoint a manager of that Ship other than the Approved Commercial Manager and the Approved Technical Manager or agree to any alteration to the terms of an Approved Manager's appointment;

(e)	de activate or lay up that Ship; or

(f)	put that Ship into the possession of any person for the purpose of work being done upon it in an amount exceeding or likely to exceed $1,000,000 (or the equivalent in any other currency) unless that person has first given to the Lender and in terms satisfactory to it a written undertaking not to exercise any lien on that Ship or its Earnings for the cost of such work or for any other reason.

24.17	Notice of Mortgage

Each Borrower shall keep the relevant Mortgage registered against the Ship owned by it as a valid first priority or, as the case may be, preferred mortgage, carry on board that Ship a certified copy of the relevant Mortgage and place and maintain in a conspicuous place in the navigation room and the master's cabin of that Ship a framed printed notice stating that that Ship is mortgaged by that Borrower to the Lender.

24.18	Sharing of Earnings

No Borrower shall enter into any agreement or arrangement for the sharing of any Earnings.

24.19	Assignment of an Assignable Charter

If a Borrower enters into any Assignable Charter (subject to the Lender's approval pursuant to Clause 24.16 (Restrictions on chartering, appointment of managers etc.), that Borrower shall, on the date on which it enters into such Assignable Charter:

(a)	provide the Lender with a certified true copy of such Assignable Charter;

(b)	execute in favour of the Lender a Charterparty Assignment in respect of that Assignable Charter (such Charterparty Assignment to be notified to the relevant charterer and any charter guarantor and that Borrower shall use its best endeavours to obtain an executed acknowledgment of the notice from the relevant charterer and charter guarantor in such form as the Lender may approve or require); and

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(c)	without limiting the generality of the above, if that Assignable Charter is a bareboat charter, procure that the bareboat charterer shall promptly execute in favour of the Lender an assignment and subordination of (inter alia) all its rights, title and interest in and to the Insurances in respect of the relevant Ship effected either by that Borrower or by the relevant bareboat charterer and a letter of undertaking in favour of the Lender whereby (inter alia) the interests of that bareboat charterer under the relevant bareboat charter shall be fully subordinated to the interests of the Lender under the Finance Documents and that the relevant bareboat charterer shall comply with that Borrower's obligations under this Agreement and any other Finance Document with regard to employment, insurances, operation, repairs and maintenance of that Ship, each to be in an agreed form, and shall deliver to the Lender such other documents equivalent to those referred to in Schedule 2, Part A, clauses 1.1, 1.2, 1.3, 1.5 and 6.2 (Conditions precedent to initial utilisation request) of this Agreement, as the Lender may require.

24.20	Notification of compliance

Each Borrower shall promptly provide the Lender from time to time with evidence (in such form as the Lender requires) that it is complying with this Clause 24 (General Ship Undertakings).

25	Security Cover

25.1	Minimum required security cover

Clause 25.2 (Provision of additional security; prepayment) applies if the Lender notifies the Borrowers that the Security Cover Ratio is below 130 per cent..

25.2	Provision of additional security; prepayment

(a)	If the Lender serves a notice on the Borrowers under Clause 25.1 (Minimum required security cover), the Borrowers, the Corporate Guarantor shall, on or before the date falling one Month after the date on which the Lender's notice is served (the "Prepayment Date"), prepay such part of the Loan as shall eliminate the shortfall.

(b)	The Borrowers may, instead of making a prepayment as described in paragraph (a) above, provide, or ensure that a third party has provided, additional security, including, but not limited to, pledge over cash collaterals, which, in the opinion of the Lender:

(i)	has a net realisable value at least equal to the shortfall;

(ii)	is acceptable to the Lender in its absolute discretion; and

(iii)	is documented in such terms as the Lender may approve or require,

before the Prepayment Date; and conditional upon such security being provided in such manner, it shall satisfy such prepayment obligation.

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25.3	Value of additional vessel security

The net realisable value of any additional security which is provided under Clause 25.2 (Provision of additional security; prepayment) and which consists of Security over a vessel shall be the Market Value of the vessel concerned.

25.4	Valuations binding

Any valuation under this Clause 25 (Security Cover) shall be binding and conclusive as regards each Borrower.

25.5	Provision of information

(a)	Each Borrower shall promptly provide the Lender and any Approved Valuer acting under this Clause 25 (Security Cover) with any information which the Lender or such Approved Valuer may request for the purposes of a valuation.

(b)	If a Borrower fails to provide the information referred to in paragraph (a) above by the date specified in the request, any valuation may be made on any basis and assumptions which the Approved Valuer or the Lender considers prudent.

25.6	Prepayment mechanism

Any prepayment pursuant to Clause 25.2 (Provision of additional security; prepayment) shall be made in accordance with the relevant provisions of Clause 7 (Prepayment and Cancellation), shall be applied pro rata against both Tranches and shall reduce the amount of each Repayment Instalment and the relevant Balloon Amount under each Tranche falling after that prepayment pro rata by the amount prepaid.

25.7	Provision of valuations

The Lender shall be entitled to obtain, in addition to the valuations obtained for the purposes of any Utilisation, two valuations of each Ship then subject to a Mortgage and of any other vessel over which additional Security has been created in accordance with Clause 25.2 (Provision of additional security; prepayment), each from an Approved Valuer appointed by the Lender and at the Borrowers’ cost, to enable the Lender to determine the Market Value of such Ship or vessel at least once in every calendar year after any Utilisation and at any other time as it might, in its absolute discretion, consider necessary.

26	Accounts, Application of Earnings and Hedge Receipts

26.1	Accounts

No Borrower may, without the prior consent of the Lender, maintain any bank account other than its Earnings Account and the Retention Account.

26.2	Payment of Earnings

Each Borrower shall ensure that:

(a)	subject only to the provisions of the General Assignment to which it is a party, all the Earnings in respect of the Ship owned by it are paid in to its Earnings Account; and

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(b)	all Hedge Receipts are paid in to its Earnings Account or any other account designated by the Lender.

26.3	Monthly retentions

The Borrowers shall ensure that, in each calendar month after the first Utilisation Date, on such dates as the Lender may from time to time specify, there is transferred to the Retention Account out of the aggregate Earnings received by the Borrowers in their respective Earnings Accounts during the preceding calendar month:

(a)	one-third of the amount of any Repayment Instalment falling due under Clause 6.1 (Repayment of Loan) on the next Repayment Date; and

(b)	the relevant fraction of the aggregate amount of interest on the Loan which is payable on the next due date for payment of interest on the Loan under this Agreement.

The "relevant fraction" is a fraction of which:

(i)	the numerator is one; and

(ii)	the denominator is:

(A)	the number of months comprised in the then current Interest Period; or

(B)	if the period is shorter, the number of months from the later of the commencement of the current Interest Period or the last due date for payment of interest on the Loan to the next due date for payment of interest on the Loan under this Agreement.

If the Borrowers fail to effect the transfer of the above amounts to the Retention Account on the date specified by the Lender or if an Event of Default has occurred and is continuing, the Borrowers irrevocably and unconditionally authorise the Lender to effect such transfer on the first Business Day after the date on which the obligation to make the transfer under this Clause 26.3 (Monthly retentions) has arisen or upon the occurrence of an Event of Default.

26.4	Shortfall in Earnings

(a)	If the aggregate of the credit balances on the Earnings Accounts is insufficient in any calendar month for the required amount to be transferred to the Retention Account under Clause 26.3 (Monthly retentions), the Borrowers shall make up the amount of the insufficiency on demand from the Lender.

(b)	Without prejudicing the Lender's right to make such demand at any time, the Lender may permit the Borrowers to make up all or part of the insufficiency by increasing the amount of any transfer under Clause 26.3 (Monthly retentions) from the Earnings received in the next or subsequent calendar months.

26.5	Application of retentions

(a)	The Lender has sole signing rights in relation to the Retention Account.

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(b)	Until an Event of Default occurs, the Lender shall, on each Repayment Date and on each Interest Payment Date, apply so much of the then balance on the Retention Account as equals:

(i)	any Repayment Instalment due on that Repayment Date; and

(ii)	the amount of interest payable on that Interest Payment Date;

in discharge of the Borrowers' liability for that Repayment Instalment or that interest.

26.6	Interest accrued on Retention Account

Any credit balance on the Retention Account shall bear interest at the rate from time to time offered by the Account Bank to its customers for dollar deposits of similar amounts and for periods similar to those for which such balances appear to the Account Bank likely to remain on the Retention Account.

26.7	Release of accrued interest

Interest accruing under Clause 27.6 (Interest accrued on Retention Account) shall be credited to the Retention Account and, to the extent not applied previously pursuant to Clause 27.5 (Application of retentions), shall be released to the Borrowers at the end of the Security Period.

26.8	Location of Accounts

Each Borrower shall promptly:

(a)	comply with any requirement of the Lender as to the location or relocation of its Earnings Account and the Retention Account (or either of them); and

(b)	execute any documents which the Lender specifies to create or maintain in favour of the Lender Security over (and/or rights of set-off, consolidation or other rights in relation to) its Earnings Account and the Retention Account.

27	Events of Default

27.1	General

Each of the events or circumstances set out in this Clause 27 (Events of Default) is an Event of Default except for Clause 27.20 (Acceleration) and Clause 27.21 (Enforcement of security).

27.2	Non-payment

A Transaction Obligor does not pay on the due date, including any grace period, any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable.

27.3	Specific obligations

A breach occurs of Clause 4.5 (Waiver of conditions precedent), Clause 21 (Financial Covenants), Clause 22.3 (Compliance with laws), Clause 22.10 (Title), Clause 22.11 (Negative pledge), Clause 22.12 (Disposals), Clause 22.20 (Unlawfulness, invalidity and ranking; Security imperilled), Clause 23.2 (Maintenance of obligatory insurances), Clause 23.3 (Terms of obligatory insurances), Clause 23.5 (Renewal of obligatory insurances), Clause 24.12 (Sanctions and Ship trading) or, save to the extent such breach is a failure to pay and therefore subject to Clause 27.2 (Non-payment), Clause 25 (Security Cover).

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27.4	Other obligations

(a)	A Transaction Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 27.2 (Non-payment) and Clause 27.3 (Specific obligations)).

(b)	No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within 5 Business Days of the Lender giving notice to the Borrowers or (if earlier) any Transaction Obligor becoming aware of the failure to comply.

27.5	Misrepresentation

Any representation or statement made or deemed to be made by a Transaction Obligor in the Finance Documents or any other document delivered by or on behalf of any Transaction Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading when made or deemed to be made.

27.6	Cross default

(a)	Any Financial Indebtedness of any Transaction Obligor or any other member of the Group is not paid when due nor within any originally applicable grace period.

(b)	Any Financial Indebtedness of any Transaction Obligor or any other member of the Group is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)	Any commitment for any Financial Indebtedness of any Transaction Obligor or any other member of the Group is cancelled or suspended by a creditor of any Transaction Obligor or any other member of the Group as a result of an event of default (however described).

(d)	Any creditor of any Transaction Obligor or any other member of the Group becomes entitled to declare any Financial Indebtedness of any Transaction Obligor or any other member of the Group due and payable prior to its specified maturity as a result of an event of default (however described).

27.7	Insolvency

(a)	A Transaction Obligor or a member of the Group:

(i)	is unable or admits inability to pay its/his debts as they fall due;

(ii)	is deemed to, or is declared to, be unable to pay its/his debts under applicable law;

(iii)	suspends or threatens to suspend making payments on any of its/his debts; or

(iv)	by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its/his creditors (excluding the Lender in its capacity as such) with a view to rescheduling any of its/his indebtedness.

(b)	The value of the assets of any Transaction Obligor or any other member of the Group is less than its liabilities (taking into account contingent and prospective liabilities).

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(c)	A moratorium is declared in respect of any indebtedness of any Transaction Obligor or any other member of the Group. If a moratorium occurs, the ending of the moratorium will not remedy any Event of Default caused by that moratorium.

27.8	Insolvency proceedings

(a)	Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(b)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Transaction Obligor or any other member of the Group;

(c)	a composition, compromise, assignment or arrangement with any creditor of any Transaction Obligor or any other member of the Group;

(d)	the appointment of a liquidator, receiver, administrator, administrative receiver, compulsory manager or other similar officer in respect of any Transaction Obligor or any other member of the Group or any of its/his assets; or

(e)	enforcement of any Security over any assets of any Transaction Obligor or any other member of the Group,

or any analogous procedure or step is taken in any jurisdiction.

27.9	Creditors' process

Any expropriation, attachment, sequestration, distress or execution (or any analogous process in any jurisdiction) affects any asset or assets of a Transaction Obligor or any other member of the Group (other than an arrest or detention of a Ship referred to in Clause 27.15 (Arrest)).

27.10	Ownership of the Borrowers and the Corporate Guarantor

It appears, that, without the Lender’s prior written consent:

(a)	a Borrower is not or ceases to be a directly wholly owned Subsidiary of the Corporate Guarantor; and/or

(b)	the members of the Nominated Family cease to hold at least 35 per cent. of the ultimate legal and beneficial ownership of the Corporate Guarantor (and the voting rights attaching to those shares); and/or

(c)	the Corporate Guarantor’s shares cease to be quoted on the Oslo Stock Exchange.

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27.11	Change of control

If, without the Lender’s prior consent:

(a)	Mr. Ioannis Alafouzos solely or, as the case may be, together with any of the members of the Nominated Family cease to be the major shareholder or cease to control (directly or indirectly) the Corporate Guarantor. For the purpose of paragraph 0 above "control" means:

(i)	the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:

(A)	cast, or control the casting of, at least 51 per cent. of the maximum number of votes that might be cast at a general meeting of the Corporate Guarantor; and

(B)	appoint or remove all, or the majority, of the directors or other equivalent officers of the Corporate Guarantor; and

(C)	give directions with respect to the operating and financial policies of the Corporate Guarantor with which the directors or other equivalent officers of the Corporate Guarantor are obliged to comply; and

(ii)	the holding beneficially of at least 35 per cent. of the issued share capital of the Corporate Guarantor, including any voting rights attaching to those shares and excluding any part of that issued share capital that carries no right to participate beyond a specific amount in a distribution of either profits or capital.

(b)	Any person or group of persons acting in concert gains (directly or indirectly) more than 34.9 per cent. of the ultimate legal or beneficial ownership of the Corporate Guarantor (and the voting rights attaching to those shares) and for the purpose of this paragraph (b), "acting in concert" means a group of persons who, pursuant to an agreement or understanding (whether formal or informal), actively co-operate, through the acquisition directly or indirectly of shares in the Corporate Guarantor by any of them, either directly or indirectly, to obtain or consolidate control of the Corporate Guarantor.

27.12	Unlawfulness, invalidity and ranking

(a)	It is or becomes unlawful for a Transaction Obligor to perform any of its/his obligations under the Finance Documents.

(b)	Any obligation of a Transaction Obligor under the Finance Documents is not or ceases to be legal, valid, binding or enforceable.

(c)	Any Finance Document ceases to be in full force and effect or to be continuing or is or purports to be determined or any Transaction Security is alleged by a party to it (other than the Lender) to be ineffective.

(d)	Any Transaction Security proves to have ranked after, or loses its priority to, any other Security.

27.13	Security imperilled

Any Security created or intended to be created by a Finance Document is in any way imperilled or in jeopardy.

27.14	Cessation of business

Any Transaction Obligor or any other member of the Group suspends or ceases to carry on (or threatens to suspend or cease to carry on) all or a material part of its/his business.

27.15	Arrest

Any arrest of a Ship or its detention in the exercise or the purported exercise of any lien or claim unless it is redelivered to the full control of the relevant Borrower within 20 days of such arrest or detention.

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27.16	Expropriation

The authority or ability of any other member of the Group to conduct its business is limited or wholly or substantially curtailed by any seizure, expropriation, nationalisation, intervention, restriction or other action by or on behalf of any governmental, regulatory or other authority or other person in relation to any member of the Group or any of its assets other than:

(a)	an arrest or detention of a Ship referred to in Clause 27.15 (Arrest); or

(b)	any Requisition.

27.17	Repudiation and rescission of agreements

A Transaction Obligor (or any other relevant party) rescinds or purports to rescind or repudiates or purports to repudiate a Transaction Document or any of the Transaction Security or evidences an intention to rescind or repudiate a Transaction Document or any Transaction Security or a Transaction Document or any of the Transaction Security otherwise ceases to remain in full force and effect for any reason.

27.18	Litigation

Any litigation, arbitration, administrative, governmental, regulatory or other investigations, proceedings or disputes are commenced or threatened, or any judgment or order of a court, arbitral tribunal or other tribunal or any order or sanction of any governmental or other regulatory body is made, in relation to any of the Transaction Documents or the transactions contemplated in any of the Transaction Documents or against any Transaction Obligor or any other member of the Group or its/his assets which has or is likely to have a Material Adverse Effect.

27.19	Material adverse change

Any event or circumstance occurs which has or is likely to have a Material Adverse Effect.

27.20	Acceleration

On and at any time after the occurrence of an Event of Default, the Lender may, by notice to the Borrowers:

(a)	cancel the Commitment, whereupon it shall immediately be cancelled;

(b)	declare that all or part of the Loan, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon it shall become immediately due and payable; and/or

(c)	declare that all or part of the Loan be payable on demand, whereupon it shall immediately become payable on demand by the Lender,

and the Lender may serve notices under paragraphs (a), (b) and (c) above simultaneously or on different dates and the Lender may take any action referred to in Clause 27.21 (Enforcement of security) if no such notice is served or simultaneously with or at any time after the service of any of such notice.

27.21	Enforcement of security

On and at any time after the occurrence of an Event of Default the Lender may take any action which, as a result of the Event of Default or any notice served under Clause 27.20 (Acceleration), the Lender is entitled to take under any Finance Document or any applicable law or regulation.

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Section 9

The Lender, the Obligors and the Reference Banks

28	Changes to the Lender

28.1	Assignment by the Lender

Subject to this Clause 28 (Changes to the Lender), the Lender (the "Existing Lender") may assign and/or syndicate or sub-participate all (or part) of the Loan and/or all (or part) of its rights under the Finance Documents to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the "New Lender").

28.2	Conditions of assignment

(a)	If:

(i)	the Existing Lender assigns any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)	as a result of circumstances existing at the date the assignment or change occurs, a Transaction Obligor would be obliged to make a payment to the New Lender or the Existing Lender acting through its new Facility Office under Clause 12 (Tax Gross Up and Indemnities) or under that Clause as incorporated by reference or in full in any other Finance Document or Clause 13 (Increased Costs), then the New Lender or the Existing Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender would have been if the assignment or change had not occurred.

(b)	Each Obligor on behalf of itself and each Transaction Obligor agrees that all rights and interests (present, future or contingent) which the Existing Lender has under or by virtue of the Finance Documents are assigned to the New Lender absolutely, free of any defects in the Existing Lender's title and of any rights or equities which a Borrower or any other Transaction Obligor had against the Existing Lender.

28.3	Security over Lender's rights

In addition to the other rights provided to the Lender under this Clause 28 (Changes to the Lender), the Lender may without consulting with or obtaining consent from any Transaction Obligor, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of the Lender including, without limitation:

(a)	any charge, assignment or other Security to secure obligations to a federal reserve or central bank; and

(b)	if the Lender is a fund, any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by the Lender as security for those obligations or securities, except that no such charge, assignment or Security shall:

(i)	release the Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security for the Lender as a party to any of the Finance Documents; or

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(ii)	require any payments to be made by a Transaction Obligor other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the Lender under the Finance Documents.

29	Changes to the Transaction Obligors

29.1	Assignment or transfer by Transaction Obligors

No Transaction Obligor may assign any of its/his rights or transfer any of its/his rights or obligations under the Finance Documents.

29.2	Additional Subordinated Creditors

(a)	The Borrowers may request that any person becomes a Subordinated Creditor, with the prior written approval of the Lender, by delivering to the Lender:

(i)	a duly executed Subordination Agreement;

(ii)	a duly executed Subordinated Debt Security; and

(iii)	such constitutional documents, corporate authorisations and other documents and matters as the Lender may require, in form and substance satisfactory to the Lender, to verify that the person's obligations are legally binding, valid and enforceable and to satisfy any applicable legal and regulatory requirements.

(b)	A person referred to in paragraph (a) above will become a Subordinated Creditor on the date the Lender enters into the Subordination Agreement and the Subordinated Debt Security delivered under paragraph (a) above.

30	The Reference Banks

30.1	Role of Reference Banks

(a)	No Reference Bank is under any obligation to provide a quotation or any other information to the Lender.

(b)	No Reference Bank will be liable for any action taken by it under or in connection with any Finance Document, or for any Reference Bank Quotation, unless directly caused by its gross negligence or wilful misconduct.

(c)	No Party (other than the relevant Reference Bank) may take any proceedings against any officer, employee or agent of any Reference Bank in respect of any claim it might have against that Reference Bank or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document, or to any Reference Bank Quotation, and any officer, employee or agent of each Reference Bank may rely on this Clause 30.1 (Role of Reference Banks) subject to Clause 1.5 (Third party rights) and the provisions of the Third Parties Act.

30.2	Third Party Reference Banks

A Reference Bank which is not a Party may rely on Clause 30.1 (Role of Reference Banks) and Clause 44 (Confidentiality of Funding Rates and Reference Bank Quotations) subject to Clause 1.5 (Third party rights) and the provisions of the Third Parties Act.

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Section 10

Administration

31	Payment Mechanics

31.1	Payments to the Lender

(a)	On each date on which a Transaction Obligor is required to make a payment under a Finance Document, that Transaction Obligor shall make an amount equal to such payment available to the Lender (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Lender as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to euro, in a principal financial centre in such Participating Member State or London, as specified by the Lender) and with such bank as the Lender, in each case, specifies.

31.2	Application of receipts; partial payments

(a)	If the Lender receives a payment that is insufficient to discharge all the amounts then due and payable by a Transaction Obligor under the Finance Documents, the Lender may apply that payment towards the obligations of that Transaction Obligor under the Finance Documents in any manner it may decide.

(b)	Paragraph (a) above will override any appropriation made by a Transaction Obligor.

31.3	No set-off by Transaction Obligors

(a)	All payments to be made by a Transaction Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

(b)	Paragraph (a) above shall not affect the operation of any payment or close-out netting in respect of any amounts owing under any Hedging Agreement.

31.4	Business Days

(a)	Any payment under the Finance Documents which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or an Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

31.5	Currency of account

(a)	Subject to paragraphs (b) and (c) below, dollars is the currency of account and payment for any sum due from a Transaction Obligor under any Finance Document.

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(b)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(c)	Any amount expressed to be payable in a currency other than dollars shall be paid in that other currency.

31.6	Change of currency

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Lender (after consultation with the Borrowers); and

(ii)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Lender.

(b)	If a change in any currency of a country occurs, this Agreement will, to the extent the Lender specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.

31.7	Currency conversion

The obligations of any Transaction Obligor to pay in the due currency shall only be satisfied to the extent of the amount of the due currency purchased after deducting the costs of conversion.

31.8	Disruption to Payment Systems etc.

If either the Lender determines (in its discretion) that a Disruption Event has occurred or the Lender is notified by a Borrower that a Disruption Event has occurred:

(a)	the Lender may, and shall if requested to do so by a Borrower, consult with the Borrowers with a view to agreeing with the Borrowers such changes to the operation or administration of the Facility as the Lender may deem necessary in the circumstances;

(b)	the Lender shall not be obliged to consult with the Borrowers in relation to any changes mentioned in paragraph (a) above if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)	any such changes agreed upon by the Lender and the Borrowers shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties and any Transaction Obligors as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents;

(d)	the Lender shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Lender) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 31.8 (Disruption to Payment Systems etc.).

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32	Set-Off

The Lender may set off any matured obligation due from a Transaction Obligor under the Finance Documents (to the extent beneficially owned by the Lender) against any matured obligation owed by the Lender to that Transaction Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Lender may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

33	Conduct of Business by the Lender

No provision of this Agreement will:

(a)	interfere with the right of the Lender to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige the Lender to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige the Lender to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

34	Bail-In

Notwithstanding any other term of any Finance Document or any other agreement, arrangement or understanding between the parties to a Finance Document, each Party acknowledges and accepts that any liability of any party to a Finance Document under or in connection with the Finance Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:

(a)	any Bail-In Action in relation to any such liability, including (without limitation):

(i)	a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;

(ii)	a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and

(iii)	a cancellation of any such liability; and

(b)	a variation of any term of any Finance Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability.

35	Notices

35.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

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35.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents are:

(a)	in the case of the Borrowers, that specified in Schedule 1 (The Parties); and

(b)	in the case of any other Obligor or the Lender, that specified in Schedule 1 (The Parties) or, if it becomes a Party after the date of this Agreement, that notified in writing to the Lender on or before the date on which it becomes a Party, or any substitute address, fax number or department or officer as an Obligor may notify to the Lender (or the Lender may notify to the other Parties, if a change is made by the Lender) by not less than five Business Days' notice.

35.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address,

and, if a particular department or officer is specified as part of its address details provided under Clause 35.2 (Addresses), if addressed to that department or officer.

(b)	Any communication or document to be made or delivered to the Lender will be effective only when actually received by it and then only if it is expressly marked for the attention of the department or officer of the Lender specified in Schedule 1 (The Parties) (or any substitute department or officer as the Lender shall specify for this purpose).

(c)	Any communication or document made or delivered to the Borrowers in accordance with this Clause will be deemed to have been made or delivered to each of the Transaction Obligors.

(d)	Any communication or document which becomes effective, in accordance with paragraphs (a) to (c) above, after 5.00 p.m. in the place of receipt shall be deemed only to become effective on the following day.

35.4	Electronic communication

(a)	Any communication to be made or document to be delivered by one Party to another under or in connection with the Finance Documents may be made or delivered by electronic mail or other electronic means (including, without limitation, by way of posting to a secure website) if those two Parties:

(i)	notify each other in writing of their electronic mail address and/or any other information required to enable the transmission of information by that means; and

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(ii)	notify each other of any change to their address or any other such information supplied by them by not less than five Business Days' notice.

(b)	Any such electronic communication or delivery as specified in paragraph (a) above to be made between an Obligor and the Lender may only be made in that way to the extent that those two Parties agree that, unless and until notified to the contrary, this is to be an accepted from of communication or delivery.

(c)	Any such electronic communication or document as specified in paragraph (a) above made or delivered by one Party to another will be effective only when actually received (or made available) in readable form and in the case of any electronic communication or document made or delivered by a Party to the Lender only if it is addressed in such a manner as the Lender shall specify for this purpose.

(d)	Any electronic communication or document which becomes effective, in accordance with paragraph (c) above, after 5.00 p.m. in the place in which the Party to whom the relevant communication or document is sent or made available has its address for the purpose of this Agreement shall be deemed only to become effective on the following day.

(e)	Any reference in a Finance Document to a communication being sent or received or a document being delivered shall be construed to include that communication or document being made available in accordance with this Clause 35.4 (Electronic communication).

35.5	English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)	if not in English, and if so required by the Lender, accompanied by a certified English translation prepared by a translator approved by the Lender and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

35.6	Hedging Agreement

Notwithstanding anything in Clause 1.1 (Definitions), references to the Finance Documents or a Finance Document in this Clause do not include any Hedging Agreement entered into by a Borrower in connection with the Facility.

36	Calculations and Certificates

36.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by the Lender are prima facie evidence of the matters to which they relate.

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36.2	Certificates and determinations

Any certification or determination by the Lender of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

36.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

37	Partial Invalidity

If, at any time, any provision of a Finance Document is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions under the law of that jurisdiction nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

38	Remedies and Waivers

(a)	No failure to exercise, nor any delay in exercising, on the part of the Lender or any Receiver or Delegate, any right or remedy under a Finance Document shall operate as a waiver of any such right or remedy or constitute an election to affirm any Finance Document. No election to affirm any Finance Document on the part of the Lender or any Receiver or Delegate shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in each Finance Document are cumulative and not exclusive of any rights or remedies provided by law.

(b)	No variation or amendment of a Finance Document shall be valid unless in writing and signed by the Lender.

39	Entire Agreement

(a)	This Agreement, in conjunction with the other Finance Documents, constitutes the entire agreement between the Parties and supersedes all previous agreements, understandings and arrangements between them, whether in writing or oral, in respect of its subject matter.

(b)	Each Obligor acknowledges that it has not entered into this Agreement or any other Finance Document in reliance on, and shall have no remedies in respect of, any representation or warranty that is not expressly set out in this Agreement or in any other Finance Document.

40	Settlement or Discharge Conditional

Any settlement or discharge under any Finance Document between the Lender and any Transaction Obligor shall be conditional upon no security or payment to the Lender by any Transaction Obligor or any other person being set aside, adjusted or ordered to be repaid, whether under any insolvency law or otherwise.

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41	Irrevocable Payment

If the Lender considers that an amount paid or discharged by, or on behalf of, a Transaction Obligor or by any other person in purported payment or discharge of an obligation of that Transaction Obligor to the Lender under the Finance Documents is capable of being avoided or otherwise set aside on the liquidation or administration of that Transaction Obligor or otherwise, then that amount shall not be considered to have been unconditionally and irrevocably paid or discharged for the purposes of the Finance Documents.

42	Amendments

42.1	Replacement of Screen Rate

(a)	Any amendment or waiver which relates to:

(i)	providing for the use of a Replacement Benchmark in relation to that currency in place of that Screen Rate; and

(ii)

(A)	aligning any provision of any Finance Document to the use of that Replacement Benchmark;

(B)	enabling that Replacement Benchmark to be used for the calculation of interest under this Agreement (including, without limitation, any consequential changes required to enable that Replacement Benchmark to be used for the purposes of this Agreement);

(C)	implementing market conventions applicable to that Replacement Benchmark;

(D)	providing for appropriate fallback (and market disruption) provisions for that Replacement Benchmark; or

(E)	adjusting the pricing to reduce or eliminate, to the extent reasonably practicable, any transfer of economic value from one Party to another as a result of the application of that Replacement Benchmark (and if any adjustment or method for calculating any adjustment has been formally designated, nominated or recommended by the Relevant Nominating Body, the adjustment shall be determined on the basis of that designation, nomination or recommendation), may be made with the consent of the Lender and the Borrowers.

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(b)	If, as at 30 December 2022 this Agreement provides that the rate of interest for the Loan in dollars is to be determined by reference to the Screen Rate for LIBOR the Lender and the Borrowers shall enter into negotiations in good faith with a view to agreeing the use of a Replacement Benchmark in relation to dollars in place of that Screen Rate from and including a date no later than 31 March 2023 (or any other later date imposed by the industry and/or regulatory working groups or earlier than 31 March 2023, at the Lender’s discretion) with the terms relating to the use of that Replacement Benchmark including:

Replacement Benchmark for U.S. dollars	SOFR at a daily non-cumulative rate compounded in arrears If that rate is less than zero, SOFR shall be deemed to be zero.
SOFR	The secured overnight financing rate administered by the Federal Reserve Bank of New York (or any other person which takes over the administration of that rate) published by the Federal Reserve Bank of New York (or any other person which takes over publication of that rate)
Credit adjustment spread	A credit adjustment spread will be included to reduce or eliminate, to the extent reasonably practicable, any transfer of economic value from one Party to another as a result of the application of that Replacement Benchmark, at the below rates:

	LIBOR SETTING	USD
	OVNT	0.00644
	1 WEEK	0.03839
	1 MONTH	0.11448
	2 MONTH	0.18456
	3 MONTH	0.26161
	6 MONTH	0.42826
	12 MONTH	0.71513

Banking days	SOFR banking days are days other than: (i) a Saturday or Sunday; (ii) any day on which SIFMA recommends that the fixed income departments of its members be closed for the entire for purposes of trading in US Government securities; or (iii) any other day determined as a non-banking day in the future.
Lookback	5 SOFR banking days (as applicable) with Observation Shift
Day count	U.S. dollars: ACT/360

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(c)	Any term in paragraph (b) above may be replaced where the Lender, after consultation with the Borrowers, determines that it is no longer consistent with the market convention for that term having reference, to the extent appropriate in the view of the Lender, to the applicable LMA compounded risk free rate facilities agreement.

(d)	If the Borrowers fail to agree the use of a Replacement Benchmark in relation to dollars in place of Screen Rate for LIBOR by 31 March 2023, the Borrowers shall, within 30 days from such date, prepay the Loan, together with accrued interest, and all other amounts accrued under the Finance Documents.

42.2	Obligor Intent

Without prejudice to the generality of Clauses 1.2 (Construction), 17.4 (Waiver of defences), 17.2 (Waiver of defences) and 18.4 (Waiver of defences), each Obligor expressly confirms that it intends that any guarantee contained in this Agreement or any other Finance Document and any Security created by any Finance Document shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to any of the Finance Documents and/or any facility or amount made available under any of the Finance Documents for the purposes of or in connection with any of the following: business acquisitions of any nature; increasing working capital; enabling investor distributions to be made; carrying out restructurings; refinancing existing facilities; refinancing any other indebtedness; making facilities available to new borrowers; any other variation or extension of the purposes for which any such facility or amount might be made available from time to time; and any fees, documented costs and/or expenses associated with any of the foregoing.

43	Confidential Information

43.1	Confidentiality

The Lender agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 43.2 (Disclosure of Confidential Information) and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

43.2	Disclosure of Confidential Information

The Lender may disclose:

(a)	to any of its Affiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, auditors, insurers, insurance advisors, insurance brokers, partners and Representatives such Confidential Information as the Lender shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(b)	to any person:

(i)	to (or through) whom it assigns (or may potentially assign) all or any of its rights and/or obligations under one or more Finance Documents and, in each case, to any of that person's Affiliates, Related Funds, Representatives and professional advisers;

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(ii)	with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Transaction Obligors and to any of that person's Affiliates, Related Funds, Representatives and professional advisers;

(iii)	appointed by the Lender or by a person to whom sub-paragraph (i) or (ii) of paragraph (b) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf;

(iv)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in sub-paragraph (i) or (ii) of paragraph (b) above;

(v)	to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(vi)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitrations, administrative or other investigations, proceedings or disputes;

(vii)	to whom or for whose benefit the Lender charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 28.3 (Security over Lender's rights);

(viii)	who is a Party, a member of the Group or any related entity of a Transaction Obligor;

(ix)	as a result of the registration of any Finance Document as contemplated by any Finance Document or any legal opinion obtained in connection with any Finance Document; or

(x)	with the consent of the Corporate Guarantor;

in each case, such Confidential Information as the Lender shall consider appropriate if:

(A)	in relation to sub-paragraphs (i), (ii) and (iii) of paragraph (b) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(B)	in relation to sub-paragraph (iv) of paragraph (b) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;

(C)	in relation to sub-paragraphs (v), (vi) and (vii) of paragraph (b) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Lender, it is not practicable so to do in the circumstances;

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(c)	to any person appointed by the Lender or by a person to whom sub-paragraph (i) or (ii) of paragraph (b) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if the service provider to whom the Confidential Information is to be given has entered in to a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Borrowers and the Lender;

(d)	to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Transaction Obligors if the rating agency to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information.

43.3	DAC6

Nothing in any Finance Document shall prevent disclosure of any Confidential Information or other matter to the extent that preventing that disclosure would otherwise cause any transaction contemplated by the Finance Documents or any transaction carried out in connection with any transaction contemplated by the Finance Documents to become an arrangement described in Part II A 1 of Annex IV of Directive 2011/16/EU.

43.4	Entire agreement

This Clause 43 (Confidential Information) constitutes the entire agreement between the Parties in relation to the obligations of the Lender under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

43.5	Inside information

The Lender acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and the Lender undertakes not to use any Confidential Information for any unlawful purpose.

43.6	Notification of disclosure

The Lender agrees (to the extent permitted by law and regulation) to inform the Borrowers:

(a)	of the circumstances of any disclosure of Confidential Information made pursuant to sub-paragraph (v) of paragraph (b) of Clause 43.2 (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(b)	upon becoming aware that Confidential Information has been disclosed in breach of this Clause 43 (Confidential Information).

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43.7	Continuing obligations

The obligations in this Clause 43 (Confidential Information) are continuing and, in particular, shall survive and remain binding on the Lender for a period of 12 months from the earlier of:

(a)	the date on which all amounts payable by the Obligors under or in connection with this Agreement have been paid in full and the Commitment has been cancelled or otherwise ceased to be available; and

(b)	the date on which the Lender otherwise ceases to be the Lender.

44	Confidentiality of Funding Rates and Reference Bank Quotations

44.1	Confidentiality and disclosure

(a)	Each Obligor agrees to keep each Funding Rate (and the Lender agrees to keep each Reference Bank Quotation) confidential and not to disclose it to anyone, save to the extent permitted by paragraphs (b), (d) and (e) below.

(b)	The Lender may not disclose any Reference Bank Quotation to the Borrower.

(c)	The Lender may disclose any Reference Bank Quotation to any person appointed by it to provide administration services in respect of one or more of the Finance Documents to the extent necessary to enable such service provider to provide those services if the service provider to whom that information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Lender and the relevant Reference Bank.

(d)	The Lender may disclose any Reference Bank Quotation, and each Obligor may disclose any Funding Rate, to:

(i)	any of its Affiliates and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives, if any person to whom that Funding Rate or Reference Bank Quotation is to be given pursuant to this paragraph (i) is informed in writing of its confidential nature and that it may be price sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of that Funding Rate or Reference Bank Quotation or is otherwise bound by requirements of confidentiality in relation to it;

(ii)	any person to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation if the person to whom that Funding Rate or Reference Bank Quotation is to be given is informed in writing of its confidential nature and that it may be price sensitive information except that there shall be no requirement to so inform if, in the opinion of the Lender or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances;

(iii)	any person to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes if the person to whom that Funding Rate or Reference Bank Quotation is to be given is informed in writing of its confidential nature and that it may be price sensitive information except that there shall be no requirement to so inform if, in the opinion of the Lender or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances; and

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(iv)	any person with the consent of the Lender or Reference Bank, as the case may be.

(e)	The Lender's obligations in this Clause 44 (Confidentiality of Funding Rates and Reference Bank Quotations) relating to Reference Bank Quotations are without prejudice to its obligations to make notifications under Clause 8.4 (Notification of rates of interest) provided that the Lender shall not include the details of any individual Reference Bank Quotation as part of any such notification.

44.2	Related obligations

(a)	Each Obligor acknowledges that each Funding Rate (and the Lender acknowledges that each Reference Bank Quotation) is or may be price sensitive information and that its use may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each Obligor undertakes not to use any Funding Rate and the Lender undertakes not to use any Reference Bank Quotation for any unlawful purpose.

(b)	The Lender and each Obligor agree (to the extent permitted by law and regulation) to inform the Lender or the relevant Reference Bank, as the case may be:

(i)	of the circumstances of any disclosure made pursuant to sub-paragraph (ii) of paragraph (d) of Clause 44.1 (Confidentiality and disclosure) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(ii)	upon becoming aware that any information has been disclosed in breach of this Clause 44 (Confidentiality of Funding Rates and Reference Bank Quotations).

44.3	No Event of Default

No Event of Default will occur under Clause 27.4 (Other obligations) by reason only of an Obligor's failure to comply with this Clause 44 (Confidentiality of Funding Rates and Reference Bank Quotations).

45	Counterparts

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

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Section 11

Governing Law and Enforcement

46	Governing Law

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

47	Enforcement

47.1	Jurisdiction

(a)	Unless specifically provided in another Finance Document in relation to that Finance Document, the courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with any Finance Document (including a dispute regarding the existence, validity or termination of any Finance Document or any non-contractual obligation arising out of or in connection with any Finance Document) (a "Dispute").

(b)	The Obligors accept that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Obligor will argue to the contrary.

(c)	To the extent allowed by law, this Clause 47.1 (Jurisdiction) is for the benefit of the Lender only. As a result, the Lender shall be not be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Lender may take concurrent proceedings in any number of jurisdictions.

47.2	Service of process

(a)	Without prejudice to any other mode of service allowed under any relevant law, each Obligor (other than an Obligor incorporated in England and Wales):

(i)	irrevocably appoints Saville Notaries LLP, of London, One Carey Lane, EC2V 8AE, as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and

(ii)	agrees that failure by a process agent to notify the relevant Obligor of the process will not invalidate the proceedings concerned.

(b)	If any person appointed as an agent for service of process is unable for any reason to act as agent for service of process, the Borrowers (on behalf of all the Obligors) must immediately (and in any event within 5 days of such event taking place) appoint another agent on terms acceptable to the Lender. Failing this, the Lender may appoint another agent for this purpose.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

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Schedule 1

The Parties

Part A

The Obligors

110

Part B

The Original Lender

111

Schedule 2

Conditions Precedent

Part A

Conditions Precedent to Initial Utilisation Request

112

Part B

Conditions Precedent to Preposisioning of Funds

113

Part C

Conditions Precedent to Release of Prepositioned Funds

114

Schedule 3

Requests

Part A

Utilisation Request

115

Part B

Selection Notice

116

Schedule 4

Details of the Ships

117

Schedule 5

form of Compliance Certificate

118

Schedule 6

Timetables

119

Schedule 7

Form of Sustainability Certificate

120

Execution Pages

BORROWERS

SIGNED by Thaleia Kalafati		)	/s/ Thaleia Kalafati
duly authorised attorney-in-fact		)
for and on behalf of		)
NELLMARE MARINE LTD		)
in the presence of:		)

Witness' signature:	/s/ Eliza-Elisavet Makri	)
Witness' name: Eliza-Elisavet Makri		)
Witness' address:	Watson Farley & Williams	)
348 SYNGROU AVENUE
176 74 KALLITHEA
ATHENS - GREECE

SIGNED by Thaleia Kalafati		)	/s/ Thaleia Kalafati
duly authorised attorney-in-fact		)
for and on behalf of		)
ANASSA NAVIGATION S.A.		)
in the presence of:		)

Witness' signature:	/s/ Eliza-Elisavet Makri	)
Witness' name: Eliza-Elisavet Makri		)
Witness' address:	Watson Farley & Williams	)
348 SYNGROU AVENUE
176 74 KALLITHEA
ATHENS - GREECE

HEDGE GUARANTORS

SIGNED by Thaleia Kalafati		)	/s/ Thaleia Kalafati
duly authorised attorney-in-fact		)
for and on behalf of		)
NELLMARE MARINE LTD		)
in the presence of:		)

Witness' signature:	/s/ Eliza-Elisavet Makri	)
Witness' name: Eliza-Elisavet Makri		)
Witness' address:	Watson Farley & Williams	)
348 SYNGROU AVENUE
176 74 KALLITHEA
ATHENS - GREECE

121

SIGNED by Thaleia Kalafati		)	/s/ Thaleia Kalafati
duly authorised attorney-in-fact		)
for and on behalf of		)
ANASSA NAVIGATION S.A.		)
in the presence of:		)

Witness' signature:	/s/ Eliza-Elisavet Makri	)
Witness' name: Eliza-Elisavet Makri		)
Witness' address:	Watson Farley & Williams	)
348 SYNGROU AVENUE
176 74 KALLITHEA
ATHENS - GREECE

CORPORATE GUARANTOR

SIGNED by Thaleia Kalafati		)	/s/ Thaleia Kalafati
duly authorised attorney-in-fact		)
for and on behalf of		)
OKEANIS ECO TANKERS CORP.		)
in the presence of:		)

Witness' signature:	/s/ Eliza-Elisavet Makri	)
Witness' name: Eliza-Elisavet Makri		)
Witness' address:	Watson Farley & Williams	)
348 SYNGROU AVENUE
176 74 KALLITHEA
ATHENS - GREECE

ORIGINAL LENDER

SIGNED by Sarri Aikaterini and Andreas		)	/s/ Sarri Aikaterini
Mitsiopoulos		)	/s/ Andreas Mitsiopoulos
duly authorised		)
for and on behalf of		)
NATIONAL BANK OF GREECE S.A.		)
in the presence of:		)

Witness' signature:	/s/ Eliza-Elisavet Makri	)
Witness' name: Eliza-Elisavet Makri		)
Witness' address:	Watson Farley & Williams	)
348 SYNGROU AVENUE
176 74 KALLITHEA
ATHENS - GREECE

122

Execution Version

AMENDMENT NO 1 TO LOAN FACILITY AGREEMENT

To:	NELLMARE MARINE LTD

Trust Company Complex

Ajeltake Road

Ajeltake Island

Majuro

Marshall Islands MH96960

as borrower and hedge guarantor

(Borrower A)

ANASSA NAVIGATION S.A.

Trust Company Complex

Ajeltake Road

Ajeltake Island

Majuro

Marshall Islands MH96960

as borrower and hedge guarantor

(Borrower B)

(together with Borrower A, the Borrowers)

OKEANIS ECO TANKERS CORP.

Trust Company Complex

Ajeltake Road

Ajeltake Island

Majuro

Marshall Islands MH96960

as corporate guarantor

(the Corporate Guarantor)

From:	National Bank of Greece S.A.

as lender

(the Lender)

29 June 2023

Dear Sirs

Re: Loan facility agreement relating to m.ts. "NISSOS DONOUSSA" and "NISSOS KYTHNOS" with IMO nos. 9853840 and 9853852, respectively (the Vessels)

BACKGROUND

(A)	We refer to:

(i)	the loan facility agreement dated 23 May 2022 (as amended and supplemented from time to time, the Facility Agreement) made between (i) Nellmare Marine Ltd and Anassa Navigation S.A. as joint and several borrowers (the Borrowers), (ii) the Corporate Guarantor and (iii) the Lender in respect of a loan facility of (originally) up to $125,670,000 (the Loan Facility); and

(ii)	the ISDA master agreements in 2002 Multi-Currency – Cross Border form together with a schedule thereto dated 23 May 2022 made between the Lender (in its capacity as swap provider) and each Borrower as hedging borrower, pursuant to which each Borrower has entered into certain Transactions (as defined therein) to hedge its exposure under the Facility Agreement to interest rate fluctuations.

(B)	Following discussions, the Obligors acknowledge that the discontinuation of LIBOR is affecting a great number of floating rate Dollar loan facilities (including the Loan Facility) as they will need to be amended to provide for the use of a replacement benchmark rate.

(C)	Accordingly, the Obligors have requested that the Facility Agreement and the other Finance Documents be amended and supplemented on the terms of this Agreement which addresses the discontinuation of LIBOR and:

(i)	sets out the terms for the replacement of LIBOR as the benchmark rate for the calculation of interest under the Facility Agreement by a successor rate (the LIBOR Replacement); and

(ii)	effects the consequential amendments to the Facility Agreement and the other Finance Documents necessary to give effect to the LIBOR Replacement,

while so far as possible not affecting any other provisions of the Finance Documents or any other rights or obligations of any parties to the Finance Documents. The Lender has agreed to such request subject to the terms of this letter.

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement, including the recitals, defined expressions shall have the meaning given to them in Part 2 of Schedule 1 (General Definitions and Construction) and, in addition, the following expressions shall have the following meanings:

Amended Facility Agreement means the Facility Agreement as amended by this Agreement.

Effective Date means the date on which the conditions precedent specified in Schedule 2 (Conditions precedent) are satisfied in form and substance satisfactory to the Lender (or waived by the Lender) as confirmed by the Lender by notice to the Borrowers.

LIBOR means the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate).

Obligors means the Borrowers and the Corporate Guarantor.

Supplementary Mortgage Documentation means:

(a)	a mortgage addendum to the first preferred Marshall Islands ship mortgage dated 25 May 2022 granted over "NISSOS DONOUSSA" by Borrower A in favour of the Lender; and

(b)	a mortgage addendum to the first preferred Marshall Islands ship mortgage dated 25 May 2022 granted over "NISSOS KYTHNOS" by Borrower B in favour of the Lender,

and, in each case, in such form as the Lender may approve or require.

1.2	Construction

(a)	References to "this Agreement" shall include the Schedules to it.

(b)	Clause 1.2 (Construction) of the Facility Agreement applies to this Agreement as if it were expressly incorporated in it with any necessary modifications.

2

1.3	Designation as a Finance Document

The Borrowers and the Lender designate this Agreement as a Finance Document.

1.4	Third party rights

Unless provided to the contrary in a Finance Document, a person (other than the Lender or an Obligor) has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

2.	conditions precedent

2.1	Conditions precedent to Effective Date

The occurrence of the Effective Date is conditional upon the Lender having received (or waived receipt of) all of the documents and other evidence listed in Schedule 2 (Conditions precedent) in form and substance satisfactory to the Lender on or before 30 June 2023 or such later date as the Lender may agree.

2.2	Notifications

The Lender shall notify the Borrowers promptly upon being satisfied as to the satisfaction of the conditions precedent referred to in Paragraph 2.1 above.

3.	Representations

3.1	Obligor representations

On the date of this Agreement and on the Effective Date, each Obligor represents and warrants to the Lender that:

(a)	it is a corporation or company, duly incorporated or formed and validly existing under the laws of its jurisdiction of incorporation or formation;

(b)	the obligations expressed to be assumed by it in this Agreement are, subject to any general principles of law limiting its obligations which are applicable to creditors generally, legal, valid, binding and enforceable obligations;

(c)	the entry into and performance by it of this Agreement does not and will not:

(i)	conflict with any law or regulation applicable to it, its constitutional documents or any agreement or instrument binding upon it or any of its assets; or

(ii)	constitute a default or termination event (however described) under any agreement or instrument binding on it or any of its assets; and

(d)	it has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, this Agreement and the Amended Facility Agreement.

3.2	No representations or advice by the Lender

(a)	Each Obligor confirms to the Lender that it has made (and shall continue to make) its own independent investigation and assessment of the merits and effect of the amendments contemplated by this Agreement, including, without limitation:

(i)	the impact of those amendments on the payments to be made under the Amended Facility Agreement (and under any associated transaction, including any hedging or derivative transaction entered into or to be entered into in relation to the Amended Facility Agreement);

3

(ii)	the administration of, submission of data to, or any other matter related to, any rate referred to in, or contemplated by, the Amended Facility Agreement;

(iii)	the suitability of any rate referred to in, or contemplated by, the Amended Facility Agreement for any Obligor or any entity related to it; or

(iv)	the composition or characteristics of any rate referred to in, or contemplated by, the Amended Facility Agreement, including whether it is similar to, produces the same value or economic equivalence to, or has the same volume or liquidity as, any rate which it replaces (in whole or in part).

(b)	The Lender makes no representation or warranty as to any matter referred to in sub-paragraph (a) above. Each Obligor agrees that it has not entered into this Agreement in reliance on any such representation or warranty from the Lender, acknowledges that it is responsible for taking its own advice in relation to this Agreement and the matters referred to in sub- paragraph (a) above and agrees that it has not received or relied upon any such advice from the Lender, and waives all rights and remedies in respect of those matters.

4.	Amendments

4.1	Amendments

(a)	On and from the Effective Date, the amendments set out in Schedule 1 will take effect and will override any contrary provisions in the Facility Agreement.

(b)	This Agreement shall be read together with the Facility Agreement and, if there is any conflict between this Agreement and any other provision of any Finance Document, this Agreement will prevail (without prejudice to any rights or obligations accruing before the Effective Date).

4.2	Consents

Each Obligor:

(a)	accepts and agrees to be bound by the terms and conditions of this Agreement;

(b)	confirms that on and from the Effective Date, the definition of, and references throughout each of the Finance Documents to, the Facility Agreement shall be construed as if the same referred to the Amended Facility Agreement; and

(c)	acknowledges and agrees that each Finance Document to which it is a party shall remain in full force and effect and (in the case of each Finance Document granting Security and/or a guarantee) shall, on and from the Effective Date, continue to secure or, as applicable, guarantee:

(i)	the payment of all amounts owing from time to time by each Borrower under the Amended Facility Agreement; and

(ii)	the performance and observance by each Borrower of obligations under the Amended Facility Agreement and the other Finance Documents,

notwithstanding the amendments to the Facility Agreement made by this Agreement.

4.3	Security confirmation

On the Effective Date, each Obligor confirms that:

(a)	any Security created by it under the Finance Documents extends to the obligations of the relevant Obligors under the Amended Facility Agreement and the other Finance Documents and shall, on and from the Effective Date, continue to secure or, as applicable, guarantee:

(i)	the payment of all amounts owing from time to time by each Borrower under the Amended Facility Agreement; and

4

(ii)	the performance and observance by each Borrower of obligations under the Amended Facility Agreement and the other Finance Documents,

notwithstanding the amendments to the Facility Agreement made by this Agreement;

(b)	the obligations of the relevant Obligors under the Amended Facility Agreement are included in the Secured Liabilities;

(c)	the Security created under the Finance Documents continues in full force and effect on the terms of the respective Finance Documents; and

(d)	this Security confirmation neither creates nor purports to create a registrable Security.

4.4	Finance Documents to remain in full force and effect

The Finance Documents shall remain in full force and effect and, from the Effective Date:

(a)	the Facility Agreement and the applicable provisions of this Agreement will be read and construed as one document;

(b)	any reference to the Facility Agreement contained in any of the Finance Documents shall be read as a reference to the Facility Agreement as amended and/or supplemented by this Agreement and as may further be amended or supplemented from time to time; and

(c)	except to the extent expressly waived by the amendments effected by this Agreement, no waiver is given by this Agreement and the Lender expressly reserves all its rights and remedies in respect of any breach of, or default (however described) under the Finance Documents.

5.	Miscellaneous

5.1	Costs and expenses

The Borrowers shall, on demand, pay the Lender the amount of all costs and expenses (including legal fees) incurred by it in connection with the negotiation, preparation, printing and execution of this Agreement and any other documents referred to in this Agreement.

5.2	Counterparts

This Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

6.	Governing Law and Jurisdiction

6.1	Governing law

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

6.2	Jurisdiction

The provisions of clause 47 of the Facility Agreement shall apply to this Agreement as if they were expressly incorporated herein with any necessary modifications.

5

Please confirm your agreement to the terms of this Agreement by signing where indicated below.

Yours faithfully

/s/ Andreas Mitsiopoulos
Andreas Mitsiopoulos

/s/ Sarri Aikaterini
Sarri Aikaterini
Duly authorised on behalf of
NATIONAL BANK OF GREECE S.A.
as Lender

6

We hereby acknowledge receipt of the above Agreement and confirm our agreement to its terms.

THE BORROWERS

SIGNED	)
by Thaleia Kalafati	)
duly authorised for and on behalf of	)
NELLMARE MARINE LTD	)	/s/ Thaleia Kalafati
Attorney-in-fact

SIGNED	)
by Thaleia Kalafati	)
duly authorised for and on behalf of	)
ANASSA NAVIGATION S.A.	)	/s/ Thaleia Kalafati
Attorney-in-fact

THE HEDGE GUARANTORS

SIGNED	)
by Thaleia Kalafati	)
duly authorised for and on behalf of	)
NELLMARE MARINE LTD	)	/s/ Thaleia Kalafati
Attorney-in-fact

SIGNED	)
by Thaleia Kalafati	)
duly authorised for and on behalf of	)
ANASSA NAVIGATION S.A.	)	/s/ Thaleia Kalafati
Attorney-in-fact

THE CORPORATE GUARANTOR

SIGNED	)
by Thaleia Kalafati	)
duly authorised for and on behalf of	)
OKEANIS ECO TANKERS CORP.	)	/s/ Thaleia Kalafati
Attorney-in-fact

Date: 29 June 2023

7

SCHEDULE 1

PART 1
OPERATIVE PROVISIONS

1.	RATE SWITCH

1.1	Switch to Term Reference Rate

Subject to Paragraph 1.2 (Delayed switch for existing LIBOR Loans) below, on and from the Rate Switch Date:

(a)	the use of the Term Reference Rate will replace the use of LIBOR for the calculation of interest for any Loan or Unpaid Sum; and

(b)	any Loan or Unpaid Sum shall be a Term SOFR Loan and Paragraph 2.1 (Calculation of interest – Term SOFR Loans) below shall apply to such Loan or Unpaid Sum.

1.2	Delayed switch for existing LIBOR Loans

If the Rate Switch Date falls before the last day of an Interest Period for a LIBOR Loan:

(a)	that Loan or Unpaid Sum (as applicable) shall continue to be a LIBOR Loan for that Interest Period and the clause headed "Calculation of interest" in the Facility Agreement (or, in the absence of such clause, any provision in the Facility Agreement setting out the rate of interest on a LIBOR Loan) shall continue to apply to such Loan or Unpaid Sum (as applicable) for that Interest Period;

(b)	any provision of this Part 1 which is expressed to relate solely to a Term SOFR Loan shall not apply in relation to such Loan or Unpaid Sum (as applicable) for that Interest Period; and

(c)	on and from the first day of the next Interest Period (if any) for such Loan or Unpaid Sum (as applicable):

(i)	such Loan or Unpaid Sum (as applicable) shall be a Term SOFR Loan; and

(ii)	Paragraph 2.1 (Calculation of interest – Term SOFR Loans) below shall apply to it.

1.3	Optional Switch to Compounded Reference Rate

(a)	Subject to Paragraph 1.4 (Delayed switch for existing Term SOFR Loans) and provided that the Lender has notified the Borrowers that offers the Compounded Reference Rate), the Borrowers may elect to switch the basis on which interest is calculated on the Loan from the Term Reference Rate to the Compounded Reference Rate by giving the Lender not less than 60 days' notice in writing specifying the date (which must be the first day of an Interest Period) on which they wish the switch to occur (the Second Rate Switch Date), and on and from the Second Rate Switch Date:

(i)	use of the Compounded Reference Rate will replace the use of the Term Reference Rate for the calculation of interest for all Loans and any Unpaid Sum; and

(ii)	all Loans and any Unpaid Sum shall be a Compounded Rate Loan and Paragraph 2.2 (Calculation of interest – Compounded Rate Loans) shall apply to such Loan or Unpaid Sum.

(b)	The Borrowers will be permitted to exercise the option pursuant to this Paragraph 1.3 on one occasion only.

8

1.4	Delayed switch for existing Term SOFR Loans

If the Second Rate Switch Date falls before the last day of an Interest Period for a Term SOFR Loan:

(a)	that Loan or Unpaid Sum (as applicable) shall continue to be a Term SOFR Loan for that Interest Period and Paragraph 2.1 (Calculation of interest – Term SOFR Loans) below shall apply to it for that Interest Period;

(b)	any provision of this Part 1 which is expressed to relate solely to a Compounded Rate Loan shall not apply in relation to such Loan or Unpaid Sum (as applicable) for that Interest Period; and

(c)	on and from the first day of the next Interest Period (if any) for such Loan or Unpaid Sum (as applicable):

(i)	such Loan or Unpaid Sum (as applicable) shall be a Compounded Rate Loan; and

(ii)	Paragraph 2.2 (Calculation of interest – Compounded Rate Loans) below shall apply to it.

2.	INTEREST

2.1	Calculation of interest – Term SOFR Loans

The rate of interest on each Term SOFR Loan for any day during an Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a)	Margin; and

(b)	Term Reference Rate for that day.

2.2	Calculation of interest – Compounded Rate Loans

(a)	The rate of interest on each Compounded Rate Loan for any day during an Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(i)	Margin; and

(ii)	Compounded Reference Rate for that day.

(b)	If any day during an Interest Period for a Compounded Rate Loan is not a RFR Banking Day, the rate of interest on that Compounded Rate Loan for that day will be the rate applicable to the immediately preceding RFR Banking Day.

2.3	Payment of interest

The Borrowers shall pay accrued interest on the Loan or any part of the Loan on the earlier of the date falling on the last day of each Interest Period and the next Repayment Date.

2.4	Notifications

(a)	The Lender shall promptly notify the Borrowers of the determination of a rate of interest relating to a Term SOFR Loan.

(b)	The Lender shall promptly upon a Compounded Rate Interest Payment being determinable, notify the Borrowers of:

(i)	the Compounded Rate Interest Payment;

9

(ii)	the applicable rate of interest relating to the determination of that Compounded Rate Interest Payment; and

(iii)	to the extent it is then determinable, of the Compounded Market Disruption Rate (if any) relating to the relevant Compounded Rate Loan.

This sub-paragraph (b) shall not apply to any Compounded Rate Interest Payment determined pursuant to Paragraph 4.4 (Cost of funds) below.

(c)	The Lender shall promptly notify the Borrowers of the determination of a rate of interest relating to a Compounded Rate Loan to which Paragraph 4.4 (Cost of funds) below applies.

(d)	This Paragraph 2.4 (Notifications) shall not require the Lender to make any notification to any party to the Facility Agreement on a day which is not a Business Day.

3.	INTEREST PERIODS

3.1	Selection of Interest Periods for a Term SOFR Loan or a Compounded Rate Loan

(a)	The Borrowers may select an Interest Period:

(i)	for a Term SOFR Loan, a period of 1 or 3 months; and

(ii)	for a Compounded Rate Loan, any period specified in the Benchmark Terms.

(b)	If the Borrowers fail to select an Interest Period in accordance with the Facility Agreement or the Facility Agreement does not provide for selection of Interest Periods by the Borrower, the relevant Interest Period will be:

(i)	for a Term SOFR Loan, a period of 1 or 3 months or such other period as the Lender may specify; and

(ii)	for a Compounded Rate Loan, the period specified in the Benchmark Terms as the Interest Period in absence of selection.

(c)	Sub-paragraph (a) and (b) above are subject to any provision in the Facility Agreement allowing the Borrowers or the Lender to shorten an Interest Period for any Loan.

(d)	No Interest Period shall be longer than:

(i)	12 Months, for a LIBOR Loan;

(ii)	3 Months for a Term SOFR Loan or a Compounded Rate Loan.

3.2	Non-Business Days

(a)	Other than where sub-paragraph (b) below applies, if an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	In respect of a Compounded Rate Loan, if there are rules specified as Business Day Conventions in the Benchmark Terms, those rules shall apply to each Interest Period for that Compounded Rate Loan.

10

4.	CHANGES TO THE CALCULATION OF INTEREST

4.1	Unavailability of Term SOFR

(a)	Interpolated Term SOFR: If no Term SOFR is available for the Interest Period of a Term SOFR Loan, the applicable Term Reference Rate shall be the Interpolated Term SOFR for a period equal in length to the Interest Period of that Term SOFR Loan.

(b)	Historic Term SOFR: If no Term SOFR is available for the Interest Period of a Term SOFR Loan and it is not possible to calculate the Interpolated Term SOFR, the applicable Term Reference Rate shall be the Historic Term SOFR for that Term SOFR Loan.

(c)	Interpolated Historic Term SOFR: If paragraph (b) above applies but no Historic Term SOFR is available for the Interest Period of a Term SOFR Loan, the applicable Term Reference Rate shall be the Interpolated Historic Term SOFR for a period equal in length to the Interest Period of that Term SOFR Loan.

(d)	Cost of funds: If paragraph (c) above applies but it is not possible to calculate the Interpolated Historic Term SOFR, there shall be no Term Reference Rate for that Term SOFR Loan and Paragraph 4.4 (Cost of funds) below shall apply to that Term SOFR Loan for that Interest Period.

4.2	Interest calculation if no RFR

If:

(a)	there is no applicable RFR for the purposes of calculating the Cumulative Compounded RFR Rate for an RFR Banking Day during an Interest Period for a Compounded Rate Loan; and

(b)	Cost of funds will apply as a fallback is specified in the Benchmark Terms,

Paragraph 4.4 (Cost of funds) below shall apply to that Compounded Rate Loan for that Interest Period.

4.3	Market disruption

(a)	In the case of a Term SOFR Loan, if, before close of business in Athens on the Term SOFR Quotation Day, the Lender determines (in its sole discretion) that its cost of funds relating to its participation in that Term SOFR Loan would be in excess of the Term Market Disruption Rate then Paragraph 4.4 (Cost of funds) below shall apply to that Term SOFR Loan for the relevant Interest Period.

(b)	In the case of a Compounded Rate Loan, if:

(i)	a Market Disruption Rate is specified in the Benchmark Terms; and

(ii)	before the Reporting Time for that Compounded Rate Loan, the Lender determines (in its sole discretion) that its cost of funds relating to its participation in that Compounded Rate Loan would be in excess of that Market Disruption Rate, then Paragraph 4.4 (Cost of funds) below shall apply to that Compounded Rate Loan for the relevant Interest Period.

4.4	Cost of funds

(a)	If this Paragraph 4.4 (Cost of funds) applies to a Term SOFR Loan or a Compounded Rate Loan for an Interest Period, neither Paragraph 2.1 (Calculation of interest – Term SOFR Loans) nor Paragraph 2.2 (Calculation of interest – Compounded Rate Loans) above shall apply to that Term SOFR Loan or that Compounded Rate Loan (as the case may be) for that Interest Period and the rate of interest on that Term SOFR Loan or that Compounded Rate Loan (as the case may be) for the relevant Interest Period shall be the percentage rate per annum which is the sum of:

(i)	the Margin; and

11

(ii)	the rate which expresses as a percentage rate per annum the Lender's cost of funds relating to its participation in that Term SOFR Loan or that Compounded Rate Loan (as the case may be).

(b)	If this Paragraph 4.4 (Cost of funds) applies and the Lender or the Borrowers so require, the Lender and the Borrowers shall enter into negotiations (for a period of not more than 30 days) with a view to agreeing a substitute basis for determining the rate of interest or (as the case may be) an alternative basis for funding.

(c)	Any substitute or alternative basis agreed pursuant to paragraph (b) above shall be binding on all parties to the Facility Agreement.

(d)	If paragraph (e) below does not apply and any rate determined under sub-paragraph (ii) of paragraph (a) above is less than zero, the relevant rate shall be deemed to be zero.

(e)	If this Paragraph 4.4 (Cost of funds) applies pursuant to Paragraph 4.3 (Market disruption) and:

(i)	in relation to a Term SOFR Loan:

(A)	the Lender's Funding Rate is less than the relevant Term Market Disruption Rate; or

(B)	the Lender does not determine (in its sole discretion) a rate by the time specified in sub-paragraph (ii) of paragraph (a) above,

the Lender's cost of funds relating to its participation in the relevant Term SOFR Loan for that Interest Period shall be deemed, for the purposes of sub-paragraph (ii) of paragraph (a) above, to be the Term Market Disruption Rate for that Term SOFR Loan;

(ii)	in relation to a Compounded Rate Loan:

(A)	the Lender's Funding Rate is less than the relevant Compounded Market Disruption Rate; or

(B)	the Lender does not determine (in its sole discretion) a rate by the time specified in sub-paragraph (ii) of paragraph (a) above,

the Lender's cost of funds relating to its participation in the relevant Compounded Rate Loan for that Interest Period shall be deemed, for the purposes of sub-paragraph (ii) of paragraph (a) above, to be the Compounded Market Disruption Rate for that Compounded Rate Loan.

(f)	If this Paragraph 4.4 (Cost of funds) applies, the Lender shall, as soon as practicable, notify the Borrowers.

4.5	Break Costs

(a)	Subject to paragraph (b) below, the Borrowers shall, within 3 Business Days of demand by the Lender, pay to the Lender its Break Costs (if any) attributable to all or any part of a Term SOFR Loan or a Compounded Rate Loan being paid by the Borrowers on a day prior to the last day of an Interest Period for that Term SOFR Loan or that Compounded Rate Loan.

12

(b)	Paragraph (a) above shall apply in respect of a Compounded Rate Loan if an amount is specified as Break Costs in the Benchmark Terms.

5.	VOLUNTARY PREPAYMENTS OF ANY COMPOUNDED RATE LOAN

Any voluntary prepayment of any Loan (in whole or in part) permitted by the Facility Agreement may, in the case of a Compounded Rate Loan, only be made if the Borrowers give the Lender not less than 10 RFR Banking Days' (or such shorter period as the Lender may agree) prior notice.

6.	DAY COUNT CONVENTION AND INTEREST CALCULATION

6.1	Any interest, commission or fee accruing under a Finance Document in respect of a Term SOFR Loan or a Compounded Rate Loan will accrue from day to day and the amount of any such interest, commission or fee is calculated:

(a)	on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Market differs, in accordance with that market practice; and

(b)	subject to sub-paragraph 6.2 below, without rounding.

6.2	The aggregate amount of any accrued interest, commission or fee which is, or becomes, payable by an Obligor under a Finance Document shall be rounded to 2 decimal places.

7.	RETENTION ACCOUNTS

If the Loan is a Compounded Rate Loan, the amount in respect of interest to paid to any Retention Account shall be paid as follows in respect of each Interest Period in excess of one Month:

(a)	such amount shall be paid each Month (and shall be applied against the interest required to be paid at the end of the relevant Interest Period) and be:

(i)	calculated based on the amount which had been paid in the previous Interest Period; and

(ii)	cleared by the Lender within reasonable time following relevant notice to the Borrowers.

(b)	If the amount paid, under this Paragraph 7 is in excess of the amount of interest required to be paid at the end of the relevant Interest Period, the relevant excess amount shall be retained in the Retention Account and such amount shall be calculated against the interest in respect of the next Interest Period.

(c)	If this Paragraph 7 applies, the Borrowers and the Lender shall agree in good faith discussions, the amount of Interest to be paid for the first Interest Period for such Compounded Rate Loan.

(d)	The Borrowers irrevocably authorise the Lender to make the transfers required under this Paragraph 7 (or, if applicable, to instruct the relevant account holder to make such transfers) if the Borrowers fail to effect such transfers within 15 days from the date they are required to be made under this Paragraph 7.

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8.	MISCELLANEOUS

8.1	Any Compounded Rate Supplement and any Compounding Methodology Supplement shall be a Finance Document.

8.2	After the Rate Switch Date, any reference in the Amended Facility Agreement to the London Interbank Market shall be deemed to be to the Relevant Market.

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PART 2
General Definitions and Construction

1.	Definitions

In this Agreement:

Additional Business Day means any day specified as such in the Benchmark Terms.

Benchmark Terms means the terms set out in Part 3 (Benchmark Terms) of this Schedule 1 or in any Compounded Rate Supplement.

Break Costs means:

(a)	in respect of any Term SOFR Loan the amount (if any) by which:

(i)	the interest which the Lender should have received for the period from the date of receipt of all or any part of its participation in the relevant Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds

(ii)	the amount which the Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period; and

(b)	in respect of any Compounded Rate Loan, any amount specified as such in the Benchmark Terms.

Business Day means:

(a)

(i)	if the Facility Agreement contains a definition of Business Day, any day falling within that definition; or

(ii)	if the Facility Agreement does not contain a definition of Business Day, a day (other than a Saturday or a Sunday) on which banks are open for general business in London, Athens, Piraeus and New York, and in respect of a day on which a payment is required to be made in Dollars under a Finance Document, also in New York City; and

(b)	in addition, in relation to:

(i)	the fixing of an interest rate for a Term SOFR Loan;

(ii)	any date for payment of an amount relating to a Compounded Rate Loan; or

(iii)	the determination of the first day or the last day of an Interest Period for a Compounded Rate Loan or otherwise in relation to the determination of the length of or rate for such an Interest Period, which is an Additional Business Day relating to that Term SOFR Loan or Compounded Rate Loan (as the case may be).

Compounded Market Disruption Rate means the rate specified as such in the Benchmark Terms.

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Compounded Rate Interest Payment means the aggregate amount of interest that:

(a)	is, or is scheduled to become, payable under any Finance Document; and

(b)	relates to a Compounded Rate Loan.

Compounded Rate Loan means the Loan, or, if applicable, Unpaid Sum which is, or becomes, a Compounded Rate Loan pursuant to Paragraph 1.3 (Optional Switch to Compounded Reference Rate) of Part 1 (Operative Provisions) of this Schedule 1.

Compounded Rate Supplement means a document which:

(a)	is agreed in writing by the Borrowers and the Lender;

(b)	specifies the relevant terms which are expressed in this Agreement to be determined by reference to Benchmark Terms; and

(c)	has been made available to the Borrowers and the Lender.

Compounded Reference Rate means, in relation to any RFR Banking Day during the Interest Period of a Compounded Rate Loan, the percentage rate per annum which is the Cumulative Compounded RFR Rate for that RFR Banking Day, provided that, if such rate is below zero, such rate will be deemed to be zero.

Compounding Methodology Supplement means, in relation to the Cumulative Compounded RFR Rate, a document which:

(a)	is agreed in writing by the Borrowers and the Lender;

(b)	specifies a calculation methodology for that rate; and

(c)	has been made available to the Borrowers and the Lender.

Cumulative Compounded RFR Rate means, in relation to an Interest Period for a Compounded Rate Loan, the percentage rate per annum determined by the Lender (in its sole discretion) in accordance with the methodology set out in Part 4 (Cumulative Compounded RFR Rate) of this Schedule 1 or in any relevant Compounding Methodology Supplement.

Daily Rate means the rate specified as such in the Benchmark Terms.

Dollars and $ mean the lawful currency for the time being of the United States of America.

Finance Document means:

(a)	if the Facility Agreement contains a definition of "Finance Document", any document falling within that definition; or

(b)	if the Facility Agreement does not contain a definition of "Finance Document":

(i)	the Facility Agreement;

(ii)	any mandate letter or fee letter entered into in relation to the Facility Agreement;

(iii)	any document under which any guarantee, Security or other assurance against loss is provided in relation to amounts owing under the Facility Agreement or any other Finance Document;

(iv)	any document under which any Obligor becomes a party to the Facility Agreement or ceases to be a party to the Facility Agreement;

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(v)	any master agreement, confirmation, schedule or other agreement entered into by an Obligor for the purpose of hedging interest payable under the Facility Agreement;

(vi)	any document expressing any intercreditor arrangement, priority arrangement in relation to Security or any similar agreement between the Lender and any creditors of an Obligor;

(vii)	this Agreement; and

(viii)	any other document designated as a "Finance Document" by the Lender and the Borrowers;

(c)	any Benchmark Terms Supplement; and

(d)	any Compounding Methodology Supplement.

Funding Rate means, in relation to any Term SOFR Loan or a Compounded Rate Loan, any individual rate determined by the Lender (in its sole discretion) pursuant to sub-paragraph (a)(ii) of Paragraph 4.4 (Cost of funds) of Part 1 (Operative Provisions) of this Schedule 1.

Historic Term SOFR means, in relation to any Term SOFR Loan, the most recent applicable Term SOFR for a period equal in length to the Interest Period of that Term SOFR Loan and which is as of a day which is no more than 3 Additional Business Days before the Term SOFR Quotation Day.

Interest Period means, in relation to any Term SOFR Loan or a Compounded Rate Loan, the period determined pursuant to Paragraph 3 (Interest Periods) of Part 1 (Operative Provisions) of this Schedule 1.

Interpolated Historic Term SOFR means, in relation to any Term SOFR Loan, the rate (rounded to the same number of decimal places as Term SOFR) which results from interpolating on a linear basis between:

(a)	either:

(i)	the most recent applicable Term SOFR (as of a day which is not more than 3 Additional Business Days before the Term SOFR Quotation Day) for the longest period (for which Term SOFR is available) which is less than the Interest Period of that Term SOFR Loan; or

(ii)	if no such Term SOFR is available for a period which is less than the Interest Period of that Term SOFR Loan, the most recent RFR for a day which is no more than 5 Additional Business Days (and no less than 3 Additional Business Days) before the Term SOFR Quotation Day; and

(b)	the most recent applicable Term SOFR (as of a day which is not more than 3 Additional Business Days before the Term SOFR Quotation Day) for the shortest period (for which Term SOFR is available) which exceeds the Interest Period of that Term SOFR Loan.

Interpolated Term SOFR means, in relation to any Term SOFR Loan, the rate (rounded to the same number of decimal places as Term SOFR) which results from interpolating on a linear basis between:

(a)	either:

(i)	the applicable Term SOFR (as of the Term SOFR Quotation Day) for the longest period (for which Term SOFR is available) which is less than the Interest Period of that Term SOFR Loan; or

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(ii)	if no such Term SOFR is available for a period which is less than the Interest Period of that Term SOFR Loan, the RFR for the day which is 3 Additional Business Days before the Term SOFR Quotation Day; and

(b)	the applicable Term SOFR (as of the Term SOFR Quotation Day) for the shortest period (for which Term SOFR is available) which exceeds the Interest Period of that Term SOFR Loan.

Lender means

(a)	if the Facility Agreement contains a definition of Lender or Bank the meaning given to that term in that definition (as applicable); or

(b)	if the Facility Agreement does not contain a definition of Lender or Bank, any person who has participated in a Loan.

LIBOR Loan means a Loan or, if applicable, Unpaid Sum which is not a Term SOFR Loan or a Compounded Rate Loan.

Loan means any amount borrowed and outstanding under the Finance Documents whether defined in the Facility Agreement as a Loan, part of the Loan, an Advance, a Tranche or a Drawing.

Lookback Period means the number of days specified as such in the Benchmark Terms.

Margin

(a)	has, if the Facility Agreement contains a definition of Margin, the meaning given to it in that definition; or

(b)	if the Facility Agreement does not contain a definition of Margin, means any margin, spread, or any other amount which, prior to the Rate Switch Date, was added to LIBOR to calculate any interest or other amount under the Facility Agreement.

Market Disruption Rate means the Term Market Disruption Rate or the Compounded Market Disruption Rate (as the case may be).

Month means, in relation to an Interest Period for a Term SOFR Loan, the meaning given to it in the Facility Agreement and, in relation to an Interest Period for a Compounded Rate Loan (as the case may be) (or any other period for the accrual of commission or fees at a time when interest under this Agreement is being calculated pursuant to Paragraph 2.2 (Calculation of interest – Compounded Rate Loans)), a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, subject to adjustment in accordance with the rules specified as Business Day Conventions in the Benchmark Terms.

Rate Switch Date means 30 June 2023 or any other date agreed as such between the Lender and the Borrowers.

Relevant Market means the market specified as such in the Benchmark Terms.

Reporting Day means the day specified as such in the Benchmark Terms.

Reporting Time means the relevant time (if any) specified as such in the Benchmark Terms.

Retention Account has, if the Finance Documents contain a definition of "Retention Account", the meaning given to that term in that definition (as applicable).

RFR means the rate specified as such in the Benchmark Terms.

RFR Banking Day means any day specified as such in the Benchmark Terms.

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Second Rate Switch Date has the meaning given to it in Paragraph 1.3 (Optional Switch to Compounded Reference Rate) of Part 1 (Operative Provisions) of this Schedule 1.

Secured Liabilities

(a)	has, if the Finance Documents contain a definition of "Secured Liabilities" or "Secured Obligations", the meaning given to that term in that definition (as applicable); or

(b)	if the Finance Documents do not contain a definition of "Secured Liabilities" or "Secured Obligations", means all present and future obligations and liabilities (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of the security providers or the Obligors (as the case may be) to the Lender under or in connection with the Finance Documents.

Security

(a)	has, if the Facility Agreement contains a definition of "Security" or "Security Interest", the meaning given to that term in that definition (as applicable); or

(b)	if the Facility Agreement does not contain a definition of "Security" or "Security Interest", means any mortgage, charge, pledge, lien or other security interest (in any jurisdiction) which secures any obligation of any person, or any other agreement or arrangement having a similar effect.

Term Market Disruption Rate means the percentage rate per annum which is the Term Reference Rate.

Term Reference Rate means, in relation to any Term SOFR Loan:

(a)	the applicable Term SOFR as of the Term SOFR Quotation Day and for a period equal in length to the Interest Period of that Term SOFR Loan; or

(b)	as otherwise determined pursuant to Paragraph 4.1 (Unavailability of Term SOFR) of Part 1 (Operative Provisions) of this Schedule 1,

and if, in either case, that rate is less than zero, the Term Reference Rate shall be deemed to be zero.

Term SOFR means the Term SOFR reference rate administered by CME Group Benchmark Administration Limited (or any other person which takes over the administration of that rate) for the relevant period published (before any correction, recalculation or republication by the administrator) by CME Group Benchmark Administration Limited (or any other person which takes over the publication of that rate).

Term SOFR Loan means any Loan or, if applicable, Unpaid Sum which is, or becomes, a Term SOFR Loan pursuant to Paragraph 1 (Rate Switch) of Part 1 (Operative Provisions) of this Schedule 1 and has not a Compounded Rate Loan pursuant to Paragraph 1.3 (Optional Switch to Compounded Reference Rate) of Part 1 (Operative Provisions) of this Schedule 1.

Term SOFR Quotation Day means, in relation to any period for which an interest rate is to be determined in respect of a Term SOFR Loan, 2 Additional Business Days before the first day of that period (unless market practice differs in the relevant syndicated loan market, in which case the Term SOFR Quotation Day will be determined by the Lender (in its sole discretion) in accordance with that market practice (and if quotations would normally be given on more than one day, the Term SOFR Quotation Day will be the last of those days)).

Unpaid Sum:

(a)	has, if the Facility Agreement contains a definition of Unpaid Sum, the meaning given to it in that definition; or

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(b)	if the Facility Agreement does not contain a definition of Unpaid Sum, means any sum due and payable but unpaid by an Obligor under the Finance Documents, howsoever defined (if at all).

2.	Construction

(a)	Unless a contrary indication appears, a reference in this Agreement to:

(i)	a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(ii)	a provision of law is a reference to that provision as amended or re-enacted from time to time;

(iii)	the Lender's cost of funds in relation to any Term SOFR Loan or any Compounded Rate Loan is a reference to the average cost (determined either on an actual or a notional basis) which the Lender would incur if it were to fund, from whatever source(s) it may reasonably select, an amount equal to the amount of that participation in that Term SOFR Loan or that Compounded Rate Loan (as the case may be) for a period equal in length to the Interest Period of that Term SOFR Loan or that Compounded Rate Loan (as the case may be); and

(iv)	a page or screen of an information service displaying a rate shall include:

(A)	any replacement page of that information service which displays that rate; and

(B)	the appropriate page of such other information service which displays that rate from time to time in place of that information service,

and, if such page or service ceases to be available, shall include any other page or service displaying that rate specified by the Lender after consultation with the Borrowers.

(b)	Any Compounded Rate Supplement overrides anything in:

(i)	Part 3 (Benchmark Terms) of this Schedule 1; or

(ii)	any earlier Compounded Rate Supplement.

(c)	A Compounding Methodology Supplement relating to the Cumulative Compounded RFR Rate overrides anything relating to that rate in:

(i)	Part 4 (Cumulative Compounded RFR Rate) of this Schedule 1, as the case may be; or

(ii)	any earlier Compounding Methodology Supplement.

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PART 3
Benchmark Terms

Cost of funds as a fallback	Cost of funds will apply as a fallback.

Definitions

Additional Business Days:	An RFR Banking Day.

Break Costs:	Any cost or amount which is incurred or suffered by the Lender (as reasonably determined by it) to the extent that it is attributable to a payment by the Borrowers to the Lender of any amount of principal due or which would have become due under this Agreement prior to the date upon which such amount should have been repaid in accordance with the terms and conditions of this Agreement.

Business Day Conventions (definition of "Month" and Paragraph 3.2 (Non-Business Days) of Part 1 (Operative Provisions) of this Schedule 1:	(a) If any period is expressed to accrue by reference to a Month or any number of Months then, in respect of the last Month of that period:

(i) subject to sub-paragraph (iii) below, if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(ii) if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(iii) if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

(b) If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

Daily Rate:	The Daily Rate for any RFR Banking Day is the RFR for that RFR Banking Day rounded to 4 decimal places and if that rate is less than zero, the Daily Rate shall be deemed to be such a rate that is zero.

Lookback Period:	5 RFR Banking Days.

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Market Disruption Rate:	The percentage rate per annum which is the Cumulative Compounded RFR Rate for the Interest Period of the relevant Compounded Rate Loan.

Relevant Market:	The market for overnight cash borrowing collateralised by US Government securities.

Reporting Day:	The Business Day which follows the day which is the Lookback Period prior to the last day of the Interest Period.

Interest Periods

Length of Interest Period in absence of selection	1 or 3 months or such other period as the Lender may specify.

Periods capable of selection as Interest Periods	1 or 3 months.

Reporting Times

Deadline for Lender to report market disruption in accordance with Paragraph 4.3 (Market disruption) of Part 1 (Operative Provisions) of this Schedule 1	Close of business in London on the Reporting Day for the relevant Compounded Rate Loan.

Deadline for Lender to report its cost of funds in accordance with Paragraph 4.4 (Cost of funds) of Part 1 (Operative Provisions) of this Schedule 1	Close of business on the date falling 3 Business Days after the Reporting Day for the relevant Compounded Rate Loan (or, if earlier, on the date falling 3 Business Days before the date on which interest is due to be paid in respect of the Interest Period for that Compounded Rate Loan).

RFR:	The secured overnight financing rate (SOFR) administered by the Federal Reserve Bank of New York (or any other person which takes over the administration of that rate) published by the Federal Reserve Bank of New York (or any other person which takes over the publication of that rate).

RFR Banking Day:

Any day other than:

(a)           a Saturday or Sunday; and

(b)           a day on which the Securities Industry and Financial Markets Association (or any successor organisation) recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States Government securities.

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PART 4
Cumulative Compounded RFR Rate

BASIC ASSUMPTIONS

1	For every non RFR Banking Day, the Compounded RFR Rate for the previous RFR Banking Day is applicable.

2	Interest due is calculated on the basis of actual number of days elapsed and a year of 360 days.

ADDITIONAL DEFINITION

Cumulation Period means every calendar day of the period commencing five (5) RFR Banking Days before the beginning of any Interest Period and ending 5 RFR Banking Days before the termination of such Interest Period.

CALCULATION METHOD

The Annualized Cumulative Compounded Daily Rate for every Interest Period is calculated as follows:

Where:

ncd means the number of calendar days in a Cumulation Period i.e. including the first day of the Cumulation Period but excluding the last one.

Daily Rate i means for every calendar day of the Cumulation Period, the Daily Rate of the RFR Banking Day.

means the product of the rates arising out of the calculation of the parenthesis of the aforementioned mathematical formula  for every calendar day of the Cumulation Period, i.e. including the first day of the Cumulation Period but excluding the last one.

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SCHEDULE 2
Conditions precedent

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